   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 1994
                                                      REGISTRATION NOS. 33-51317
                                                                        33-47867

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                   POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-1


                    TO REGISTRATION STATEMENT (NO. 33-51317)


                                      AND


                   POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-1


                    TO REGISTRATION STATEMENT (NO. 33-47867)

                        UNDER THE SECURITIES ACT OF 1933
                          ---------------------------

                            LEAR SEATING CORPORATION
             (Exact name of Registrant as specified in its charter)

          DELAWARE                           3714                          13-3386776
(State or other jurisdiction     (Primary Standard Industrial            (IRS Employer
              of                 Classification Code Number)          Identification No.)
      incorporation or
        organization)

                              21557 TELEGRAPH ROAD
                           SOUTHFIELD, MICHIGAN 48034
                                 (810) 746-1500
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             JAMES H. VANDENBERGHE
                              21557 TELEGRAPH ROAD
                           SOUTHFIELD, MICHIGAN 48034
                                 (810) 746-1500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          ---------------------------

                                   Copies to:

              Bruce A. Toth                                   David O. Brownwood
             Winston & Strawn                               Cravath, Swaine & Moore
            35 W. Wacker Drive                                 825 Eighth Avenue
         Chicago, Illinois 60601                           New York, New York 10019
              (312) 558-5600                                    (212) 474-1000

                          ---------------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /
                          ---------------------------


     PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE MARKET-MAKING PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT, WHICH IS A COMBINED MARKET-MAKING PROSPECTUS TO BE USED BY LEHMAN BROTHERS INC. IN CONNECTION WITH CERTAIN MARKET-MAKING TRANSACTIONS, RELATES TO MARKET-MAKING TRANSACTIONS REGISTERED UNDER THE REGISTRANT'S REGISTRATION STATEMENTS (NO. 51317) AND (NO. 47867).

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            LEAR SEATING CORPORATION

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K


                    ITEM OF FORM S-1                       PROSPECTUS CAPTION OR LOCATION
       -------------------------------------------   -------------------------------------------
  1.   Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus.....   Outside Front Cover Page
  2.   Inside Front and Outside Back Cover Pages
       of Prospectus..............................   Inside Front Cover Page; Outside Back Cover
                                                     Page; Available Information
  3.   Summary Information, Risk Factors and Ratio
       of Earnings to Fixed Charges...............   Prospectus Summary; Certain Considerations;
                                                     Selected Financial Data
  4.   Use of Proceeds............................   Not Applicable
  5.   Determination of Offering Price............   Not Applicable
  6.   Dilution...................................   Not Applicable
  7.   Selling Security Holders...................   Not Applicable
  8.   Plan of Distribution.......................   Outside Front Cover Page; Plan of
                                                     Distribution
  9.   Description of Securities to be
       Registered.................................   Outside Front Cover Page; Prospectus
                                                     Summary; Description of the Notes;
                                                     Description of the Senior Subordinated
                                                     Notes
 10.   Interests of Named Experts and Counsel.....   Legal Matters; Experts
 11.   Information with Respect to the
       Registrants................................   Outside Front Cover Page; Prospectus
                                                     Summary; Certain Considerations;
                                                     Capitalization; Selected Financial Data;
                                                     Pro Forma Financial Data; Management's
                                                     Discussion and Analysis of Financial
                                                     Condition and Results of Operations of the
                                                     Company; Business; Management; Security
                                                     Ownership of Certain Beneficial Owners and
                                                     Management; Certain Transactions;
                                                     Description of Certain Indebtedness; Index
                                                     to Financial Statements
 12.   Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities................................   Not Applicable

                               EXPLANATORY NOTES


     Lear Seating Corporation ("Lear" or the "Company") was a wholly-owned subsidiary of Lear Holdings Corporation ("Holdings"). On December 31, 1993, Holdings merged (the "Merger") with and into Lear and the separate corporate existence of Holdings ceased. For periods prior to the Merger, the financial statements presented herein are those of Holdings, as such statements are identical to the combined operations of Lear and Holdings.



     Lear filed a Registration Statement (Registration No. 33-51317) (the "1994 Registration Statement"), which was declared effective by the Securities and Exchange Commission on January 27, 1994, covering $145,000,000 aggregate principal amount of 8 1/4% Subordinated Notes due 2002 of Lear for sale in an underwritten public offering (the "Offering") and for certain market-making transactions by Lehman Brothers Inc. The 1994 Registration Statement contained a complete Prospectus relating to the Offering (the "1994 Offering Prospectus"), together with certain alternate pages to the Offering Prospectus relating solely to such market-making transactions (the "1994 Market-Making Prospectus"). Lear also filed a Registration Statement (Registration No. 33-47867) (the "1992 Registration Statement"), which was declared effective by the Securities and Exchange Commission on July 24, 1992, covering $125,000 aggregate principal amount of 11 1/4% Senior Subordinated Notes due 2000 of Lear for sale in an underwritten public offering (the "Senior Subordinated Debt Offering") and for certain market-making transactions by Lehman Brothers Inc. The 1992 Registration Statement contained a complete Prospectus relating to the Senior Subordinated Debt Offering (the "1992 Offering Prospectus"), together with certain alternate pages to the 1992 Offering Prospectus relating solely to such market-making transactions (the "1992 Market-Making Prospectus"). This Post-Effective Amendment No. 1 relates to both the 1994 Registration Statement and the 1992 Registration Statement and is being filed solely to update the 1992 Market-Making Prospectus and combine the 1994 Market-Making Prospectus and the 1992 Market-Making Prospectus. This Post-Effective Amendment No. 1 shall not amend in any way the 1994 Offering Prospectus or the 1992 Offering Prospectus previously filed by Lear with the Securities and Exchange Commission.

PROSPECTUS


                                     [LOGO]


                            LEAR SEATING CORPORATION


            $125,000,000 11 1/4% SENIOR SUBORDINATED NOTES DUE 2000


                    INTEREST PAYABLE JANUARY 15 AND JULY 15



                $145,000,000 8 1/4% SUBORDINATED NOTES DUE 2002


                    INTEREST PAYABLE FEBRUARY 1 AND AUGUST 1



     This Prospectus will be used by Lehman Brothers Inc. (the "Market-maker") in connection with offers and sales in market-making transactions of the 11 1/4% Senior Subordinated Notes due 2000 (the "Senior Subordinated Notes") and the
8 1/4% Subordinated Notes due 2002 (the "Notes") of Lear Seating Corporation ("Lear" or the "Company"). Lehman Brothers Inc. may act as a principal or agent in such transactions. The Senior Subordinated Notes and the Notes may be offered in negotiated transactions or otherwise. Sales will be made at prices related to prevailing market prices at the time of sale.


                           -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.


February   , 1994

     No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Lear or the Market-maker. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.


                           -------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         -----
Available Information.................       2
Prospectus Summary....................       3
Certain Considerations................       8
Capitalization........................      11
Pro Forma Financial Data..............      12
Selected Financial Data...............      17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of the Company........      18
Business..............................      25
Management............................      37

                                         PAGE
                                         -----
Security Ownership of Certain
  Beneficial Owners and Management....      46
Certain Transactions..................      47
Description of Certain Indebtedness...      50
Description of the Senior Subordinated
  Notes...............................      52
Description of the Notes..............      67
Plan of Distribution..................      85
Legal Matters.........................      85
Experts...............................      86
Index to Financial Statements.........     F-1

                             AVAILABLE INFORMATION



     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), pursuant to Section 15(d) thereof, and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). The registration statements relating to the Senior Subordinated Notes and the Notes (the "Registration Statements") (which term encompasses any amendments thereto) and the exhibits thereto filed by the Company with the Commission, as well as the reports and other information filed by the Company with the Commission, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and is also available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company will send to each holder of the Notes annual reports containing audited consolidated financial statements of the Company and a report thereon by independent public accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited condensed consolidated financial information, in compliance with the terms of the Indenture pursuant to which the Notes will be issued.



     The Company has filed with the Commission the Registration Statements under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Senior Subordinated Notes and the Notes. This Prospectus does not contain all the information set forth in the Registration Statements and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete. With respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statements, reference is hereby made to the exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the "Company" or "Lear" refers to Lear Seating Corporation and its consolidated subsidiaries after giving effect to the Merger (as defined herein) or, with respect to periods prior to the 1988 Acquisition (as defined herein), the companies comprising the business of the Seating Group (as defined herein).

                                  THE COMPANY

     The Company is the largest independent supplier of automobile and light truck seat systems and seat components in North America and is one of the largest independent suppliers of such systems and components worldwide. The Company's principal products include finished automobile and light truck seat systems, automobile and light truck seat frames, seat covers and other seat components. The Company's seat systems, which are designed, manufactured and assembled at the Company's manufacturing facilities, are shipped to customer assembly plants on a just-in-time ("JIT") basis for installation in vehicles near the end of the assembly process. This JIT process enables the Company to optimize inventory turnover and deliver products to its customers on as little as 90 minutes notice. In fiscal 1993, approximately 65% of Lear's net sales were generated from sales in the United States and Canada, with the balance of sales being primarily in Europe and Mexico. The Company's present customers include 16 original equipment manufacturers ("OEMs"), the most significant of which are Ford, General Motors, Chrysler, Volvo, Volkswagen, Saab and Mazda.

     The Company's net sales have grown rapidly from approximately $159.8 million in fiscal 1983 to approximately $1.8 billion in fiscal 1993, a ten-year average compound annual growth rate of approximately 27.1%. The Company has expanded its operations to facilitate such growth primarily through capital expenditures necessary to construct or acquire new facilities and to enhance existing facilities. This growth in sales is attributable primarily to the trend in the North American automotive industry to "outsource" more of its requirements for automotive components, particularly high cost components such as seat systems. Outsourcing has been increased in response to competitive pressures on OEMs to improve quality and reduce capital needs and the costs of labor, overhead and inventory. The outsourced market for automobile and light truck seat systems in North America is approximately 58% of the total North American seat systems market (approximately 80% taking into account future seating programs that have been awarded).

     In addition to outsourcing the production of seat systems, United States automotive manufacturers are increasingly transferring the primary responsibility for design, engineering and quality control of these products to suppliers, such as Lear, with proven design, engineering and JIT program management and manufacturing capabilities. Suppliers that design, engineer, manufacture and conduct quality control testing are generally referred to as "Tier I" suppliers. The Company believes that early involvement in the design and engineering of new seating products as a Tier I supplier affords the Company a competitive advantage in securing new business and provides its customers significant cost reduction opportunities through the coordination of the design, development and manufacturing processes.

     As a result of the Company's demonstrated capabilities as a full-service Tier I supplier, it has captured approximately one-third of the outsourced market for automobile and light truck seat systems and seat components in North America and has become a leading supplier to this market in Europe. The Company's reputation with OEMs for timely delivery, customer service and quality products at competitive prices has resulted in many of the Company's facilities winning recognition awards from its customers. The Company's continued expansion as a Tier I supplier has resulted in new business which has recently begun or will begin production over the next twelve months. Such business includes new passenger car and light truck programs for the Dodge Ram Pick-up Truck, the Ford Mustang, the Ford Windstar Minivan, the BMW 300 Series and all Jaguar models, as well as the GM Opel Omega, the Chevrolet Cavalier and the Oldsmobile Aurora. In addition, the Company was recently awarded the seat system assembly responsibility for the Ford Taurus/Mercury Sable vehicle lines for seat systems scheduled to begin production in early 1995. Ford Taurus has been the best selling car line in the United States for the past two years.

     On November 1, 1993, the Company significantly expanded its operations in North America by purchasing certain portions of the North American seat cover and seat systems business (the "NAB") of the

Ford Motor Company ("Ford") for $185.0 million in cash and approximately $10.5 million in notes payable to Ford or its affiliates (the "NAB Acquisition"). The NAB consists of an integrated United States and Mexican operation which produces seat covers for approximately 80% of Ford's North American vehicle production and manufactures seat systems for Ford's Crown Victoria and Grand Marquis vehicles. For the fiscal year ended June 30, 1993, and after giving effect to the pro forma adjustments related to the NAB Acquisition, the NAB generated approximately $547.1 million in gross sales and approximately $50.0 million in EBITDA (as defined herein).

     In connection with the NAB Acquisition, the Company entered into a five year supply agreement with Ford covering models for which the NAB currently produces seat covers and seat systems, establishing the Company as Ford's leading seat systems supplier. In addition, the Company believes that as a result of the NAB Acquisition its relationship with Ford will be enhanced, enabling Lear to be more involved in the planning and design of seat systems and related products for future automobile models.

     Lear believes that the same competitive pressures that contributed to the rapid expansion of its business in North America will require auto makers in Europe to outsource more of their seating requirements. The outsourced market for automobile and light truck seat systems in Europe is approximately 50% of the total European seat systems market. Over the past four years, the Company has aggressively pursued expansion in Europe both with its existing and new customers. As a result of its efforts, the Company has been awarded significant business in Sweden, Germany, Austria and England from General Motors-Adam Opel, Saab, Volvo, Chrysler, Volkswagen and Jaguar.

     The Company has also positioned itself as the leading supplier of seat systems and seat components in Mexico through its ownership of Central de Industrias S.A. de C.V. ("CISA"), the largest independent automotive seat systems manufacturer in Mexico serving Mexican domestic producers. As a result of its presence in Mexico, the Company believes that it will benefit from the growing activity of United States-based and German-based OEMs in Mexico. The Company also believes that it will benefit from the additional business opportunities resulting from the passage of the North American Free Trade Agreement ("NAFTA").

     On December 31, 1993, Lear Holdings Corporation ("Holdings"), the parent of the Company, merged with and into the Company (the "Merger"), and the separate corporate existence of Holdings ceased on that date. Unless the context otherwise indicates, all information contained herein is presented as if the Merger had occurred as of the date or as of the beginning of the period indicated. After the Merger, the Company continues to conduct directly its principal operations in the United States. The Company's subsidiaries conduct other operations in the United States and all of the Company's foreign operations. The diagrams below depict the organizational structure of the Company before and after the Merger.

   Prior to the Merger                              After the Merger
   -------------------                              ----------------
        Holdings                                        Company
                                             (principal domestic operations)
   -------------------                       -------------------------------
       |        |                                          |
       |        |                                          |
       |         ------------------                        |
       |                           |                       |
- -------------------      ----------------------  ------------------------
    Company                Remaining Foreign        Domestic and Foreign
(principal domestic          Subsidiaries               Subsidiaries
    operations)
- -------------------      ----------------------  ------------------------
       |
       |
       |
- ---------------------
Domestic Subsidiaries
and Certain Foreign
   Subsidiaries
- ---------------------

     The Company is the successor to a seat frame manufacturing business founded in 1917 that served as a supplier to General Motors and Ford from its inception. Holdings was organized in August 1988 to effect the leveraged acquisition (the "1988 Acquisition") of all of the outstanding common stock of Lear Seating Corporation (formerly known as Lear Siegler Seating Corp.) and certain other subsidiaries of Lear Siegler Holdings Corp. comprising its seating group (the companies acquired being collectively referred to herein as the "Seating Group").


     The Company's principal executive offices are located at 21557 Telegraph Road, Southfield, Michigan 48034. Its telephone number at that location is (810) 746-1500. The Company was incorporated in Delaware on January 13, 1987.


                             CERTAIN CONSIDERATIONS


     Investment in the Senior Subordinated Notes and the Notes involves certain risks discussed under "Certain Considerations" that should be considered by prospective purchasers.

                             SUMMARY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The following summary consolidated financial and other data were derived from the consolidated financial statements of the Company. The consolidated financial statements of the Company for the nine months ended June 30, 1989 and for each of fiscal years 1990, 1991, 1992 and 1993 have been audited by Arthur Andersen & Co. The consolidated financial statements of the Company for the three months ended October 3, 1992 and October 2, 1993 are unaudited; however, in the Company's opinion, such financial statements reflect all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations of such periods. The results for the three months ended October 2, 1993 are not necessarily indicative of the results to be expected for the full fiscal year. The summary financial data below should be read in conjunction with the consolidated financial statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company."

                                                                    COMPANY -- CONSOLIDATED
                              ---------------------------------------------------------------------------------------------------
                              NINE MONTHS                                                            THREE MONTHS    THREE MONTHS
                                 ENDED       YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED       ENDED           ENDED
                               JUNE 30,       JUNE 30,      JUNE 30,      JUNE 30,      JUNE 30,      OCTOBER 3,      OCTOBER 2,
                                 1989           1990          1991          1992          1993           1992          1993(1)
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
OPERATING DATA:
  Net sales..................  $ 807,365     $1,067,878    $1,085,319    $1,422,740    $1,756,510      $359,136        $399,066
  Gross profit...............     81,632        104,707       101,429       115,641       152,499        19,921          21,827
  Selling, general and
    administrative
    expenses.................     19,584         29,600        42,949        50,062        61,898        12,890          12,695
  Amortization...............     10,174         13,838        13,810         8,746         9,548         2,187           2,187
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
  Operating income...........     51,874         61,269        44,670        56,833        81,053         4,844           6,945
  Interest expense, net(2)...     50,982         61,184        61,676        55,158        47,832        14,173          11,418
  Other expense (income),
    net(3)...................      2,141          4,044         2,144         5,837         5,260           (30)          1,070
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
  Income (loss) before taxes
    on income and
    extraordinary items......     (1,249)        (3,959)      (19,150)       (4,162)       27,961        (9,299)         (5,543)
  Income taxes...............      7,409         16,630        14,019        12,968        17,847         1,687           5,286
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
  Net income (loss) before
    extraordinary items(4)...  $  (8,658)    $  (20,589)   $  (33,169)   $  (17,130)   $   10,114      $(10,986)       $(10,829)
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
  Ratio of earnings to fixed
    charges..................         --             --            --            --          1.55x           --              --
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
  Fixed charges in excess of
    earnings.................  $  (1,249)    $   (4,344)   $  (20,743)   $   (6,484)           --      $ (9,679)       $ (4,937)
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
BALANCE SHEET DATA:
  Current assets.............  $ 200,002     $  223,212    $  213,806    $  282,864    $  325,199      $292,075        $277,744
  Total assets...............    734,582        747,583       729,670       799,884       820,209       807,151         766,549
  Current liabilities........    201,117        254,514       287,111       344,169       374,950       337,212         317,564
  Long-term debt.............    433,336        402,800       386,655       348,331       321,116       407,997         340,209
  Common stock subject to
    limited redemption
    rights, net..............      1,770          1,795         1,770         3,465         3,885         3,885           3,885
  Stockholders' equity.......     48,876         35,292         4,335        49,317        75,101        58,057          61,669
OTHER DATA:
  EBITDA(5)..................  $  74,826     $   94,252    $   81,428    $   91,807    $  121,707      $ 14,788        $ 17,243
  Depreciation...............     12,778         19,145        22,948        26,228        31,106         7,757           8,111
  Capital expenditures.......     11,353         14,906        20,892        27,926        31,595        10,158          11,149
  Number of facilities(6)....         30             33            40            45            48            45              49
  Ratio of EBITDA to interest
    expense, net(2)(5).......       1.47x          1.54x         1.32x         1.66x         2.54x         1.04x           1.51x

- -------------------------
(1) On July 1, 1993, the Company adopted SFAS 106 (as defined herein). As a result, the fiscal quarter ended October 2, 1993 represents the first period during which the Company began to incur additional expense associated with the adoption of SFAS 106. The expense for this period was $1,600.
(2) Includes non-cash charges for amortization of deferred financing fees of approximately $6,041, $4,514, $4,096, $3,198, $2,972, $679 and $570 for the
    nine months ended June 30, 1989, each of the fiscal years ended June 30, 1990 through June 30, 1993 and each of the fiscal quarters ended October 3, 1992 and October 2, 1993, respectively.
(3) Consists of foreign currency exchange gain or loss, minority interest in net income of subsidiaries, equity in (income) loss of affiliates and other expense.
(4) The Company incurred extraordinary losses of $535 in the fiscal quarter ended October 2, 1993 and $5,100 in the fiscal year ended June 30, 1992 resulting from the prepayment of debt.
(5) "EBITDA" is operating income (loss) plus depreciation and amortization. The Company believes that EBITDA provides additional information for determining its ability to meet debt service requirements. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements.
(6) Includes facilities operated by the Company's less than majority-owned affiliates.

                        SUMMARY PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)


     The following summary pro forma financial and other data were derived from and should be read in conjunction with the pro forma financial data included elsewhere in this Prospectus. The following summary pro forma financial data give effect to (i) the NAB Acquisition and the related incurrence of debt to finance such acquisition, (ii) the incurrence of indebtedness under the Credit Agreement to retire the GECC Mortgage Loan (as defined in "Certain Transactions") and to refinance the term loans outstanding under the Company's Original Credit Agreement (as defined in "Certain Transactions") and (iii) the issuance of the Notes (the "Offering") and the application of the net proceeds therefrom (collectively, the "Pro Forma Transactions") as if such transactions had occurred at the beginning of the periods presented below for purposes of the operating and other data and as of the date presented below for purposes of the balance sheet data. The following summary pro forma financial data do not purport to represent (i) the actual historical results of operations or financial condition of the Company, (ii) the actual results of operations or financial condition of the Company had the Pro Forma Transactions occurred at the beginning of the periods presented below or (iii) the results to be expected in the future.


                                                                        COMPANY --
                                                                       CONSOLIDATED
                                                                 -------------------------
                                                                              THREE MONTHS
                                                                 YEAR ENDED      ENDED
                                                                  JUNE 30,     OCTOBER 2,
                                                                    1993        1993(1)
                                                                 ----------   ------------
        OPERATING DATA:
          Net sales............................................  $2,235,150    $  503,632
          Gross profit.........................................     212,399        34,362
          Selling, general and administrative expenses.........      80,607        17,130
          Amortization.........................................      11,834         2,759
                                                                 ----------   ------------
          Operating income.....................................     119,958        14,473
          Interest expense, net(2).............................      51,327        12,452
          Other expense, net(3)................................       7,111         1,729
                                                                 ----------   ------------
          Income (loss) before taxes on income.................      61,520           292
          Income taxes.........................................      30,058         7,398
                                                                 ----------   ------------
          Net income (loss)....................................  $   31,462    $   (7,106)
                                                                 ----------   ------------
                                                                 ----------   ------------
          Ratio of earnings to fixed charges...................        2.12x         1.07x
        BALANCE SHEET DATA:
          Current assets.......................................                $  320,037
          Total assets.........................................                   997,982
          Current liabilities..................................                   359,046
          Long-term debt.......................................                   534,362
          Common stock subject to limited redemption rights,
             net...............................................                     3,885
          Stockholders' equity.................................                    53,905
        OTHER DATA:
          EBITDA(4)............................................  $  171,677    $   27,538
          Depreciation.........................................      39,885        10,306
          Number of facilities(5)..............................          53            54
          Ratio of EBITDA to interest expense, net (2)(4)......        3.34x         2.21x

- -------------------------
(1) The Company's business is seasonal in nature and the Company's results of operations have historically been weakest in its first fiscal quarter. See
    Note 15, "Quarterly Financial Data," in the consolidated financial statements included elsewhere in this Prospectus.

(2) Includes non-cash charges for amortization of deferred financing fees of approximately $2,383 and $617 for the fiscal year ended June 30, 1993 and the fiscal quarter ended October 2, 1993, respectively.

(3) Consists of foreign currency exchange gain or loss, minority interest in net income of subsidiaries, equity in (income) loss of affiliates and other expense.

(4) "EBITDA" is operating income (loss) plus depreciation and amortization. The Company believes that EBITDA provides additional information for determining its ability to meet debt service requirements. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements.

(5) Includes facilities operated by the Company's less than majority-owned affiliates.

                             CERTAIN CONSIDERATIONS


     A prospective investor should consider carefully all of the information contained in this Prospectus before deciding whether to purchase the Senior Subordinated Notes and the Notes and, in particular, should consider the following:


LEVERAGE

     Substantially all of the funds needed to finance the 1988 Acquisition and the NAB Acquisition were raised through borrowings. As a result, the Company has debt that is substantial in relation to its stockholders' equity and a significant portion of the Company's cash flow from operations is required for debt service. As of October 2, 1993, after giving effect to the Pro Forma Transactions, the Company would have had total long-term debt of $534.4 million, common stock subject to limited redemption rights of $3.9 million, net of related notes receivable, and stockholders' equity of $53.9 million, resulting in a total capitalization of $592.2 million. See "Capitalization"; "Selected Financial Data."

     The Company anticipates that it will be required to use substantial amounts of its cash flow from operations to meet its debt service obligations. If the Company is unable to generate sufficient cash flow to meet its debt service obligations, it will have to adopt one or more alternatives, such as reducing or delaying planned expansion and capital expenditures, selling assets, obtaining additional equity capital or restructuring debt. There is no assurance that any of these strategies could be effected on satisfactory terms.


     In addition, because certain of the Company's obligations under the Credit Agreement (as defined in "Description of Certain Indebtedness") bear interest at floating rates, an increase in interest rates could adversely affect the Company's ability to meet its debt service obligations. As of October 2, 1993, the Company was not a party to any interest rate swaps or similar arrangements; however, in the future the Company may determine to enter into such arrangements on all or a portion of its floating rate debt. Although any interest rate swaps or similar arrangements entered into by the Company would effectively cap or fix associated interest rates, such arrangements could have the effect of increasing total interest expense. See "Description of Certain Indebtedness -- Credit Agreement."


NET LOSSES

     The Company has experienced net losses during two of its last three completed fiscal years, principally as a result of the significant interest charges on the debt incurred in connection with the 1988 Acquisition. The Company experienced net losses of approximately $33.2 million and $22.2 million for fiscal 1991 and 1992, respectively, net income of $10.1 million in fiscal 1993 and a net loss of $11.4 million for the first quarter of fiscal 1994. The Company had significant non-cash charges to income during these periods, including charges for depreciation and amortization of $36.8 million, $35.0 million, $40.7 million and $10.3 million for fiscal 1991, 1992, 1993 and for the first quarter of fiscal 1994, respectively. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" and the Company's Statements of Cash Flows included elsewhere in this Prospectus.

SUBORDINATION


     Payments under the Senior Subordinated Notes and the Notes are subordinated to all of Lear's existing and future Senior Indebtedness (as defined in "Description of the Senior Subordinated Notes -- Certain Definitions" and "Description of the Notes -- Certain Definitions," respectively). As of October 2, 1993, and after giving effect to the Pro Forma Transactions, the aggregate amount of Senior Indebtedness of Lear with respect to the Senior Subordinated Notes would have been approximately $306.9 million, comprised of $293.1 million outstanding under the Company's Credit Agreement (of which $35.6 million would have been outstanding under letters of credit), $10.5 million in notes payable related to the NAB Acquisition and $3.3 million in guarantees of indebtedness of less than majority-owned affiliates. As of October 2, 1993, and after giving effect to the Pro Forma Transactions, the aggregate amount of Senior Indebtedness of Lear with respect to the Notes would have been approximately $431.9 million, comprised of the Senior Indebtedness for purposes of the Senior Subordinated Notes plus the $125 million of Senior Subordinated Notes.

     In addition, certain of the Company's subsidiaries have outstanding indebtedness and may incur indebtedness in the future. Holders of such indebtedness will have a claim against the assets of such subsidiaries that will rank prior to the claims of the holders of the Senior Subordinated Notes and the Notes. As of October 2, 1993, and after giving effect to the Pro Forma Transactions, the Company's subsidiaries would have had outstanding approximately $31.2 million of indebtedness.



     Because of the subordination provisions of the Senior Subordinated Notes and the Notes, and after the occurrence of certain events, creditors whose claims are senior to the Senior Subordinated Notes and the Notes may recover more, ratably, than the holders of the Senior Subordinated Notes and the Notes, respectively. Substantially all of the assets of the Company are pledged under the Credit Agreement. Consequently, in the event of a default under the Credit Agreement, such assets could be subject to foreclosure by the lenders under the Credit Agreement. See "Description of Certain Indebtedness -- Credit Agreement."


CYCLICAL NATURE OF AUTOMOTIVE INDUSTRY

     The Company's principal operations are directly related to domestic and foreign automotive vehicle production. Automobile sales and production in North America and Europe are cyclical and can be affected by the strength of a country's general economy and by other factors which may have an effect on the level of the Company's sales to automobile and light truck manufacturers.

RELIANCE ON MAJOR CUSTOMERS AND SELECTED CAR MODELS

     Two of Lear's customers, General Motors and Ford, accounted for approximately 48% and 22%, respectively, of the Company's net sales during fiscal 1993. The Company's net sales to General Motors and Ford in fiscal 1993, after giving pro forma effect to the NAB Acquisition as if it had occurred at the beginning of such period, would have been approximately 38% and 34%, respectively, of its total net sales. Although the Company has long-term purchase orders from many of its customers, such purchase orders generally provide for supplying the customers' annual requirements for a particular model or assembly plant, renewable on a year-to-year basis, rather than for manufacturing a specific quantity of products. In addition, certain of the Company's manufacturing and assembly plants are dedicated to a single customer automobile assembly plant. The customer's decision to close any such plant would require the Company to obtain alternate supply agreements, relocate existing business to such facility or close such facility. To date, neither model discontinuances nor plant closings have had a material adverse effect on the Company because of the breadth of the Company's product lines and the ability of the Company to relocate its manufacturing operations with minimal capital expenditures. There can be no assurances that the Company's loss of business with respect to either a particular automobile model or a particular assembly plant would not have a material adverse effect on the Company's financial condition in the future. See "Business -- Customers."

CONTROL BY LEHMAN BROTHERS HOLDINGS INC.

     Certain merchant banking partnerships affiliated with Lehman Brothers Holdings Inc. (the "Lehman Funds") own an aggregate of approximately 61.4% of Lear's outstanding Common Stock (assuming the exercise of all outstanding Warrants (as defined herein) and employee stock options). Pursuant to the Amended and Restated Stockholders and Registration Rights Agreement dated as of September 27, 1991 (the "Stockholders Agreement") among the Company, the Lehman Funds, FIMA Finance Management Inc., an affiliate of IFINT S.A. ("FIMA"), and certain members of management listed therein (the "Management Investors"), the Lehman Funds, FIMA and the Management Investors have the right to appoint six, three and two directors of the Company, respectively. The Stockholders Agreement also contains certain restrictions on transfers of Common Stock, registration rights and certain voting arrangements. As a result of the stock ownership by the Lehman Funds and related arrangements, the Lehman Funds can effectively control the affairs and policies of the Company. See "Certain Transactions."

LIMITATION ON THE COMPANY'S CHANGE OF CONTROL REPURCHASE OBLIGATION


     Transactions which would otherwise constitute a Change of Control under the Indentures for the Senior Subordinated Notes and the Notes will not constitute a Change of Control if consummated by the Lehman Funds, FIMA, the Management Investors and/or their affiliates ("Permitted Investors"). Such a transaction could result in the Company becoming more leveraged. As a result of this exclusion from the definition of a Change of Control, holders of the Senior Subordinated Notes and the Notes will not be able to require the Company to repurchase their securities upon the consummation of a transaction by Permitted Investors that would otherwise constitute a Change of Control.



TRADING MARKET FOR THE SENIOR SUBORDINATED NOTES AND THE NOTES



     Although they are not obligated to do so, Lehman Brothers Inc. (the "Market-maker") currently makes a market in the Senior Subordinated Notes and the Notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of the Market-maker. No assurance can be given as to the liquidity of or the trading market for the Senior Subordinated Notes and the Notes.

                                 CAPITALIZATION
                             (DOLLARS IN THOUSANDS)


     The following table sets forth the capitalization of the Company at October 2, 1993, and after giving effect to the Pro Forma Transactions (as defined in "Summary Pro Forma Financial Data"). See "Pro Forma Financial Data."


                                                                      AS OF OCTOBER 2, 1993
                                                               ------------------------------------
                                                                                  ADJUSTED FOR
                                                                ACTUAL       PRO FORMA TRANSACTIONS
                                                               --------      ----------------------
Short-term debt:
  Short-term notes payable..................................   $  3,202             $ 48,617(1)
  Current maturities of term loans..........................      1,202                1,202
                                                               --------          -----------
     Total short-term debt..................................   $  4,404             $ 49,819
                                                               --------          -----------
                                                               --------          -----------
Long-term debt, less current portion:
  Term loans................................................   $ 29,209             $  6,909(2)
  Revolving credit loans....................................     31,000              257,453(3)
  GECC mortgage loan due 2001...............................     20,000                   --(4)
  11 1/4% senior subordinated notes due 2000................    125,000              125,000
  8 1/4% subordinated notes due 2002........................         --              145,000(5)
  14% subordinated debentures due 2000......................    135,000                   --(6)
                                                               --------          -----------
     Total long-term debt, less current portion.............    340,209              534,362
                                                               --------          -----------
Common stock subject to redemption, par value $.01 per
  share; 30,001 shares issued and outstanding, net of notes
  receivable from the sale of common stock..................      3,885                3,885
                                                               --------          -----------
Stockholders' equity:
  Common stock, par value $.01 per share; 2,000,000 shares
     authorized, 1,145,757 shares issued(7).................         12                   12
  Additional paid-in capital................................    150,993              150,993
  Warrants to purchase common stock.........................     10,000               10,000
  Treasury stock, 100,000 shares of common stock............    (10,000)             (10,000)
  Retained deficit..........................................    (85,896)             (93,660)(8)
  Minimum pension liability adjustment......................     (3,240)              (3,240)
  Cumulative translation adjustment.........................       (200)                (200)
                                                               --------          -----------
     Total stockholders' equity.............................     61,669               53,905
                                                               --------          -----------
       Total capitalization.................................   $405,763             $592,152
                                                               --------          -----------
                                                               --------          -----------

- -------------------------
(1) Reflects borrowings of $15,000 and $10,500 to finance a portion of the NAB Acquisition and the assumption of a note payable of $19,915 in connection therewith. See "Business -- Facilities".
(2) Reflects the retirement of outstanding term loans of $22,300 under the Company's Original Credit Agreement.
(3) Reflects borrowings under the Credit Agreement of: (i) $170,000 to finance a portion of the NAB Acquisition, (ii) $22,300 to refinance the outstanding term loans under the Company's Original Credit Agreement, (iii) $20,000 to retire the GECC Mortgage Loan, and (iv) $14,153 to pay a portion of the accrued and unpaid interest on the 14% Subordinated Debentures and the fees and expenses related to the Pro Forma Transactions. The amount reflected above does not include $20,646 in outstanding unfunded letters of credit and $15,000 in outstanding letters of credit backing a note payable included under short-term notes payable above.
(4) Reflects the retirement of amounts outstanding under the GECC Mortgage Loan of $20,000 in connection with the refinancing of the Company's Original Credit Agreement.
(5) Reflects the issuance of the Notes offered hereby.

(6) Reflects the redemption of $135,000 in aggregate principal amount of the Company's 14% Subordinated Debentures due 2000 (the "14% Subordinated Debentures").

(7) Reflects the capitalization of the Company after giving effect to the Merger.
(8) Reflects the prepayment premium on the 14% Subordinated Debentures of $7,290 and the write-off of deferred financing fees related to the redemption of the 14% Subordinated Debentures and the retirement of the GECC Mortgage Loan of $4,474, net of the tax benefit of these expenses of $4,000.

                            PRO FORMA FINANCIAL DATA

     The following unaudited pro forma consolidated statements of operations and consolidated balance sheet (collectively, the "Pro Forma Statements") of the Company were prepared to illustrate the estimated effects of (i) the NAB Acquisition and the related incurrence of debt to finance such acquisition, (ii) the incurrence of indebtedness under the Credit Agreement to retire the GECC Mortgage Loan and to refinance the term loans outstanding under the Company's Original Credit Agreement and (iii) the Offering and the application of the net proceeds therefrom (collectively, the "Pro Forma Transactions"), as if the Pro Forma Transactions had occurred for statement of operations purposes as of the beginning of each period presented and for balance sheet purposes as of October 2, 1993.

     The Pro Forma Statements do not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on such date or at the beginning of the periods indicated or to project the Company's financial position or results of operations for any future date or period.

     The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable. The Pro Forma Statements and accompanying notes should be read in conjunction with the historical financial statements of the Company and the NAB, including the notes thereto, and other financial information pertaining to the Company and the NAB, including "Capitalization" and related notes thereto included elsewhere in the Prospectus.

     The NAB Acquisition will be accounted for using the purchase method of accounting. The total purchase price of $195.5 million plus estimated acquisition costs of approximately $1.5 million will be allocated to the assets and liabilities of the NAB based upon their respective fair market values, with the remainder allocated to goodwill. Such allocations will be made based upon valuations and other studies which have not been finalized. Accordingly, the allocation of the purchase price included in the following Pro Forma Statements is preliminary. The final values may differ from those set forth in the historical financial statements of the NAB and from those set forth herein.

     In early December, a local Detroit publication incorrectly attributed to Lear a statement to the effect that the Company's expected sales for fiscal 1994 would be $2.3 billion. The statement was intended as a preliminary estimate of the Company's fiscal 1993 sales after giving effect to the NAB Acquisition and not a projection of fiscal 1994 sales. As set forth below, the Company's fiscal 1993 sales after giving effect to the Pro Forma Transactions, which include the NAB Acquisition, were $2.235 billion.

                       PRO FORMA STATEMENTS OF OPERATIONS
                       (UNAUDITED, DOLLARS IN THOUSANDS)

                                                                 YEAR ENDED JUNE 30, 1993
                          -------------------------------------------------------------------------------------------------------
                                                          EXCLUDED                                    CONSOLIDATION
                           COMPANY           NAB             NAB          OPERATIONS        NAB       AND FINANCING
                          HISTORICAL    HISTORICAL(1)    BUSINESS(2)    ADJUSTMENTS(3)    ADJUSTED     ADJUSTMENTS     PRO FORMA
                          ----------    -------------    -----------    --------------    --------    -------------    ----------
Sales..................   $1,756,510      $ 701,901       $ (56,000)      $  (98,798)     $547,103      $ (68,463)(4)  $2,235,150
Cost of sales..........    1,604,011        498,648         (31,360)          19,915       487,203        (68,463)(4)   2,022,751
                          ----------    -------------    -----------    --------------    --------    -------------    ----------
Gross profit...........      152,499        203,253         (24,640)        (118,713)       59,900             --         212,399
Selling, general and
  administrative
  expenses.............       61,898         11,048              --            7,661        18,709             --          80,607
Amortization...........        9,548             --              --            2,286         2,286             --          11,834
                          ----------    -------------    -----------    --------------    --------    -------------    ----------
Operating income.......       81,053        192,205         (24,640)        (128,660)       38,905             --         119,958
                          ----------    -------------    -----------    --------------    --------    -------------    ----------
Interest expense,
  net..................       47,832          2,964              --               --         2,964            531(5)       51,327
Other expense..........        5,260          1,851              --               --         1,851             --           7,111
                          ----------    -------------    -----------    --------------    --------    -------------    ----------
Income before provision
  for income taxes.....       27,961        187,390         (24,640)        (128,660)       34,090           (531)         61,520
Provision for income
  taxes................       17,847         66,359          (8,673)         (45,288)       12,398           (187)         30,058
                          ----------    -------------    -----------    --------------    --------    -------------    ----------
Net income (loss)......   $   10,114      $ 121,031       $ (15,967)      $  (83,372)     $ 21,692      $    (344)     $   31,462(6)
                          ----------    -------------    -----------    --------------    --------    -------------    ----------
                          ----------    -------------    -----------    --------------    --------    -------------    ----------
Depreciation...........   $   31,106      $  10,054       $      --       $   (1,275)     $  8,779             --      $   39,885
EBITDA(7)..............      121,707        202,259         (24,640)        (127,649)       49,970             --         171,677

                                                            THREE MONTHS ENDED OCTOBER 2, 1993
                          -------------------------------------------------------------------------------------------------------
                                                          EXCLUDED                                    CONSOLIDATION
                           COMPANY           NAB             NAB          OPERATIONS        NAB       AND FINANCING
                          HISTORICAL    HISTORICAL(1)    BUSINESS(2)    ADJUSTMENTS(3)    ADJUSTED     ADJUSTMENTS     PRO FORMA
                          ----------    -------------    -----------    --------------    --------    -------------    ----------
Sales..................   $  399,066      $ 156,060       $ (14,000)      $  (14,145)     $127,915      $ (23,349)(4)  $  503,632
Cost of sales..........      377,239        118,692          (7,840)           4,528       115,380        (23,349)(4)     469,270
                          ----------    -------------    -----------    --------------    --------    -------------    ----------
Gross profit...........       21,827         37,368          (6,160)         (18,673)       12,535             --          34,362
Selling, general and
  administrative
  expenses.............       12,695          3,142              --            1,293         4,435             --          17,130
Amortization...........        2,187             --              --              572           572             --           2,759
                          ----------    -------------    -----------    --------------    --------    -------------    ----------
Operating income.......        6,945         34,226          (6,160)         (20,538)        7,528             --          14,473
Interest expense,
  net..................       11,418            675              --               --           675            359(5)       12,452
Other expense..........        1,070            659              --               --           659             --           1,729
                          ----------    -------------    -----------    --------------    --------    -------------    ----------
Income before provision
  for income taxes and
  extraordinary
  items................       (5,543)        32,892          (6,160)         (20,538)        6,194           (359)            292
Provision for income
  taxes................        5,286         11,907          (2,230)          (7,435)        2,242           (130)          7,398
                          ----------    -------------    -----------    --------------    --------    -------------    ----------
Net income (loss)
  before extraordinary
  items................      (10,829)        20,985          (3,930)         (13,103)        3,952           (229)         (7,106)
Extraordinary loss on
  early extinguishment
  of debt..............          535             --              --               --            --           (535)(8)          --
                          ----------    -------------    -----------    --------------    --------    -------------    ----------
Net income (loss)......   $  (11,364)     $  20,985       $  (3,930)      $  (13,103)     $  3,952      $     306      $   (7,106)
                          ----------    -------------    -----------    --------------    --------    -------------    ----------
                          ----------    -------------    -----------    --------------    --------    -------------    ----------
Depreciation...........   $    8,111      $   2,457       $      --       $     (262)     $  2,195             --      $   10,306
EBITDA(7)..............       17,243         36,683          (6,160)         (20,228)       10,295             --          27,538

- -------------------------
(1) The NAB historical information represents amounts derived from the unaudited quarterly financial statements of the NAB, including an allocation of year-end adjustments.

(2) Reflects elimination of the approximate sales and cost of sales associated with a non-seating product line of the NAB that the NAB will continue to produce until its anticipated phase-out in the third quarter of calendar year 1994.

(3) Operations adjustments consist of pro forma adjustments to the historical revenues and expenses of the NAB to reflect (i) the Company's estimates of the impact of product pricing reductions negotiated as part of the NAB Acquisition, (ii) estimated actual expenses associated with ongoing engineering activities in support of Ford seating programs and the reallocation of the NAB engineering expenses among financial statement categories for consistency with the financial statements of the Company,
    (iii) incremental ongoing overhead and administrative expenses associated with the NAB Acquisition, including amounts to be paid to Ford for continuation of certain support functions, (iv) estimated adjustments to amortization and depreciation expense resulting from the revaluation of NAB assets and (v) the estimated income tax effects of these items. The adjustments include the following items:

                                                                                                THREE MONTHS
                                                                                  YEAR ENDED       ENDED
                                                                                   JUNE 30,      OCTOBER 2,
                                                                                     1993           1993
                                                                                  ----------    ------------
   Effects of product pricing agreements negotiated between the Company and
     Ford in the NAB Acquisition...............................................    $ 98,798       $ 14,145
   Incremental ongoing NAB engineering, overhead and administrative expenses...      28,851          6,083
   Amortization of goodwill resulting from the NAB Acquisition.................       2,286            572
   Decrease in NAB depreciation expense........................................      (1,275)          (262)
   Estimated income tax effects of operations adjustments......................     (45,288)        (7,435)
                                                                                  ----------    ------------
                                                                                   $ 83,372       $ 13,103
                                                                                  ----------    ------------
                                                                                  ----------    ------------

        The estimated effects of the product pricing adjustments were derived by management through the application of agreed upon average price reductions effective as of the date of the NAB Acquisition to the historical revenues of the NAB by product line. The adjustment is proportionately greater for the year ended June 30, 1993 than for the three months ended October 2, 1993 due to additional pro forma adjustments in the year ended June 30, 1993 to reflect price reductions from the NAB to Ford which were effective as of January 1, 1993.

(4) Reflects the elimination in consolidation of sales from the NAB to other Lear locations.

(5) Reflects interest expense changes as follows:

                                                                                                THREE MONTHS
                                                                                  YEAR ENDED       ENDED
                                                                                   JUNE 30,      OCTOBER 2,
                                                                                     1993           1993
                                                                                  ----------    ------------
   Estimated interest on borrowings under the Credit Agreement to finance the
     NAB Acquisition...........................................................    $  7,969       $  1,953
   Interest expense on the Notes...............................................      11,963          2,991
   Elimination of interest expense on the 14% Subordinated Debentures..........     (18,900)        (4,725)
   Interest expense on short-term notes payable used to finance the NAB
     Acquisition, at 8%........................................................       1,200            300
   Elimination of interest expense on Favesa note payable prepaid in connection
     with the NAB Acquisition..................................................      (1,476)          (369)
   Difference between interest expense on Favesa note payable at 6% prior to
     acquisition, 11.5% subsequent.............................................       1,095            274
   Net reduction in interest expense due to refinancing of the Original Credit
     Agreement and retirement of the GECC Mortgage Loan........................      (1,362)          (265)
   Interest on borrowings under the Credit Agreement to finance fees and
     expenses related to the Pro Forma Transactions............................         631            153
   Change in deferred financing fee amortization due to refinancing of the
     Original Credit Agreement, issuance of the Notes, retirement of the GECC
     Mortgage Loan and redemption of the 14% Subordinated Debentures...........        (589)            47
                                                                                  ----------    ------------
       Net increase in interest expense........................................    $    531       $    359
                                                                                  ----------    ------------
                                                                                  ----------    ------------

(6) Net income excludes extraordinary losses due to the redemption of the 14% Subordinated Debentures and the refinancing of the Original Credit Agreement as follows:

                                                                                                THREE MONTHS
                                                                                  YEAR ENDED       ENDED
                                                                                   JUNE 30,      OCTOBER 2,
                                                                                     1993           1993
                                                                                  ----------    ------------
   Write-off of unamortized deferred financing fees related to the Original
     Credit Agreement..........................................................    $  2,452       $    763
   Write-off of unamortized deferred financing fees related to the 14%
     Subordinated Debentures...................................................       4,207          3,664
   Write-off of unamortized deferred financing fees related to the GECC
     Mortgage Loan.............................................................       1,192            995
   Prepayment premium on redemption of 14% Subordinated Debentures.............       7,290          7,290
   Estimated income tax effects................................................      (5,148)        (4,322)
                                                                                  ----------    ------------
                                                                                   $  9,993       $  8,390
                                                                                  ----------    ------------
                                                                                  ----------    ------------

(7) "EBITDA" is operating income (loss) plus depreciation and amortization. The Company believes that EBITDA provides additional information for determining its ability to meet debt service requirements. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements.

(8) Reflects the elimination of the extraordinary loss on the refinancing of the Original Credit Agreement which was recorded in the first quarter of fiscal 1994. Such loss would have been incurred in a prior period had the NAB Acquisition taken place at the beginning of the periods presented.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                       (UNAUDITED, DOLLARS IN THOUSANDS)
                             AS OF OCTOBER 2, 1993

                                                                                        ACQUISITION
                                     COMPANY       NAB         EXCLUDED       NAB      AND VALUATION    FINANCING
                                    HISTORICAL  HISTORICAL   NAB ITEMS(1)   ADJUSTED     OF NAB(2)     ADJUSTMENTS      PRO FORMA
                                    ---------   ----------   ------------   --------   -------------   -----------      ---------
ASSETS
Current Assets:
  Cash............................. $  42,531    $   2,743     $     --     $  2,743     $(185,000)     $ 185,000(3)    $  45,274
  Accounts receivable, net.........   176,099       30,037      (30,037)          --            --             --         176,099
  Inventories......................    43,177       36,864           --       36,864            --             --          80,041
  Other current assets.............    15,937        2,686           --        2,686            --             --          18,623
                                    ---------   ----------   ------------   --------   -------------   -----------      ---------
                                      277,744       72,330      (30,037)      42,293      (185,000)       185,000         320,037
                                    ---------   ----------   ------------   --------   -------------   -----------      ---------
Property, Plant And Equipment:
  Land.............................    12,979        7,119           --        7,119         9,987             --          30,085
  Buildings and improvements.......    73,331       49,616           --       49,616       (10,803)            --         112,144
  Machinery and equipment..........   186,086       75,980           --       75,980       (41,790)            --         220,276
                                    ---------   ----------   ------------   --------   -------------   -----------      ---------
                                      272,396      132,715           --      132,715       (42,606)            --         362,505
  Less: Accumulated depreciation...  (109,582)     (53,381)          --      (53,381)       53,381             --        (109,582)
                                    ---------   ----------   ------------   --------   -------------   -----------      ---------
                                      162,814       79,334           --       79,334        10,775             --         252,923
                                    ---------   ----------   ------------   --------   -------------   -----------      ---------
Other Assets:
  Goodwill, net....................   306,978           --           --           --        91,450             --         398,428
  Deferred finance fees and
    other..........................    19,013        1,597           --        1,597            --          5,984(4)       26,594
                                    ---------   ----------   ------------   --------   -------------   -----------      ---------
                                      325,991        1,597           --        1,597        91,450          5,984         425,022
                                    ---------   ----------   ------------   --------   -------------   -----------      ---------
                                    $ 766,549    $ 153,261     $(30,037)    $123,224     $ (82,775)     $ 190,984       $ 997,982
                                    ---------   ----------   ------------   --------   -------------   -----------      ---------
                                    ---------   ----------   ------------   --------   -------------   -----------      ---------
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current Liabilities:
  Short-term borrowings............ $   3,202    $  44,529     $(24,614)    $ 19,915     $  10,500      $  15,000       $  48,617
  Cash overdrafts..................    26,153           --           --           --            --             --          26,153
  Accounts payable.................   193,593       32,401      (32,401)          --            --             --         193,593
  Accrued liabilities..............    93,414       47,238      (42,266)       4,972         1,500        (10,405)(5)      89,481
  Current portion of long-term
    debt...........................     1,202           --           --           --            --             --           1,202
                                    ---------   ----------   ------------   --------   -------------   -----------      ---------
                                      317,564      124,168      (99,281)      24,887        12,000          4,595         359,046
                                    ---------   ----------   ------------   --------   -------------   -----------      ---------
Long-Term Liabilities:
  Long-term debt...................   340,209           --           --           --            --        194,153(6)      534,362
  Deferred national income taxes...    11,962           --           --           --            --             --          11,962
  Other............................    31,260        3,562           --        3,562            --             --          34,822
                                    ---------   ----------   ------------   --------   -------------   -----------      ---------
                                      383,431        3,562           --        3,562            --        194,153         581,146
                                    ---------   ----------   ------------   --------   -------------   -----------      ---------
Common stock subject to limited
  redemption, net..................     3,885           --           --           --            --             --           3,885
                                    ---------   ----------   ------------   --------   -------------   -----------      ---------
Stockholders' Equity:
  Common stock.....................        12           --           --           --            --             --              12
  Additional paid-in capital.......   150,993           --           --           --            --             --         150,993
  Warrants.........................    10,000           --           --           --            --             --          10,000
  Common stock held in treasury....   (10,000)          --           --           --            --             --         (10,000)
  Retained deficit.................   (85,896)          --           --           --            --         (7,764)(7)     (93,660)
  Minimum pension liability
    adjustment.....................    (3,240)          --           --           --            --             --          (3,240)
  Cumulative translation
    adjustment.....................      (200)          --           --           --            --             --            (200)
  Equity and advances account --
    NAB............................        --       25,531       69,244       94,775       (94,775)            --              --
                                    ---------   ----------   ------------   --------   -------------   -----------      ---------
                                       61,669       25,531       69,244       94,775       (94,775)        (7,764)         53,905
                                    ---------   ----------   ------------   --------   -------------   -----------      ---------
                                    $ 766,549    $ 153,261     $(30,037)    $123,224     $ (82,775)     $ 190,984       $ 997,982
                                    ---------   ----------   ------------   --------   -------------   -----------      ---------
                                    ---------   ----------   ------------   --------   -------------   -----------      ---------

- -------------------------
(1) The assets acquired and liabilities assumed by the Company in the NAB Acquisition excluded accounts receivable, accounts payable, certain short-term borrowings, and certain accrued liabilities (primarily accrued income taxes).

(2) The purchase price of $195,500 included $185,000 in cash and $10,500 in promissory notes. The acquisition cost also included fees and expenses estimated at $1,500. The NAB Acquisition will be accounted for using the purchase method of accounting and the total purchase cost will be allocated first to assets and liabilities based upon their respective fair values, with the remainder allocated to goodwill. Historical NAB equity balances are eliminated for purposes of the pro forma consolidated balance sheet. The allocation of the purchase price reflected above is based on estimates and may differ from the final allocation.

(3) Reflects proceeds of borrowings under the Credit Agreement of $170,000, and borrowings under short-term notes payable of $15,000.

(4) Reflects fees of $10,458 related to the refinancing of the Original Credit Agreement and the Offering, net of the write-off of unamortized fees of $4,474 related to the redemption of the 14% Subordinated Debentures and the retirement of the GECC Mortgage Loan.

(5) Reflects payment of accrued and unpaid interest of $6,405 on the 14% Subordinated Debentures, together with the tax benefit of the loss of $4,000 on the redemption of the 14% Subordinated Debentures and the retirement of the GECC Mortgage Loan.

(6) Reflects the effects of the Pro Forma Transactions as follows:

        Borrowings under the Credit Agreement to finance a portion of the
          NAB Acquisition.................................................   $ 170,000
        Issuance of the Notes.............................................     145,000
        Redemption of the 14% Subordinated Debentures.....................    (135,000)
        Borrowings under the Credit Agreement to pay a portion of the accrued and unpaid interest on the 14% Subordinated Debentures and the fees and expenses related to the Pro Forma
          Transactions....................................................      14,153
                                                                             ---------
             Net increase in long-term debt...............................   $ 194,153
                                                                             ---------
                                                                             ---------

(7) Reflects loss on the redemption of the 14% Subordinated Debentures and the retirement of the GECC Mortgage Loan, which includes the prepayment premium on the redemption of the 14% Subordinated Debentures of $7,290, and the write-off of deferred financing fees of $4,474, net of the related tax benefit of $4,000.

                            SELECTED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The following income statement and balance sheet data were derived from the consolidated financial statements of the Company. The consolidated financial statements of the Company for the nine months ended June 30, 1989 and for each of fiscal years 1990, 1991, 1992 and 1993 have been audited by Arthur Andersen & Co. The consolidated financial statements of the Company for each of the three months ended October 3, 1992 and October 2, 1993 are unaudited; however, in the Company's opinion, reflect all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations of such periods. The results for the three months ended October 2, 1993 are not necessarily indicative of the results to be expected for the full fiscal year. The selected financial data below should be read in conjunction with the consolidated financial statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company."

                                                                    COMPANY -- CONSOLIDATED
                              ---------------------------------------------------------------------------------------------------
                              NINE MONTHS                                                            THREE MONTHS    THREE MONTHS
                                 ENDED       YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED       ENDED           ENDED
                               JUNE 30,       JUNE 30,      JUNE 30,      JUNE 30,      JUNE 30,      OCTOBER 3,      OCTOBER 2,
                                 1989           1990          1991          1992          1993           1992          1993(1)
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
OPERATING DATA:
  Net sales..................  $ 807,365     $1,067,878    $1,085,319    $1,422,740    $1,756,510      $359,136        $399,066
  Gross profit...............     81,632        104,707       101,429       115,641       152,499        19,921          21,827
  Selling, general and
    administrative
    expenses.................     19,584         29,600        42,949        50,062        61,898        12,890          12,695
  Amortization...............     10,174         13,838        13,810         8,746         9,548         2,187           2,187
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
  Operating income...........     51,874         61,269        44,670        56,833        81,053         4,844           6,945
  Interest expense, net(2)...     50,982         61,184        61,676        55,158        47,832        14,173          11,418
  Other expense (income),
    net(3)...................      2,141          4,044         2,144         5,837         5,260           (30)          1,070
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
  Income (loss) before taxes
    on income and
    extraordinary items......     (1,249)        (3,959)      (19,150)       (4,162)       27,961        (9,299)         (5,543)
  Income taxes...............      7,409         16,630        14,019        12,968        17,847         1,687           5,286
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
  Net income (loss) before
    extraordinary items(4)...  $  (8,658)    $  (20,589)   $  (33,169)   $  (17,130)   $   10,114      $(10,986)       $(10,829)
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
  Ratio of earnings to fixed
    charges..................         --             --            --            --          1.55x           --              --
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
  Fixed charges in excess of
    earnings.................  $  (1,249)    $   (4,344)   $  (20,743)   $   (6,484)           --      $ (9,679)       $ (4,937)
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
                              -----------    ----------    ----------    ----------    ----------    ------------    ------------
BALANCE SHEET DATA:
  Current assets.............  $ 200,002     $  223,212    $  213,806    $  282,864    $  325,199      $292,075        $277,744
  Total assets...............    734,582        747,583       729,670       799,884       820,209       807,151         766,549
  Current liabilities........    201,117        254,514       287,111       344,169       374,950       337,212         317,564
  Long-term debt.............    433,336        402,800       386,655       348,331       321,116       407,997         340,209
  Common stock subject to
    limited redemption
    rights, net..............      1,770          1,795         1,770         3,465         3,885         3,885           3,885
  Stockholders' equity.......     48,876         35,292         4,335        49,317        75,101        58,057          61,669
OTHER DATA:
  EBITDA(5)..................  $  74,826     $   94,252    $   81,428    $   91,807    $  121,707      $ 14,788        $ 17,243
  Depreciation...............     12,778         19,145        22,948        26,228        31,106         7,757           8,111
  Capital expenditures.......     11,353         14,906        20,892        27,926        31,595        10,158          11,149
  Number of facilities(6)....         30             33            40            45            48            45              49
  Ratio of EBITDA to interest
    expense, net(2)(5).......       1.47x          1.54x         1.32x         1.66x         2.54x         1.04x           1.51x

- -------------------------
(1) On July 1, 1993, the Company adopted SFAS 106. As a result, the fiscal quarter ended October 2, 1993 represents the first period during which the Company began to incur additional expense associated with the adoption of SFAS 106. The expense for this period was $1,600.

(2) Includes non-cash charges for amortization of deferred financing fees of approximately $6,041, $4,514, $4,096, $3,198, $2,972, $679 and $570 for the
    nine months ended June 30, 1989, each of the fiscal years ended June 30, 1990 through June 30, 1993 and each of the fiscal quarters ended October 3, 1992 and October 2, 1993, respectively.

(3) Consists of foreign currency exchange gain or loss, minority interest in net income of subsidiaries, equity in (income) loss of affiliates and other expense.

(4) The Company incurred extraordinary losses of $535 in the fiscal quarter ended October 2, 1993 and $5,100 in the fiscal year ended June 30, 1992 resulting from the prepayment of debt.

(5) "EBITDA" is operating income (loss) plus depreciation and amortization. The Company believes that EBITDA provides additional information for determining its ability to meet debt service requirements. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements.

(6) Includes facilities operated by the Company's less than majority-owned affiliates.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

RESULTS OF OPERATIONS

     Lear has expanded its net revenues at an annual compound growth rate of approximately 27.1% since fiscal 1983. Since fiscal 1990 the Company has increased its net sales by 64.5% by building upon its existing business in the United States and Canada and significantly expanding its operations in Europe and Mexico.

     As a result of significant new business added since fiscal 1990, the Company has experienced substantial up-front costs for new programs and new facilities. Such costs consist of administrative expenses in Europe, engineering and design expenses for new seating programs and new facility costs, including pre-production expenses and inefficiencies incurred until the customer reaches normal operating levels. New business which has been added since fiscal 1990 includes seat systems for the GM-Suburban, Saab, Volvo, GM-Opel (2 facilities), Chrysler-Europe, Hyundai and Volkswagen-Mexico, as well as a seat cover manufacturing facility in Mexico. The Company expenses such non-recurring pre-production expenses as they are incurred.

     The Company's financial results in fiscal 1993 improved over prior years as a result of improved operating efficiencies obtained at new facilities which impacted prior year results unfavorably and strong performance at established facilities. Together these facilities offset new program costs associated with the Dodge Ram Pick-up Truck, the Ford Mustang, the Ford Windstar Minivan and the GM Opel Omega and facility costs relating to new programs for BMW and Jaguar, which will begin production in the current fiscal year.

     The Company's financial results for the fiscal year ended June 30, 1993 do not include the NAB Acquisition. After giving effect to the Pro Forma Transactions, the Company's net revenues and EBITDA would have been approximately $2.2 billion and $171.7 million, respectively. See "Business -- NAB Acquisition."


     Results for the quarter ended October 2, 1993 do not include the NAB Acquisition and do include additional expense due to the adoption of the prospective method of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-retirement Benefits Other than Pensions" ("SFAS 106"). The implementation of SFAS 106 had an unfavorable impact in the current quarter on gross profit of $1.4 million, operating income of $1.6 million and net income of $1.6 million. See the consolidated financial statements of the Company included elsewhere in this Prospectus.


     The Company's performance is dependent on automobile production, which is seasonal in nature. The Company's first fiscal quarter is historically its weakest quarter due to the impact of customer plant shutdowns for vacation and model changeover which affect automotive production in both North America and Europe. See Note 15 to the consolidated financial statements of the Company included elsewhere in this Prospectus.

     The Company is currently considering changing its fiscal year end from June 30 to December 31. If this change is made prior to February 14, 1994, the Company will not file a Form 10-Q for its fiscal quarter ended December 31, 1993, but will file a Form 10-K for the period ended December 31, 1993 on or before March 31, 1994.

     The following chart shows operating results of the Company by principal geographic area.

                          GEOGRAPHIC OPERATING RESULTS

                                                                                                  THREE           THREE
                                                                                                 MONTHS          MONTHS
                                                  YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED           ENDED
                                                   JUNE 30,       JUNE 30,       JUNE 30,      OCTOBER 3,      OCTOBER 2,
                                                     1991           1992           1993           1992            1993
                                                  ----------     ----------     ----------     -----------     -----------
                                                                           (DOLLARS IN THOUSANDS)
NET SALES:
United States.................................    $ 468,808      $ 597,160      $ 765,652       $ 151,547       $ 195,713
Canada........................................      349,931        403,351        372,045          76,140          85,835
Europe........................................      145,540        268,175        432,546          88,167          76,881
Mexico........................................      121,040        154,054        186,267          43,282          40,637
                                                  ----------     ----------     ----------     -----------     -----------
    Net sales.................................    $1,085,319     $1,422,740     $1,756,510      $ 359,136       $ 399,066
                                                  ----------     ----------     ----------     -----------     -----------
                                                  ----------     ----------     ----------     -----------     -----------
OPERATING INCOME (LOSS):
United States.................................    $   6,181      $  32,002      $  51,752       $   5,577       $   5,255
Canada........................................       35,303         14,695         15,308             (23)          6,119
Europe........................................       (3,667 )        2,952         (3,907 )        (2,897)         (7,449)
Mexico........................................        8,206          7,172         17,900           2,187           3,020
Unallocated corporate expense.................       (1,353 )           12             --              --              --
                                                  ----------     ----------     ----------     -----------     -----------
    Operating income..........................    $  44,670      $  56,833      $  81,053       $   4,844       $   6,945
                                                  ----------     ----------     ----------     -----------     -----------
                                                  ----------     ----------     ----------     -----------     -----------
EBITDA........................................    $  81,428      $  91,807      $ 121,707       $  14,788       $  17,243

First Fiscal Quarter Ended October 2, 1993 Compared With First Fiscal Quarter Ended October 3, 1992.

     Net sales of $399.1 million in the first quarter of fiscal 1994 surpassed the first quarter of fiscal 1993 by $39.9 million or 11.1% despite the effect of depressed automobile sales on existing seating programs in Europe. Net sales benefitted from new business in the United States and Europe and from incremental volume on established domestic seating programs.

     Net sales in the United States of $195.7 million in the first quarter ended October 2, 1993 increased as compared to the comparable period in the prior year by $44.2 million or 29.1%, reflecting vehicle production increases on established seating programs by OEMs and incremental sales generated by a new lead vendor program under which the Company assumed management of components for a seat program with Ford.

     First quarter net sales in Canada of $85.8 million exceeded such sales during the comparable period in the prior fiscal year by $9.7 million or 12.7%, which reflected the effect of extended downtime on a GM passenger car program during the prior year period.

     Net sales in Europe of $76.9 million declined in relation to the first quarter of fiscal 1993 by $11.3 million or 12.8% due to reduced vehicle production requirements for carryover seating programs in Sweden and Finland and unfavorable exchange rate fluctuations. Partially offsetting the decrease in sales were the contribution of new business in Germany and additional volume on established seating programs in Germany and Austria.

     Net sales in Mexico of $40.6 million decreased in the first quarter of fiscal 1994 as compared to the first quarter of fiscal 1993 by $2.6 million or 6.1% due to reduced passenger car production on established Ford programs.

     Gross profit (net sales less cost of sales) and gross margin (gross profit as a percentage of net sales) were $21.8 million and 5.5% for the first quarter of fiscal 1994 as compared to $19.9 million and 5.5% in the prior comparable period. Gross profit in the first quarter of fiscal 1994 benefitted from the overall growth in sales activity in North America, productivity improvement programs and favorable foreign exchange effects in Canada. Partially offsetting the increase in gross profit were reduced capacity utilization in Europe, preproduction costs for future seating programs in Canada and England and the devaluation of the Swedish krona. The adoption in the first quarter of fiscal 1994 of SFAS 106 had an unfavorable impact in the current quarter of $1.4 million.

     Selling, general and administrative expenses decreased to 3.2% of net sales for the first quarter of fiscal 1994 as compared to 3.6% for the comparable period in the prior fiscal year because actual expenditures remained essentially unchanged while net sales increased.

     Operating income and operating margin (operating income as a percentage of net sales) were $6.9 million and 1.7% for the first quarter of fiscal 1994 as compared to $4.8 million and 1.3% during the comparable period in the prior fiscal year. The increase in operating income was due to incremental domestic car and truck production and productivity improvements which offset lower margin contribution in Europe and the adoption of SFAS 106. Non-cash depreciation and amortization charges were $10.3 million and $9.9 million for the first quarter of fiscal 1994 and 1993, respectively.

     Interest expense for the first quarter of fiscal 1994 declined in relation to the comparable period in the prior fiscal year due to lower borrowings and the refinancing of certain subordinated debt at a lower interest rate.

     Other expense for the first quarter of fiscal 1994, including foreign exchange loss, minority interest in income of subsidiaries and equity in income of affiliates, increased in comparison to the comparable period in the prior fiscal year due to foreign exchange losses and reduced income from joint ventures accounted for under the equity method.

     A net loss of $11.4 million was recognized for the first quarter of fiscal 1994 as compared to a net loss of $11.0 million in the prior comparable period. The net loss of $11.4 million in the first quarter of fiscal 1994 reflects a $4.7 million provision for foreign national income taxes as compared to a $1.3 million provision in the comparable period in the prior fiscal year, $1.6 million in additional expense related to the adoption of SFAS 106 and a $0.5 million extraordinary charge associated with the refinancing of the Company's Original Credit Agreement effective October 25, 1993.

Fiscal Year Ended June 30, 1993 Compared With Fiscal Years Ended June 30, 1992 And 1991

     Net sales of $1.8 billion in fiscal 1993 represents the twelfth consecutive year of increased sales. Net sales increased $333.8 million or 23.5% over fiscal 1992 and $671.2 million or 61.8% as compared to fiscal 1991. Net sales in fiscal 1993 as compared to fiscal 1992 benefitted from new business in the United States and Europe, full year production of a second facility in Sweden for Volvo, of which the Company assumed control in November 1991, and from incremental volume on domestic and Mexican programs. In comparison to fiscal 1991, net sales increased in fiscal 1992 by $337.4 million or 31.1% due to the contribution of new business in North America and Europe, volume increases in domestic and foreign carryover programs, including production of replacement programs, and the acquisition of existing operations from Saab and Volvo to handle new programs.

     Gross profit and gross margin were $152.5 million and 8.7% in fiscal 1993, $115.6 million and 8.1% in fiscal 1992 and $101.4 million and 9.3% in fiscal 1991. Gross profit and gross margin in fiscal 1993 surpassed that of the prior year due to the benefit of incremental volume, including production of new business programs, productivity improvement programs and improved operating performance at new facilities in North America, Europe and Mexico. Partially offsetting the increase in gross profit were participation in customer cost reduction programs, plant shutdown costs at a dedicated facility in Finland and nonrecurring favorable foreign exchange effect on sales and a retroactive price increase recognized in the first and second quarters of fiscal 1992. Gross profit in fiscal 1992 increased as compared to fiscal 1991 as the overall growth in sales activity coupled with productivity improvements more than offset customer cost reduction programs. Comparing the same periods, gross margin declined as a result of the incurrence of start-up costs at several new facilities.

     Selling, general and administrative expenses as a percentage of net sales remained unchanged at 3.5% in fiscal 1993 as compared to the prior year. The increase in actual expenditures was largely the result of research and development costs for future seating programs in the United States, Canada and Europe. Further contributing to the increase in expenditures were administrative support expenses for Mexican operations and costs associated with the establishment of customer business units in North America. In comparison to fiscal 1991, selling, general and administrative expenses in fiscal 1992 increased due to design and development costs for future seat systems and technical and administrative support for new and existing European and Mexican operations.

     Operating income and operating margin were $81.1 million and 4.6% in fiscal 1993, $56.8 million and 4.0% in fiscal 1992 and $44.7 million and 4.1% in fiscal 1991. The growth in operating income in fiscal 1993 as compared to the prior year was due to incremental volume on established seating programs and improved performance at new seat and seat cover facilities. Partially offsetting the increase in operating income were pre-production and facility costs for programs to be introduced in fiscal 1994, plant shutdown costs and nonrecurring prior year adjustments noted above. As compared to fiscal 1991, operating income in fiscal 1992 increased due to the benefit of vehicle production increases by automotive manufacturers on established programs in North America and Europe which offset customer cost reduction programs and start-up costs associated with the introduction of new seat systems within established business programs. Non-cash depreciation and amortization charges were $40.7 million in fiscal 1993, $35.0 million in fiscal 1992 and $36.8 million in fiscal 1991.

     Interest expense in fiscal 1993 declined in relation to fiscal 1992 and fiscal 1991 due to lower interest rates on bank debt, refinancing of certain subordinated debt at a lower interest rate and the application of funds received from the capital infusions initiated on September 27, 1991 and July 30, 1992. See Notes 3 and 4 of the consolidated financial statements of the Company included in this Prospectus for additional information regarding these transactions.

     Other expense, including foreign exchange gain or loss, minority interests and equity in income of affiliates, decreased in fiscal 1993 in comparison to fiscal 1992 as reduced income derived from joint ventures accounted for under the equity method coupled with the Company's write off of its $1.7 million investment in Probel S.A., a Brazilian company, were more than offset by the expense portion of nonrecurring capitalization and related costs of $3.2 million associated with the 1991 Transactions (as defined under "Certain Transactions") which were incurred in fiscal 1992. Other expense in fiscal 1992 increased in comparison to fiscal 1991 due to costs related to the 1991 Transactions.

     Net income of $10.1 million was realized in fiscal 1993 as compared to a net loss of $22.2 million in fiscal 1992. The net income of $10.1 million in fiscal 1993 reflects an $11.9 million provision for foreign national income taxes as compared to an $8.2 million provision in fiscal 1992. In comparison to a net loss of $33.2 million in fiscal 1991, the net loss of $22.2 million in fiscal 1992 reflects a $13.0 million provision for national income taxes as compared to a provision of $14.0 million in the previous fiscal year and to a $5.1 million extraordinary loss on the early retirement of debt.

  United States Operations

     Net sales in the United States were $765.7 million, $597.2 million and $468.8 million in fiscal years 1993, 1992 and 1991, respectively. Net sales in fiscal 1993 surpassed fiscal 1992 due to improved domestic car and truck production on established seating programs in the second half of fiscal 1993 coupled with a new Ford passenger car program and the attainment of targeted production levels for a General Motors truck program introduced in the fall of 1991. Net sales in fiscal 1992 reflect vehicle production increases from prior year's depressed operating levels by OEMs on certain established seating programs and the launch of a new General Motors truck program.

     Operating income and operating margin were $51.8 million and 6.8% in fiscal 1993, $32.0 million and 5.4% in fiscal 1992 and $6.2 million and 1.3% in fiscal 1991. The growth in operating income and operating margin was due to the benefits derived from incremental volume on established and new seating programs, productivity improvements and improved operating performance at new seat systems and seat cover facilities. Partially offsetting the increase in operating income was participation in customer cost reduction programs and preproduction costs associated with a new seating program scheduled to begin production in mid-1994. Operating income and operating margin in fiscal 1992 increased as compared to fiscal 1991 due to the transfer of component production from Canada in order to benefit from lower operating costs and incremental volume on established seating programs.

  Canadian Operations

     Net sales from Canadian operations were $372.0 million in fiscal 1993, $403.4 million in fiscal 1992 and $349.9 million in fiscal 1991. Net sales in fiscal 1993 were adversely impacted by market demand and vehicle inventories as General Motors announced temporary plant shutdowns and production adjustments on existing passenger car and light truck programs. In comparison to fiscal 1991, net sales in fiscal 1992 benefitted from incremental volume on carryover General Motors car and truck programs and to the launch of a new Hyundai passenger car program, which was partially offset by the transfer of component production from Canada to the United States.

     Operating income and operating margin were $15.3 million and 4.1% in fiscal 1993, $14.7 million and 3.6% in fiscal 1992 and $35.3 million and 10.1% in fiscal 1991. Operating income in fiscal 1993 as compared to the prior fiscal year benefitted from productivity improvement programs, favorable exchange rate fluctuations and improved operating performance at a new seat facility. Partially offsetting the increase in operating income were reduced vehicle production schedules on existing programs and engineering costs associated with a future Ford seating program. Operating income in fiscal 1992 declined in relation to fiscal 1991 due to a shift in component production to the Company's United States facilities in order to take advantage of lower operating costs, participation in customer cost reduction programs, incremental costs associated with the start-up of a new seat facility and to design and development costs related to a future Ford seat system.

  European Operations

     Net sales in Europe were $432.5 million in fiscal 1993, $268.2 million in fiscal 1992 and $145.5 million in fiscal 1991. Net sales in fiscal 1993 exceeded the prior year due to the addition of new operations in Germany and Austria, the full year impact resulting from the acquisition of facilities in Sweden and Finland and incremental volume on carryover programs in Germany. Partially offsetting the increase in net sales were reduced vehicle production schedules for established seating programs in Sweden and unfavorable exchange rate fluctuations. Net sales in fiscal 1992 surpassed net sales in the prior year due to additional volume on an existing program in Sweden and the acquisition of facilities in Sweden and Finland in November 1991 and January 1992, respectively, while demand for existing programs in Germany remained essentially unchanged.

     The Company's European operations sustained an operating loss of $3.9 million in fiscal 1993 as compared to operating income of $3.0 million in fiscal 1992 and an operating loss of $3.7 million in 1991. The $6.9 million unfavorable variance in fiscal 1993 was the result of lower margin products introduced at an established facility in Germany, technical and administration costs required to support European manufacturing facilities, a retroactive price increase recognized in the first half of fiscal 1992 and the devaluation of the Swedish krona, which was partially offset by the favorable impact of foreign exchange rates. Also contributing to the decrease in operating income were reserves established by the Company for the anticipated plant shutdown costs at a dedicated facility in Finland due to the customer transfer of production to alternative locations in Europe. Partially offsetting the decrease in operating income was the overall growth in sales activity, including production from new programs in Germany and Austria and to the full year contribution of facilities in Sweden and Finland of which the Company assumed control in fiscal 1992. Operating income of $3.0 million in fiscal 1992 increased by $6.6 million as compared to fiscal 1991 due to improved pricing on an existing program, incremental volume on carryover programs and improved operating performance at an established facility in Sweden which combined to more than offset preproduction, technical and administrative costs necessary to support new facilities opened as a result of seating programs awarded.

  Mexican Operations

     Net sales in Mexico were $186.3 million in fiscal 1993, $154.1 million in fiscal 1992 and $121.0 million in fiscal 1991. Net sales in fiscal 1993 surpassed fiscal 1992 and fiscal 1991 due to increased production activity on established General Motors, Ford, Volkswagen and Chrysler programs.

     Operating income and operating margin in Mexico were $17.9 million and 9.6% in fiscal 1993, $7.2 million and 4.7% in fiscal 1992 and $8.2 million and 6.8% in fiscal 1991. The increase in operating income and operating margin in fiscal 1993 as compared to the prior year was due to the benefit of additional sales, productivity improvement programs and improved manufacturing performance at a seat cover facility. Operating income and operating margin in fiscal 1992 declined in relation to fiscal 1991 as a result of the Company's participation in a customer cost reduction program and incremental start-up costs associated with a new seat cover facility.

LIQUIDITY AND FINANCIAL CONDITION

     On October 25, 1993, the Company amended and restated the Original Credit Agreement (as amended and restated, the "Credit Agreement"), increasing the Company's total availability to $425.0 million and enabling the Company to refinance all of its then outstanding indebtedness under the Company's Original Credit Agreement, retire the GECC Mortgage Loan and finance a portion of the NAB Acquisition. As of October 2, 1993, and after giving effect to the Pro Forma Transactions (as defined under "Pro Forma Financial Data"), the Company would have had $293.1 million outstanding under the Credit Agreement ($35.6 million of which would have been outstanding under letters of credit), resulting in $131.9 million unused and available. The Company also had term loans outstanding in Germany of $8.1 million.

     Amounts available under the Credit Agreement will be reduced by $40.0 million every six months beginning October 31, 1996, and the Credit Agreement will expire on October 31, 1998. The Company's scheduled term loan principal payments are $1.2 million in each of the next five fiscal years and $2.1 million thereafter.

     Net cash provided by operating activities increased to $94.5 million in fiscal 1993, compared to $48.0 million and $33.5 million in fiscal 1992 and fiscal 1991, respectively. The increase in cash flow in fiscal 1993 reflected higher operating earnings and reduced working capital requirements. The reduced working capital requirements were primarily the result of improved management of inventories, customer tooling and accounts payable. Inventories declined by 12% in fiscal 1993 despite record net sales in that year.

     During fiscal 1993, cash generated from operations and funds available under the Original Credit Agreement were sufficient to meet the Company's debt service and capital expenditure requirements. The Company believes that cash flows from operations and funds available from existing credit facilities (principally the Credit Agreement) will be sufficient to meet its future debt service obligations, projected capital expenditures and working capital requirements.

     In fiscal 1993, the Company took advantage of the favorable interest rate environment by refinancing a substantial portion of its long-term debt. The Company refinanced $85.0 million in aggregate principal amount of its 14 1/4% Senior Subordinated Discount Notes by issuing $125.0 million aggregate principal amount of 11 1/4% Senior Subordinated Notes. The additional proceeds were used to prepay $15.0 million of term loans and temporarily reduce outstanding revolving loans under the Original Credit Agreement and for general corporate purposes.

     In fiscal 1993 and 1992, gross proceeds of $20.4 and $75.0 million, respectively, were received from the issuance of common stock. The common stock proceeds were used to reduce borrowings under the Original Credit Agreement in each year, as well as fund the Company's expansion.

CAPITAL EXPENDITURES

     For the fiscal year ended June 30, 1993, capital expenditures of the Company were $31.6 million. For the fiscal years ended June 30, 1992 and June 30, 1991, capital expenditures of the Company were $27.9 million and $20.9 million, respectively. The Company estimates that it spent, in the aggregate, between $10.0 million and $15.0 million in fiscal 1992 and fiscal 1993, respectively, for equipment replacement and refurbishment. The Company anticipates that during fiscal 1994 capital expenditures will aggregate approximately $60.0 million, of which approximately $30 million relates to the addition of new facilities and the completion of previously started facilities required to support new seat systems programs. The remainder will be used to establish new programs in existing facilities and for ongoing maintenance requirements. The Company anticipates that cash generated from operations and borrowings under the Credit Agreement will provide sufficient funds for planned capital expenditures.

ENVIRONMENTAL MATTERS

     The Company is subject to local, state, federal and foreign laws, regulations and ordinances (i) which govern activities or operations that may have adverse environmental effects and (ii) that impose liability for the costs of cleaning up and certain damages resulting from sites of past spills, disposal or other releases of hazardous substances. The Company currently is engaged in the cleanup of hazardous substances at certain sites owned, leased or operated by the Company, including soil and groundwater cleanup at its facility in Mendon, Michigan. Management believes that the Company will not incur compliance costs or cleanup costs at its facilities with known contamination that would have a material adverse effect on the Company's consolidated financial position or future results of operations.

     The Company has been identified as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), for the cleanup of contamination from hazardous substances at three Superfund sites where liability has not been determined. The Company also may incur indemnification obligations for cleanup at two sites which are the subject of Superfund proceedings. Management believes that the Company is, or may be, responsible for less than one percent, if any, of the total costs at each site. The Company has set aside reserves which management believes are adequate to cover any such potential liabilities. Management believes that such matters will not result in liabilities that will have a material adverse effect on the Company's consolidated financial position or future results of operations.

INFLATION AND ACCOUNTING POLICIES

     Lear's contracts with its major customers generally provide for an annual productivity price reduction and provide for the recovery of increases in material and labor costs in some contracts. Cost reduction through design changes, increased productivity and similar programs with the Company's suppliers generally have offset changes in selling prices. The Company's cost structure is comprised of a high percentage of variable costs. The Company believes that this structure provides it with additional flexibility during economic cycles.

     In December 1990, the Financial Accounting Standards Board issued SFAS 106, which sets forth new standards on accounting for post-retirement benefits other than pensions. This standard requires that the expected cost of these benefits must be charged to expense during the years in which the employees render service. The Company has prospectively adopted the new standard for its domestic plans effective July 1, 1993 and will adopt the standard no later than required for its foreign plans. The Company's actuaries estimate the domestic transition obligation at July 1, 1993 to be approximately $24.0 million before income taxes, which will be amortized over 20 years. The Company's results for the three months ended October 2, 1993 reflect an increase of approximately $1.6 million for post-retirement benefits as computed under this new standard than would have been recorded under the Company's previous method, which recognized these costs on a cash basis. The additional expense of $1.6 million includes approximately $300,000 of amortization of the Company's transition obligation.

     In November 1992, the Financial Accounting Standards Board issued SFAS 112, "Employers Accounting for Post-Employment Benefits." This statement requires that employers accrue the cost of post-employment benefits during the employees' active service. The Company has not yet adopted this statement, which must be implemented no later than fiscal year 1995. The Company believes that the adoption of this statement will not have a material effect on its financial position or results of operations.

                                    BUSINESS

GENERAL

     Lear is the largest independent supplier of automobile and light truck seat systems in North America and is one of the largest independent suppliers of such systems and components worldwide. The Company's principal products include finished automobile and light truck seat systems, seat frames, seat covers and other seat components. The Company's seat systems, which are designed, manufactured and assembled at the Company's manufacturing facilities, are shipped to customer assembly plants on a JIT basis for installation in vehicles near the end of the assembly process.

     Lear's sales have grown rapidly from approximately $159.8 million in fiscal 1983 to approximately $1.8 billion in fiscal 1993, a ten-year average compound annual growth rate of approximately 27.1%. The Company has expanded its operations to facilitate such growth primarily by constructing, acquiring and leasing new facilities and expanding the output of existing facilities. Capital expenditures by the Company during the same period averaged $23.2 million per year. Funding for this expansion was provided by cash generated from operations and borrowings under credit facilities. The Company's growth in sales is attributable primarily to the trend in the North American automotive industry to outsource more of its requirements for automotive components in response to competitive pressures on OEMs to improve quality and reduce capital needs and the costs of labor, overhead and inventory. OEMs have outsourced increasingly larger percentages of their requirements for seat systems, which represent the most expensive automotive component widely outsourced.

     The principal beneficiaries of the trend to outsourcing have been independent suppliers, such as the Company, with proven design, engineering and JIT program management and manufacturing capabilities. The Company has captured approximately one-third of the outsourced market for automobile and light truck seat systems and seat components in North America and has become a leading supplier to this market in Europe based on contracts awarded during the past three years.

     Lear has demonstrated its ability to substantially reduce the cost and increase the quality of seat systems through the coordination of design, development and manufacturing as a Tier I supplier. The Company believes that OEMs in North America and Europe will continue to pursue outsourcing as a means of cost reduction.

BUSINESS STRATEGY

     To take advantage of additional business opportunities, the Company has positioned itself as a global Tier I supplier of entire seat systems to OEMs. Tier I status typically means that the supplier is awarded the seat program for a particular vehicle in the early stages of the vehicle's design. The Tier I supplier becomes responsible for total seat program management, including design, development, component sourcing, quality assurance procedures, manufacture and delivery to the OEM's assembly plant. The OEM benefits from lower costs, improved quality, timely delivery and the administrative convenience of being able to treat seating as a single component instead of as numerous individual components. The Company believes that its early involvement in the design and engineering of new seat products as a Tier I supplier affords the Company a competitive advantage in securing new business. The Company has become a significant Tier I supplier by implementing a strategy based upon the following elements:

     -- Strong Relationships with the OEMs. The Company's management has developed strong relationships with its OEM customers which allow Lear to identify business opportunities and react to customer needs in the early stages of vehicle design. The Company maintains an excellent reputation with the OEMs for timely delivery and customer service and for providing world class quality at a competitive price. Many of the Company's facilities have won awards from OEMs and others, including the General Motors Mark of Excellence Award, the General Motors Supplier of the Year Award, the General Motors Top Supplier Award in Mexico, the Ford Q-1 Award at 11 plants, the General Motors of Europe 1991 and 1992 Supplier of the Year Award, the Chrysler Quality Excellence Award, the Saab 100% Supplier Performance Award and the Mazda Most Valuable Supplier Award.

     -- Product Technology and Product Design Capability. Lear has made substantial investments in product technology and product design capability to support its products, including the building of two technical centers (one in the United States in 1988 and one in Europe in 1991) and upgrading the Company's computer aided design/computer aided manufacturing ("CAD/CAM") systems. In addition, the Company is in the process of investing approximately $6.0 million to substantially broaden its engineering capabilities, including all aspects of safety and functional testing and comfort assessment. The Company's strong product focus and global business base provide it access to worldwide seat technology. The Company's participation with customers in the early phase of product design enable it to improve the quality of the product and to meet target costs. Furthermore, the Company has established formal programs which provide for an ongoing review of product design and production in order to establish the means of obtaining additional cost improvement.

     -- Lean Manufacturing Philosophy. Lear has adopted a "lean manufacturing" philosophy that seeks to eliminate waste and inefficiency in its own operations and in those of its customers. The Company believes that it provides superior quality seating products at lower costs than the OEMs. The Company, whose facilities are linked by computer directly to those of its suppliers and customers, receives components from its suppliers, and delivers seat systems and components to its customers on a JIT basis, which minimizes inventories and fixed costs and enables the Company to deliver products on as little as 90 minutes notice. In the past year, the Company's overall annual inventory turnover rate was 33 times and at least 100 times in the case of certain of the Company's JIT plants. The Company also minimizes fixed costs by using the existing suppliers to the OEMs and the OEMs themselves for certain components instead of attempting to produce such components itself. In cases where one of the Company's manufacturing facilities is underutilized, the Company is able to redistribute products to increase facility utilization.

     Another example of the Company's "lean manufacturing" philosophy is the establishment of a "Champion Program" in fiscal 1993 whereby individual members of management are responsible for working with a specific vendor to aggressively reduce costs. The success of the program has allowed the Company to negotiate on-going cost reduction agreements with its customers. The Champion Program was expanded in fiscal 1994 to Europe and to product design.

NAB ACQUISITION

     On November 1, 1993, Lear significantly strengthened its position in the North American automotive seating market by purchasing the NAB from Ford for $185.0 million in cash and approximately $10.5 million in notes payable to Ford or its affiliates. The NAB Acquisition included the machinery, equipment, real property and other assets used in the operations of the NAB as well as the stock of Favesa S.A. de C.V. ("Favesa"), an operation located in Juarez, Mexico.

     The NAB consists of an integrated United States and Mexican operation which produces seat covers for approximately 80% of Ford's North American vehicle production and manufactures seat systems for Ford's Crown Victoria and Grand Marquis vehicles. The NAB Acquisition increased the Company's United States and Canadian revenues as a percentage of total revenues from approximately 65% to 72% in fiscal 1993 on a pro forma basis. The cost structure of the NAB is very similar to the Company's current business in that costs are largely variable and, therefore, responsive to demand. Prior to the NAB Acquisition, the Company outsourced a significant portion of its seat cover requirements. The expansion of the Company's seat cover business allows the Company better control over the costs and quality of one of the critical components of a seat system. Because of the Company's belief in its ability to produce seat covers and seat systems at attractive margins, the NAB Acquisition is expected to improve the Company's operating performance.

     For the fiscal year ended June 30, 1993, after giving pro forma effect to the NAB Acquisition, the NAB would have generated approximately $547.1 million in gross sales and approximately $50.0 million in EBITDA. After giving effect to the Pro Forma Transactions, the Company's ratio of EBITDA to interest expense, net, would have improved from 2.54 times to 3.34 times. See "Pro Forma Financial Data."

     In connection with the NAB Acquisition, the Company entered into a five year supply agreement with Ford covering models for which the NAB currently produces seat covers and seat systems at agreed upon prices. The Company also assumed during the term of the supply agreement primary engineering responsibility for a substantial portion of Ford's car models. As a result, the NAB Acquisition establishes the Company as Ford's leading seat systems supplier and strengthens the Company's relationship with one of its two largest customers and the world's second largest automobile manufacturer. In addition, the Company believes that because of the NAB Acquisition it will be further integrated by Ford into the planning and design of seat systems and related products for future automobile models. After giving effect to the NAB Acquisition, the Company expects that its net sales to Ford and General Motors will be roughly equivalent. The NAB Acquisition also provides the Company with a prototype for enhancing its relationships with OEMs in a manner that allows OEMs to take better advantage of the Company's engineering, design and manufacturing expertise than is currently afforded under conventional supply agreements.

     The sale of the NAB was conducted on an auction basis in which Ford determined that the Company was one of only two qualified final bidders based upon technical resources, capabilities and expertise in automotive and light truck seat systems. The selection of the Company as the successful bidder highlights the Company's position as a leading supplier of quality seat systems.

     The NAB incorporates both U.S. and Mexican operations. The manufacture of seat covers and seat systems takes place in Juarez, Mexico at the NAB's maquiladora subsidiary, Favesa. Favesa's maquiladora status allows the NAB to produce seat systems and seat covers in Mexico for sale in the United States without paying import or export duties as raw materials and finished goods cross the United States/Mexican border. To maintain its maquiladora status, Favesa must return its production to the United States, where it is sold by the NAB. This maquiladora arrangement is in direct contrast to the Company's other Mexican subsidiary, CISA, a non-maquiladora operation, whose sales are almost entirely to Mexican plants. The Company believes that the passage of NAFTA will present additional business opportunities as current maquiladora operations are gradually allowed to produce product for use in Mexico.

PRODUCTS

     Lear's products have evolved from the Company's many years of experience in the seat frame market where it has been a major supplier to General Motors and Ford since its inception in 1917. The seat frame has structural and safety requirements which make it the basis for overall seat design and was the logical first step to the Company's emergence as a dominant supplier of entire seat systems.

     All of the Company's products are manufactured using JIT inventory control, and most of the Company's products, including all seating, are delivered to the OEMs on a JIT basis. The concept of JIT inventory control, first broadly utilized by Japanese automobile manufacturers, is the cornerstone of the Company's manufacturing and supply strategy. This strategy involves many of the principles of the Japanese system, but was redeveloped for compatibility with the greater volume requirements and geographic distances of the North American market. The Company first developed JIT operations in the early 1980s at its seat frame manufacturing plants in Morristown, Tennessee and Kitchener, Ontario. These plants previously operated under traditional manufacturing practices, resulting in relatively low inventory turnover rates, significant scrap and rework, a high level of indirect labor costs and long production set-up times. As a result of JIT inventory controls, the Company was able to consolidate plants, increase capacity and significantly increase inventory turnover, quality and productivity.

     The JIT principles first developed at Lear's seat frame plants in 1983 were next applied to the Company's growing seat systems business. The Company's seating plants are typically no more than 30 minutes from its customers' assembly plants and manufacture seats for delivery to the customer's facility in as little as 90 minutes. Orders for the Company's seats are received on a weekly basis, pursuant to blanket purchase orders for annual requirements. These orders detail the customers' needs for the ensuing week. In addition, on each work day, constant computer and other communication is maintained between personnel at the Company's plants and personnel at the customers' plants to keep production current with the customer's demand.

     Typically, the cost of starting a new seat systems facility is between $6.0 million and $9.0 million. The principal costs are land, construction of the building and conveyor systems. If the Company decides to lease the new seat systems facility, the upfront costs would be reduced by $3.0 million to $5.0 million. Since most seat assembly work is manual and does not require complex equipment, capital costs are relatively low.

     During fiscal 1993, the net revenues of the Company fell into the following categories: seat systems, 80%; seat frames, 15%; seat components, 4%; and seat covers, 1%.

     Seat Systems. The seat systems business consists of the manufacture, assembly and supply of entire seating requirements for a vehicle or assembly plant. The Company produces seat systems for automobiles and light trucks that are fully finished and ready to be installed in a vehicle. Included within the Company's seat systems production are high performance seats for luxury versions of the OEM's specialty cars, such as the Chevrolet Corvette, the Ford Taurus SHO, the Mercury Cougar XR7, the Ford Thunderbird Super Coupe, the Ford Mustang GT and the Dodge Viper. High performance seats are fully assembled seats, ergonomically designed by the Company to achieve maximum passenger comfort. They have a wide range of manual and power comfort features such as lumbar supports, cushion and back bolsters and leg and thigh supports that are typically used to provide product differentiation for specialty vehicles. As OEMs continue to view seat systems as a distinguishing marketing feature, the advanced features incorporated initially in high performance seats are more frequently becoming standard features in a wider variety of later production vehicles.

     The market for seat systems developed as a result of North American automobile manufacturers' need to restructure assembly plant methods in response to vigorous foreign competition in the early 1980's. The Company was positioned to take advantage of this growing market through its long standing relationships with customers. These relationships have been fostered through the Company's performance in seat frame manufacturing over the years and its demonstrated ability to supply and manage total seat systems. The Company believes that its position in the seat systems market will only improve as seats with advanced features become an increasingly important criterion for distinguishing between competing automobiles. Seat systems are shipped to customers in the order in which they are installed in vehicles.

     The Company's major seat systems customers include Ford, General Motors, Chrysler, Volvo, Volkswagen, Saab and Mazda. In addition, through its joint ventures with NHK Spring Co., Ltd., the Company supplies seat systems to SIA (a joint venture between Fuji Heavy Industries (Subaru) and Isuzu) and to CAMI (a joint venture between Suzuki and General Motors). The Company and its affiliates serve assembly plants for these customers through 17 different dedicated JIT facilities.

     The Company's fiscal 1993 seat systems sales broke down into the following vehicle categories: 33% light truck, 31% mid-size, 14% luxury, 12% full size and 5% each for sport and compact vehicles. These vehicles included the Chevy/GMC Suburban, the Chevy/GMC Pick-up, the Ford Explorer, the Oldsmobile Delta 88, the Buick LeSabre, the Chevrolet Lumina, the Buick Regal, the Mercury Cougar XR7, the Saab 9000 and the Chevrolet Corvette. As part of the NAB Acquisition, the Company has also assumed seat systems responsibility for the Ford Crown Victoria and the Mercury Grand Marquis and has assumed Tier I engineering responsibilities for the Ford Escort, the Lincoln Town Car, the Mercury Tracer and the Mercury Grand Marquis.

     As a result of its product technology and product design strengths, the Company can provide ergonomic designs which offer styling flexibility at low cost. In addition, the Company is able to incorporate many convenience features and safety improvements into its seat designs, such as storage armrests, rear seat fold down panels, integrated restraint systems and child restraint seats.

     Lear's position as a market leader in seat systems is largely attributable to seating programs on new vehicle models launched in the past five years. The Company believes that supplying seating for these new vehicle models will provide it with a long-term revenue stream throughout the lives of these models. The Company is currently working with customers in the development of a number of seat systems products to be introduced by car manufacturers in the late 1990's, which it expects will lead to an increase in outsourcing opportunities in the future. The Company has been awarded several new programs which have recently begun or are scheduled to begin production in fiscal 1994 through 1996. Such business includes new passenger car and light truck programs for the Dodge Ram Pick-up Truck, the Ford Mustang, the Ford Windstar Minivan, the BMW 300 Series, all Jaguar models, as well as the GM Opel Omega, the Chevrolet Cavalier and the

Oldsmobile Aurora. In addition, the Company was recently awarded the seat system assembly responsibility for the Ford Taurus/Mercury Sable vehicle lines for seat systems scheduled to begin production in early 1995. Ford Taurus has been the best selling car line in the United States for the past two years.

     Seat Frames. Lear produces steel and aluminum seat frames for passenger cars and light and medium trucks. Seat frames are primarily manufactured using precision stamped, tubular steel and aluminum components joined together by highly automated, state-of-the-art welding and assembly techniques. The manufacture of seat frames must meet strict federal safety standards.

     The Company's seat frames are either delivered to its own plants where they become part of a completed seat that is sold to the OEM customer, to customer-operated assembly plants or to other independent seating suppliers where they are used in the manufacture of assembled seating systems.

     The Company's product development engineers continue to advance its technological position with such innovative material applications as aluminum and plastic frames and new seat designs which dramatically reduce seat weight while increasing usable automobile interior space or increasing safety.

     Seat Covers. Lear produces seat covers at its Fairhaven, Michigan and Saltillo, Mexico facilities, which deliver seat covers primarily to other Company plants. In addition, pursuant to the NAB Acquisition, the Company acquired a portion of Ford's North American seat cover and seat systems business and will be producing approximately 80% of the seat covers for Ford's North American vehicles. After the NAB Acquisition, the Company's major customers for seat covers (in addition to itself) are Ford and other independent suppliers. The expansion of the Company's seat cover business allows the Company better control over the costs and quality of one of the critical components of a seat system. Typically, seat covers comprise approximately 30% of the aggregate cost of a seat system.

     Seat Components. The Company designs and manufacturers plastic storage armrests for inclusion in seat systems at its plant in Mendon, Michigan. Vehicles in which these are found are the Dodge Ram Truck, the Ford F-Series Pick-up Truck, the Buick LeSabre and the Oldsmobile Delta 88. The Company also manufactures decorative chrome plated, painted and assembled injection molded components at the Mendon facility that are used in automobile interiors.

MANUFACTURING

     Lear has developed a comprehensive manufacturing philosophy for seat systems that allows it to make optimal use of its manufacturing facilities in a high volume market. This concept, based on JIT manufacturing techniques, was developed in the early 1980's to meet the requirements of its customers seeking to reduce costs and improve quality. The Company has over ten years of experience in JIT management and manufacturing. See "Products" above.

     Seat and component assembly techniques fall into two major categories, traditional assembly methods (in which fabric is affixed to a frame using velcro, wire or other material) and more advanced bonding processes. There are two bonding techniques employed by the Company, the Company's patented SureBond process, a technique in which fabric is affixed to the underlying foam padding using adhesives, and the Company's licensed foam-in-place process, in which foam is injected into a fabric cover. The SureBond process has several major advantages when compared to traditional methods, including design flexibility, increased quality and lower cost. The SureBond process, unlike alternative bonding processes, results in a more comfortable seat in which air can circulate freely. The SureBond process, moreover, is reversible, so that seat covers that are improperly installed can be removed and repositioned properly with minimal materials cost. In addition, the SureBond process is not capital intensive when compared to competing technologies.

     The seat assembly process begins with pulling the requisite components from inventory. Inventory at each plant is kept at a minimum, with each component's requirement monitored on a daily basis. This allows the plant to devote the maximum space to production, but also requires precise forecasts of the day's output. Seats are assembled by three or four person teams, then tested and packaged for shipment. The Company operates its own specially designed trailer fleet that accommodates the off-loading of vehicle seats at the assembly plant.

     Lear obtains steel, aluminum and foam chemicals used in its seat systems from various producers under various supply arrangements. Leather, fabric and purchased components are generally purchased from various suppliers under contractual arrangements typically lasting no longer than one year. All such materials are readily available. Some of the purchased components are obtained through the Company's own customers.

CUSTOMERS

     Lear serves the worldwide automobile and light truck market, which produces over 30 million vehicles annually. The outsourced market for automobile and light truck seat systems in North America is approximately 58% of the total North American seat systems market, which total market is estimated to have annual revenues of approximately $6.2 billion. The outsourced market for seat systems in Europe is approximately 50% of the total European seat systems market, which total market is estimated to have annual revenues of approximately $5.4 billion. The Company believes that the same competitive pressures that contributed to the rapid expansion of its business in North America since 1983 will continue to encourage auto makers in the North American and the European markets to outsource more of their seating requirements. Over the past three years, the Company has aggressively pursued expansion in Europe, both with its existing and new customers. Approximately 65%, 70% and 75% of Lear's net revenues were from sales in the United States and Canada in fiscal 1993, 1992 and 1991, respectively, with the balance of sales being primarily in Europe and Mexico. On a pro forma basis as if the NAB Acquisition had occurred at the beginning of fiscal 1993, net revenues in the United States and Canada would have amounted to approximately 72% of the Company's total net revenues in fiscal 1993.

     The Company's OEM customers currently include Ford, General Motors, Chrysler, Volvo, Volkswagen, Saab, Mazda, BMW and Jaguar. The Company and its affiliates also supply products to Audi, Subaru, Isuzu, Suzuki, Daimler-Benz, Renault and Peugeot. For additional information regarding customers and foreign and domestic operations and sales, see Note 14, "Geographic Segment Data," to the consolidated financial statements of the Company included in this Prospectus.

     In the past six years, in the course of retooling and reconfiguring plants for new models and model changeovers, OEMs have eliminated seating production from certain of their facilities, thereby committing themselves to purchasing seat systems and components from outside suppliers. During this period, the Company became a supplier of these products for a significant number of new models, many on a JIT basis.

     The purchase of seat systems on a JIT basis has allowed the Company's customers to realize a competitive advantage as a result of (i) a reduction in labor costs since suppliers like the Company generally enjoy lower direct labor rates, (ii) the elimination of working capital and personnel costs associated with the production of seat systems by the OEM, (iii) a reduction in net overhead expenses and capital investment due to the availability of approximately 60,000 to 80,000 square feet of plant space for expansion of other manufacturing operations which was previously associated with seat production at the OEM facilities and (iv) a reduction in transaction costs because of the customer's ability to deal with a limited number of sophisticated system suppliers as opposed to numerous individual component suppliers. In addition, the Company offers improved quality and on-going cost reductions to its customers through design improvements and its Champion Programs.

     The Company receives blanket purchase orders from its customers that normally cover annual requirements for seats to be supplied for a particular car model. Such supply relationships typically extend over the life of the model, which is generally four to seven years, and do not require the purchase by the customer of any minimum number of seats. In order to reduce its reliance on any one model, the Company produces complete seat systems and components for a broad cross-section of both new and more established models. Vehicles with seat systems sold by the Company and its affiliates in the indicated locations include:

UNITED STATES AND CANADA:
      OEM/MODELS                                         OEM/MODELS
  FORD:                                                  GENERAL MOTORS:
    Ford Crown Victoria                                  Buick LeSabre
    Ford Explorer Sports Bucket                          Buick Regal
       Eddie Bauer & Limited Edition                     Chevrolet Corvette
    Ford F-Series Pick-up Truck                          Chevrolet Lumina
    Ford Lightning Pick-up Truck                         Chevy Blazer/GMC Yukon
    Ford Mustang GT & LX                                 Chevy C/K Pick-up Truck
    Ford Probe                                           Chevy Kodiak
    Ford Ranger Supercab/STX                             Chevy Sport Van
    Ford Taurus SHO                                      Chevy/GMC G-Van
    Ford Windstar Minivan                                Chevy/GMC Pick-up Truck
    Mercury Cougar XR7                                   Chevy/GMC Suburban
    Mercury Grand Marquis                                GMC Rally/Vandura Van
                                                         GMC Sierra Crew Cab
  CHRYSLER:                                              GMC Sierra Pick-up Truck
    Dodge Dakota Pick-up Truck                           GMC Top Kick
    Dodge Ram Charger                                    Oldsmobile Delta 88
    Dodge Ram Pick-up Truck
    Dodge Viper                                          FUJI/ISUZU:
                                                         Isuzu Trucks
  CAMI -- GENERAL MOTORS/SUZUKI:                         Legacy
    Geo Metro
    Geo Tracker
    Suzuki Sidekick
    Suzuki Swift
EUROPE:
      OEM/MODELS                                         OEM/MODELS
  GENERAL MOTORS:                                        SAAB:
    Opel Astra                                           Saab 900
    Opel Calibra                                         Saab 9000
    Opel Corsa
    Opel Omega                                           VOLVO:
    Opel Senator                                         800 Series
    Opel Vectra                                          900 Series
  CHRYSLER:                                              JAGUAR:
    Eurostar Minivan                                     XJS
                                                         XJ6
MEXICO:
      OEM/MODELS                                         OEM/MODELS
  FORD:                                                  GENERAL MOTORS:
    Ford Escort                                          Chevrolet S-10 Blazer
    Ford F-Series                                        Chevy Cavalier
    Ford Thunderbird
    Mercury Cougar                                       VOLKSWAGEN:
    Mercury Grand Marquis                                Golf
    Mercury Tracer                                       Jetta
                                                         Vanagon Minivan
  CHRYSLER:
    Club Cab Pick-up Truck
    Dodge Ram Pick-up Truck

     Because of the economic benefits inherent in the JIT manufacturing process and the costs associated with reversing a decision to purchase seat systems from an outside supplier, the Company believes that automobile manufacturers' level of commitment to purchasing seating from outside suppliers, particularly on a JIT basis, will increase. However, under the contracts currently in effect in the United States between each of General Motors, Ford and Chrysler with the United Automobile, Aerospace and Agricultural Implement Workers of America (the "UAW"), in order for any of such manufacturers to obtain components that it currently produces itself from external sources, it must first notify the UAW of such intention. If the UAW objects to the proposed outsourcing, some agreement will have to be reached between the UAW and the OEM. Factors that will normally be taken into account by the UAW and the OEM include whether the proposed new supplier is technologically more advanced than the OEM, cost and whether the OEM will be able to reassign union members whose jobs are being displaced to other jobs within the same factories. As part of its long-term agreement with General Motors, the Company operates its Grand Rapids, Michigan facility with General Motors employees and reimburses General Motors for the wages of such employees on the basis of the Company's employee wage structure. The Company enters into these arrangements to enhance its relationship with its customers.

     The Company's contracts with its major customers generally provide for an annual productivity price reduction and, in some cases, provide for the recovery of increases in material and labor costs. Cost reduction through design changes, increased productivity and similar programs with the Company's suppliers have generally offset changes in selling prices. The Company's cost structure is comprised of a high percentage of variable costs. The Company believes that this structure provides it with additional flexibility during economic cycles.

     General Motors and Ford, the two largest automobile and light truck manufacturers in the world, are also the Company's two largest customers, accounting for 48% and 22%, respectively, of the Company's net sales during fiscal 1993. As a result of the NAB Acquisition, the Company believes that net sales to Ford and General Motors will be roughly equivalent in fiscal 1994.

MARKETING AND SALES

     Lear markets its products by maintaining strong relationships with its customers fostered during its 76-year history through strong technical and product development capabilities, reliable delivery of high quality products, strong customer service, innovative new products and a competitive cost structure. Close personal communication with automobile manufacturers from the corporate to the plant level is an integral part of the Company's marketing strategy. Automobile manufacturers have increasingly reduced their number of suppliers as part of their move to purchase systems rather than discrete components. This process favors suppliers, like the Company, with established ties to automobile manufacturers and the demonstrated ability to adapt to the new competitive environment in the automotive industry.

     The Company's sales are originated almost entirely by its sales staff. This marketing effort is augmented by design and manufacturing engineers who work closely with automobile manufacturers from the preliminary design to the manufacture and supply of a seating system. Manufacturers have increasingly looked to suppliers like the Company to assume responsibility for the introduction of product innovation, to shorten the development cycle of new models, decrease tooling investment and labor costs, reduce the number of costly design changes in the early phases of production and improve seat comfort and functionality. Once the Company is engaged to develop the design for the seating of a specific car model, it is also generally engaged to supply the automobile with seating when the car goes into production. The Company has responded to this trend by improving its engineering and technical capabilities and building technical centers in the United States in 1988 and in Europe in 1991 at a cost of approximately $8.0 million in the aggregate. The Company is also currently in the process of investing approximately $6.0 million in developing full-scope engineering capabilities, including all aspects of safety and functional testing and comfort assessment. In addition, the Company has established ten remote engineering sites in close proximity to several of its OEM customers to enhance customer relationships and design activity. As part of the NAB Acquisition, the Company is assuming during the five-year term of the agreement responsibility for a substantial portion of Ford's seat systems design capability and, accordingly, is building a 75,000 square foot dedicated engineering facility in Dearborn, Michigan to service Ford products.

TECHNOLOGY

     Lear conducts advanced product design and development at its technical centers in Southfield, Michigan and Rietberg, Germany. At the technical centers, the Company tests its products to determine compliance with applicable safety standards, the products' quality and durability, response to environmental conditions and user wear and tear. In the past, the Company has developed a number of designs for innovative seat features which it has patented, including ergonomic features such as adjustable lumbar supports and bolster systems and adjustable thigh supports. In addition, the Company incorporates many convenience, comfort and safety features into its seat designs, including storage armrests, rear seat fold down panels, integrated restraint systems and child restraint seats. The Company has recently invested to further upgrade its CAD/CAM systems including three-dimensional color graphics, customer telecommunications and direct interface with customer CAD systems. Research and development costs incurred in connection with the development of new products and manufacturing methods (not including additional research and development costs paid for by the customer) amounted to approximately $18.2 million, $11.4 million, and $7.9 million for fiscal 1993, 1992 and 1991, respectively.

     Lear uses its patented SureBond process (the patent for which has a 11-year remaining duration) in bonding seat cover materials to the foam pads used in certain of its seats. The Sure-Bond process is used to bond a pre-shaped cover to the underlying foam to minimize the need for sewing and achieve new seating shapes, such as concave shapes, which were previously difficult to manufacture.

     The Company, through its wholly-owned subsidiary, Progress Pattern Corp. ("Progress Pattern"), produces patterns and tooling for use in the automotive casting industry. Its capabilities include foundry and vacuum form tooling, porous mold design and lost foam tooling production. The pattern operation is also integral to the Company's seating design programs, including independent product design and development, contract design, engineering services, manufacturing feasibility and engineering cost studies. Progress Pattern also manufactures production tooling for the Company's plastic and foam molding operations. In addition to providing support for the Company's continuing seat design, Progress Pattern provides services to its own customers, including Ford and General Motors. It produced the casting tooling for the General Motors Saturn engine.

     The Company holds a number of mechanical and design patents covering its automotive seating products and has numerous applications for patents currently pending. In addition, the Company holds several trademarks relating to various manufacturing processes. The Company also licenses its technology to a number of seating manufacturers.

     The Company has and will continue to dedicate resources to research and development to maintain its position as a leading developer of technology in the automotive seating industry.

JOINT VENTURES AND MINORITY INTERESTS

     Lear conducts a portion of its business through joint ventures in order to facilitate the exchange of technical information and the establishment of business relationships with foreign automakers. The joint ventures in which the Company participates include: (i) General Seating of America, a joint venture with NHK Spring Co., Ltd. of Japan, which supplies trimmed seating to SIA (a joint venture between Fuji Heavy Industries (Subaru) and Isuzu) and (ii) General Seating of Canada Limited, a joint venture with NHK Spring Co., Ltd. of Japan, which supplies trimmed seating from a plant in Woodstock, Ontario to CAMI (a joint venture between Suzuki and General Motors). In addition, the Company has a 31% interest in Probel, S.A., a Brazilian automotive seat component and furniture manufacturer, and a 20% interest in Pacific Trim Corp. Ltd., a Thai manufacturer of automobile seat systems and seat covers. See Note 6, "Investments in Affiliates," to the consolidated financial statements of the Company included in this Prospectus.

COMPETITION

     Lear is one of the two primary suppliers in the outsourced North American seat systems market. The Company's main independent competitor is Johnson Controls, Inc., and it competes, to a lesser extent, with Douglas & Lomason Company and Magna International, Inc. The Company's major competitors in Europe, besides Johnson Controls, Inc., are Bertrand Faure (headquartered in France) and Keiper Recaro (headquartered in Germany). The Company also competes with the OEMs' in-house seating suppliers. The Company competes on the basis of technical expertise, reliability, quality and price. The Company believes its technical resources, product design capabilities and customer responsiveness are the key factors that allow it to compete successfully in the seat system market.

SEASONALITY

     Lear's principal operations are directly related to the automotive industry. Consequently the Company may experience seasonal fluctuation to the extent automobile production slows, including times such as the summer months as plants close for model year changeovers and vacation and around Christmas when plants close for approximately 1.5 weeks. Historically, the Company's sales have been the strongest in the second calendar quarter (the fourth quarter in the Company's fiscal year). In fiscal year 1993 sales by fiscal quarter broke down as follows: 1st quarter, 20%; 2nd quarter, 26%; 3rd quarter, 26%; and 4th quarter, 28%. Operating profit of the Company has historically been strongest in the Company's fourth fiscal quarter and the weakest in its first fiscal quarter. See Note 15, "Quarterly Financial Data," in the consolidated financial statements included elsewhere in this Prospectus.

EMPLOYEES

     After giving effect to the NAB Acquisition, the Company employs approximately 4,600 persons in the United States, 10,000 in Mexico, 1,500 in Canada, 1,400 in Germany, 800 in Sweden, 90 in Austria and 80 in France. Of these, about 2,700 are salaried employees and the balance are paid on an hourly basis. Approximately 9,600 of the Company's employees are members of unions. The Company has collective bargaining agreements with several unions including the UAW; National Automobile, Aerospace and Agricultural Implement Workers Union of Canada; the Confederation of Mexican Workers; the International Brotherhood of Teamsters, Chauffeurs, Warehousemen, and Helpers of America; and the Pattern Makers Association of Detroit and vicinity, AFL-CIO and Pattern Makers League of North America. Each of the Company's facilities has a separate contract with the union which represents the workers employed there, with each such contract having an expiration date independent of the Company's other labor contracts. The Company has experienced some labor disputes at its plants, none of which has significantly disrupted production or had a materially adverse effect on its operations. The Company has been able to resolve all such labor disputes and believes its relations with its employees are good.

FACILITIES

     The Company's operations are conducted through 54 facilities, including five facilities acquired as part of the NAB Acquisition and six facilities operated by the Company's less than majority-owned affiliates. The Company's management is headquartered in Southfield, Michigan. The headquarters building, which accommodates both the main office and the technical center, was completed in June 1988. Seventeen of the plants are dedicated to providing seat systems to a nearby assembly plant on a JIT basis. The others focus on the production of seat systems for multiple assembly plants, metal seat frames and stampings. Substantially all owned facilities secure borrowings under the Company's various debt agreements. See "Description of Certain Indebtedness."

     The Company's facilities are located in appropriately designed buildings which are kept in good repair with sufficient capacity to handle present volumes. The Company has designed its facilities to provide for efficient JIT manufacturing of its products. No facility is materially underutilized. Management believes substantially all of the Company's property and equipment is in good condition and that it has sufficient capacity to meet its current and expected manufacturing and distribution needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Capital Expenditures."

     The following table provides certain information regarding the Company's 54 facilities:

                                  OWNED/     BUILDING                                          LEASE
           FACILITY               LEASED     SQ. FEET               FUNCTION                EXPIRATION
- -------------------------------   ------     --------    ------------------------------   ---------------
UNITED STATES:
Southfield, MI.................      O        70,000     administrative offices and             --
                                                           technical center
Detroit, MI....................      O       156,800     manufacture of seat systems            --
Romulus, MI I..................      O        89,600     manufacture of seat systems            --
Romulus, MI II.................      O        88,200     manufacture of seat systems            --
Fenton, MI.....................      O        75,800     manufacture of seat systems            --
Morristown, TN.................      O       235,900     manufacture of seat components         --
Lorain, OH.....................      L        42,100     manufacture of seat systems            July 1998
Mendon, MI.....................      O       168,500     manufacture of seat components         --
                                                           and other plastic products
Southfield, MI.................      O        65,000     manufacture of seat tooling            --
Grand Rapids, MI...............     (1)       66,560     manufacture of seat frames             --
Southfield, MI.................      O        19,000     technical center                       --
Louisville, KY.................      L        72,000     manufacture of seat systems         January 1995
Janesville, WI.................      O       120,000     manufacture of seat systems            --
Fair Haven, MI.................      L        61,000     manufacture of seat covers             July 1995
Dearborn, MI...................      L        22,250     engineering offices                    July 1997
Flint, MI......................      L        10,083     engineering offices                  August 1996
CANADA:
Kitchener, Ontario.............      O       343,044     manufacture of seat frames             --
Ajax, Ontario..................      O       120,000     manufacture of seat systems            --
Whitby, Ontario................      O       187,400     manufacture of seat systems            --
Cowansville, Quebec............      L        50,750     manufacture of seat systems        February 1994
Oakville, Ontario..............      O(2)     90,000     manufacture of seat systems            --
EUROPE:
Meaux, France..................      O        48,300     manufacture of seat components         --
Paris, France..................      L         2,500     administrative offices              January 1995
Blere, France..................      O        14,300     manufacture of wire components         --
Rietberg, Germany..............      O       193,143     manufacture of seat components         --
Rietberg, Germany..............      O        17,635     technical center                       --
Quakenbruck, Germany...........      O       139,500     manufacture of seat components         --
Gustavsburg, Germany...........      L       177,000     manufacture of seat systems            June 2002
Eisenach, Germany..............      O        77,500     manufacture of seat systems            --
Schwalbach, Germany............      L        10,500     administrative offices              October 1996
Koflach, Austria...............      L        63,307     manufacture of seat systems         January 1995
Trollhattan, Sweden............      L       135,102     manufacture of seat systems        December 1996
Bengtsfors, Sweden.............      L       246,726     manufacture of seat systems       September 2007
Coventry, England..............      L(3)                                                    January 1994
MEXICO:
Saltillo.......................      L        91,025     manufacture of seat covers          January 1998
Mexico City....................      L         4,300     administrative offices                 June 1997
Tlahuac........................      O       339,000     manufacture of seat components         --
                                     L         8,900     warehouse                              June 1997
Naucalpan......................      L        66,000     manufacture of seat systems          August 1994
Cuautitlan.....................      L        75,000     manufacture of seat systems           March 1994
Puebla.........................      L        81,000     manufacture of seat systems        February 1994
Hermosillo.....................      O       121,000     manufacture of seat systems            --
Atoto..........................      L        18,275     manufacture of seat systems           March 1994
Rio Bravo......................      O(4)    202,700     manufacture of seat covers             --
San Lorenzo....................      O(4)    287,000     manufacture of seat covers             --
La Cuesta......................      O(4)    392,500     manufacture of seat covers             --

                                  OWNED/     BUILDING                                          LEASE
           FACILITY               LEASED     SQ. FEET               FUNCTION                EXPIRATION
- -------------------------------   ------     --------    ------------------------------   ---------------
El Jarudo......................      O(5)    122,000     manufacture of seat covers             --
Omega..........................      O(5)    270,000     manufacture of seat systems            --
AFFILIATES OR MINORITY INTERESTS:
Woodstock, Ontario; Canada.....      O(6)    120,000     manufacture of seat systems            --
Frankfort, Indiana.............      O(6)     82,000     manufacture of seat systems            --
Khorat; Thailand...............      L(6)     30,000     manufacture of seat covers             --
Suzano, Sao Paulo; Brazil......      O(6)    344,448     manufacture of seat components         --
Ipiranga, Sao Paulo; Brazil....      L(6)    355,212     manufacture of seat components         --
Jaguare, Sao Paulo; Brazil.....      L(6)     96,876     manufacture of seat components         --

- -------------------------

(1) This facility is operated for General Motors.
(2) Plant currently under construction.
(3) A new 42,000 square foot manufacturing facility is currently under construction, which will be dedicated to the manufacture of seat systems.
(4) Acquired as part of the NAB Acquisition.
(5) As part of the NAB Acquisition, the Company and Ford each have the option of providing that Ford purchase these facilities in consideration of Ford cancelling $19.9 million of indebtedness owing by Favesa to Ford.
(6) Owned or leased by affiliates or minority interests of the Company.

LITIGATION

     Management of the Company does not believe that any of the litigation in which the Company is currently engaged, either individually or in the aggregate, will have a material effect on the Company's consolidated financial position or future results of operation.

ENVIRONMENTAL

     The Company is subject to various laws, regulations and ordinances which govern activities such as discharges to the air and water, as well as handling and disposal practices for solid and hazardous wastes and which impose costs and damages associated with spills, disposal or other releases of hazardous substances. The Company believes that it is in substantial compliance with such requirements. Management does not believe that it will incur compliance costs pursuant to such requirements that would have a material adverse effect on the Company's consolidated financial position or future results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Environmental Matters."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information concerning the individuals who are directors and executive officers of the Company.

                                                                                 YEARS WITH THE
                                                                                   COMPANY OR
          NAME             AGE                      POSITION                      PREDECESSOR
- -------------------------  ---    --------------------------------------------   --------------
Kenneth L. Way...........   54    Chairman of the Board and Chief Executive            27(1)
                                  Officer of the Company
Robert E. Rossiter.......   47    President, Chief Operating Officer and               22(1)
                                  Director of the Company
James H. Vandenberghe....   44    Executive Vice President, Chief Financial            21(2)
                                  Officer and Secretary of the Company
James A. Hollars.........   49    Senior Vice President -- International               20(2)
                                  Operations of the Company
Barthold H. Hoemann......   54    Senior Vice President -- North American JIT          13(3)
                                    Operations of the Company
Theodore E. Melson.......   50    Senior Vice President -- Manufacturing                6(2)
                                  Planning of the Company
Donald J. Stebbins.......   36    Vice President and Treasurer of the Company           2(3)
Larry W. McCurdy.........   58    Director of the Company                                (1)
Jeffrey P. Hughes........   53    Director of the Company                                (4)
David P. Spalding........   39    Director of the Company                                (4)
James A. Stern...........   43    Director of the Company                                (5)
Eliot Fried..............   61    Director of the Company                                (5)
Robert W. Shower.........   56    Director of the Company                                (6)
Gordon C. Davidson.......   66    Director of the Company                                (7)
N. Peter Ruys............   44    Director of the Company                                (8)
Gian Andrea Botta........   40    Director of the Company                                (9)

- -------------------------
(1) Member of the Board of Directors of the Company since 1988.

(2) Officer of the Company since 1988.

(3) Officer of the Company since 1992.

(4) Member of the Board of Directors of the Company since September 1991.

(5) Member of the Board of Directors of the Company since the Merger and Director of Holdings from September 1991 until the Merger.

(6) Member of the Board of Directors of the Company since the Merger and Director of Holdings from November 1991 until the Merger.

(7) Member of the Board of Directors of the Company since the Merger and Director of Holdings from August 1992 until the Merger.

(8) Member of the Board of Directors of the Company since February 1993.

(9) Member of the Board of Directors of the Company since the Merger and Director of Holdings from July 1993 until the Merger.

     Set forth below is a description of the business experience of each director and executive officer of the Company.

     Kenneth L. Way. Mr. Way was elected to and has held the position of Chairman of the Board and Chief Executive Officer of the Company since 1988. Prior to this he served as Corporate Vice President, Automotive Group of Lear Siegler Industries, Inc. ("LSI") since October 1984. During the previous six years, Mr. Way was President of LSI's General Seating Division. Prior to this, he was President of LSI's Metal Products Division in Detroit for three years. Other positions held by Mr. Way during his 27 years with LSI include Manufacturing Manager of the Metal Products Division and Manager of Production Control for the Automotive Division in Detroit. Mr. Way also serves as a director of Hayes Wheels International Incorporated.

     Robert E. Rossiter. Mr. Rossiter became President of the Company in 1984 and a Director and the Chief Operating Officer of the Company in 1988. He joined LSI in 1971 in the Material Control Department at the Automotive Division, then joined the Metal Products Division of LSI as Production Control Manager, and subsequently moved into sales and sales management. In 1979, he joined the General Seating Division as Vice President of Sales and worked in that position, as well as Vice President of Operations, until 1984.

     James H. Vandenberghe. Mr. Vandenberghe was appointed Senior Vice President
- -- Finance, Secretary and Chief Financial Officer of the Company in 1988. He was appointed Executive Vice President of the Company in 1993. He joined LSI's Automotive Division in 1973 as a financial analyst and was promoted to positions at the Metal Products Division and the Automotive Group office, and in 1978 was named the Vice President -- Finance for the Plastics Division. In 1983, Mr. Vandenberghe was appointed Vice President -- Finance for General Seating
Division. Prior to 1988, Mr. Vandenberghe had been responsible for project management, United States operations, and international operations of the Company.

     James A. Hollars. Mr. Hollars is currently Senior Vice President -- International Operations of the Company. He was promoted to Vice President -- International upon the sale of LSI's Power Equipment Division to Lucas Industries in 1988. Mr. Hollars joined LSI's Metal Products Division in 1973 as the Manufacturing Manager and later served as Vice President -- Manufacturing for No-Sag Spring Division. In 1979, he was named President of the Foam Products Division and was subsequently promoted to President at the Anchorlok Division in 1985 and the Power Equipment Division in 1986.

     Barthold H. Hoemann. Mr. Hoemann is Senior Vice President of JIT Operations of the Company. He was promoted to this position in 1993. Previously he served as Vice President -- Component Operations for Seating in 1992 and 1993 and as Vice President and General Manager of Lear's subsidiary, Lear Plastics Corporation, in 1991 and 1992. From 1988 until 1991, Mr. Hoemann was the Chief Executive Officer of Peerless Corporation. Mr. Hoemann has over 30 years experience as a senior manager and officer in manufacturing companies such as the AC Spark Plug Division of General Motors and the Plastics and Peerless Divisions of LSI.

     Theodore E. Melson. Mr. Melson is Senior Vice President -- Manufacturing Planning of the Company. Mr. Melson was promoted to Senior Vice President in 1992, before which he was responsible for all North American JIT Operations of the Company. Mr. Melson joined Seating in 1987 after 25 years with General Motors. His latest assignment at General Motors was as Director of Materials Management at the Willow Run assembly plant. During his General Motors career, he worked for Fisher Body Division, Chevrolet Division, General Motors Assembly Division and Buick-Olds-Cadillac Division. He held positions in many areas of Materials, Manufacturing Systems Development, Forward Planning and Industrial Engineering.

     Donald J. Stebbins. Mr. Stebbins is currently Vice President and Treasurer of the Company. He joined the Company in June 1992 from Bankers Trust Company, New York where he was Vice President for four years. Prior to his tenure at Bankers Trust, Mr. Stebbins held positions at Citibank and The First National Bank of Chicago.

     Larry W. McCurdy. Mr. McCurdy became a Director of the Company in 1988. Mr. McCurdy has been the President and Chief Executive Officer of Moog Automotive, Inc. since November 1985, and prior thereto President and Chief Operating Officer of Echlin, Inc. ("Echlin"), since August 1983, after serving as Vice President of Finance from February 1983. Prior to joining Echlin, he served in various material positions with

Tenneco, Inc. He was formerly Chairman of the Board of Directors of the Motor and Equipment Manufacturing Association (MEMA). At the present time he serves as a director of Mohawk Industries, Inc., Breed Technologies, Inc. and as a trustee of Millikin University.

     Jeffrey P. Hughes. Mr. Hughes became a Director of the Company in September 1991. He has been a Managing Director of Lehman Brothers Inc. for more than five years, and is a Director of Sun Distributors, L.P. and Parisian, Inc.

     David P. Spalding. Mr. Spalding became a Director of the Company in September 1991. He has been a Managing Director of Lehman Brothers Inc. since February 1991. Previously he held the position of Senior Vice President of Lehman Brothers Inc. from September 1988 to February 1991. From April 1987 to September, 1988 he was Senior Vice President of General Electric Capital Corporation Corporate Finance Group, Inc. Prior to 1987 he was Vice President of The First National Bank of Chicago. Mr. Spalding is a Director of Parisian, Inc., American Marketing Industries Group Inc. and SLB/GP Inc.

     James A. Stern. Mr. Stern became a Director of the Company on December 31, 1993 upon consummation of the Merger. From September 1991 until the Merger, Mr. Stern was a Director of Holdings. He has been a Managing Director of Lehman Brothers Inc. for more than five years. He is also a director of K&F Industries Inc., Loral Aerospace Holdings, Inc., American Marketing Industries Group Inc., Infinity Broadcasting Corporation, R.P. Scherer Corporation and Noel Group, Inc.

     Eliot Fried. Mr. Fried became a Director of the Company on December 31, 1993 upon consummation of the Merger. From September 1991 until the Merger, Mr. Fried was a Director of Holdings. He has been a Managing Director of Lehman Brothers Inc. for more than five years. Mr. Fried is a director of Bridgeport Machines, Inc., Energy Ventures Corporation and American Marketing Industries Group Inc.

     Robert W. Shower. Mr. Shower became a Director of the Company on December 31, 1993 upon consummation of the Merger. From November 1991 until the Merger, Mr. Shower was a Director of Holdings. Mr. Shower was appointed Senior Vice President and Chief Financial Officer of Seagull Energy Corporation in March 1992, elected a director in May 1992, and recently named Executive Vice President. Prior thereto, he served as Senior Vice President of Corporate Development at Albert Fisher, Inc. in 1991 and 1992, Vice President of Finance and CFO at AmeriServ in 1990 and 1991 and as a Managing Director of Corporate Finance with Lehman Brothers Inc. from 1986 to 1990. From 1964 to 1986, Mr. Shower served in a variety of financial executive positions with The Williams Companies where he was a member of the Board of Directors and Executive Vice President of Finance and Administration from 1977 to 1986.

     Gordon C. Davidson. Mr. Davidson became a Director of the Company on December 31, 1993 upon consummation of the Merger. From August 1992 until the Merger, Mr. Davidson was a Director of Holdings. Mr. Davidson is currently a partner with Lubar & Co. Incorporated. Prior to that, Mr. Davidson was President and Director of NML Corp., a subsidiary of Northwestern Mutual Life Insurance Company and is a former director of Mortgage Guaranty Insurance Corp., Capital Court Corp., First Mortgage Company of Texas, Inc. and Futura Gear Works, Inc.

     N. Peter Ruys. Mr. Ruys became a Director of the Company in 1993. Since 1993, Mr. Ruys has been Chief Financial Officer of IFINT S.A., the international investment company of IFI S.p.A., the parent company of the Agnelli Group. Since 1981, Mr. Ruys has been Secretary and Treasurer of IFINT-USA Inc., a subsidiary of IFINT S.A. Mr. Ruys is a Trustee of Corporate Property Investors.

     Gian Andrea Botta. Mr. Botta became a Director of the Company on December 31, 1993 upon consummation of the Merger. Prior to the Merger, Mr. Botta was a Director of Holdings. Mr. Botta serves as President of IFINT-USA, a subsidiary of IFINT S.A., the international investment company of IFI S.p.A. ("IFI"), the parent company of the Agnelli Group. He joined IFINT in New York in 1981, and was previously an executive on the Corporate Staff of IFI. Mr. Botta is a member of the Board of Directors of Kendall International, ICF International, and Chartwell Re Corporation.

     All directors hold office until the annual meeting of stockholders next following their election, or until their successors are elected and qualified. Pursuant to the Stockholders Agreement, Messrs. Hughes,

Spalding, Stern, Fried, Davidson and Shower serve on the Board of Directors of the Company as representatives of the Lehman Funds, Messrs. Ruys, Botta and McCurdy serve as representatives of FIMA and Messrs. Way and Rossiter serve as representatives of the Management Investors. Officers are elected by the Board of Directors and serve at the discretion of the Board. Messrs. Way, Rossiter, Vandenberghe, Melson and Hollars have employment agreements with the Company. See "Executive Compensation -- Employment Agreements."

     Directors of the Company who are not currently receiving compensation as officers or employees of the Company or any of its affiliates (including Lehman Brothers Inc. and IFINT S.A.) receive an annual fee of $16,000 and a fee of $1,000 for each meeting of the respective board of directors or any committee that they attend, provided that directors will not be paid a fee for any additional meetings which are held on the same day. Directors are also reimbursed for their expenses incurred in attending meetings.

EXECUTIVE COMPENSATION

     The following table summarizes information concerning annual and long-term cash and non-cash compensation paid to or accrued for the benefit of the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "named officers") for all services rendered in all capacities to the Company for each of the Company's fiscal years ending June 30, 1991, 1992 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                                ---------------------------------
                                                                                        AWARDS
                                                                                ----------------------    PAYOUTS
                                                ANNUAL COMPENSATION                                       -------
                                        ------------------------------------    RESTRICTED
                                                                OTHER ANNUAL      STOCK       OPTIONS/     LTIP       ALL OTHER
                                         SALARY     BONUS(1)    COMPENSATION     AWARD(S)       SARS      PAYOUTS    COMPENSATION
     NAME AND PRINCIPAL                 --------    --------    ------------    ----------    --------    -------    ------------
          POSITION              YEAR      ($)         ($)           ($)            ($)          (#)         ($)          ($)
- -----------------------------   ----    --------    --------    ------------    ----------    --------    -------    ------------
Kenneth L. Way...............   1993    $462,000    $450,000        (2)            (3)          5,500       (3)         $9,000
  Chairman of the Board and     1992     452,000     315,000                                        0
  CEO of the Company            1991     415,000     205,000                                        0
Robert E. Rossiter...........   1993     335,000     325,000                                    3,500                    5,000
  President, Chief Operating    1992     325,000     220,000                                        0
  Officer and Director of the   1991     300,000     145,000                                        0
  Company
James H. Vandenberghe........   1993     223,000     175,000                                    2,600                    5,000
  Executive Vice President,     1992     218,000     120,000                                        0
  Chief Financial Officer and   1991     200,000      82,000                                        0
  Secretary of the Company
James A. Hollars.............   1993     230,000     125,000                                    2,000                    3,000
  Senior Vice President --      1992     208,000     100,000                                        0
  International Operations of   1991     198,000      60,000                                        0
  the Company
Theodore E. Melson...........   1993     212,000     102,000                                    2,000                    5,000
  Senior Vice President --      1992     211,000      90,000                                        0
  Manufacturing Planning of     1991     200,000      60,000                                        0
  the Company

- -------------------------
(1) Pursuant to the Company's Senior Executive Incentive Compensation Plan, the Company awards annual bonuses to its executive officers based on the attainment of financial and nonfinancial objectives. All bonuses set forth in this column were awarded pursuant to the Senior Executive Incentive Compensation Plan. For a description of the Senior Executive Incentive Compensation Plan and the criteria used for the determination of awards thereunder, see "Management -- Senior Executive Incentive Compensation Plan."

(2) "Other Annual Compensation" is below the level where disclosure would be required.

(3) The Company does not have restricted stock award plans or long-term incentive plans and has not granted stock appreciation rights ("SARs").

     The following table provides information, with respect to the Chief Executive Officer and the named officers of the Company, concerning the grants of stock options during the last completed fiscal year and the potential value of unexercised options on an aggregated basis.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                                      ---------------------                                     POTENTIAL
                                                    % OF                                   REALIZABLE VALUE AT
                                                   TOTAL                                      ASSUMED ANNUAL
                                                  OPTIONS                                  RATES OF STOCK PRICE
                                                 GRANTED TO    EXERCISE                        APPRECIATION
                                      OPTIONS    EMPLOYEES     OR BASE                       FOR OPTION TERM
                                      GRANTED    IN FISCAL      PRICE      EXPIRATION    ------------------------
               NAME                     (#)         YEAR        ($/SH)        DATE         5%($)         10%($)
- -----------------------------------   -------    ----------    --------    ----------    ----------    ----------
Kenneth L. Way.....................    5,500        13.2%        $165        6-1-2002     $ 501,000    $1,232,000
Robert E. Rossiter.................    3,500         8.4%        $165        6-1-2002     $ 319,000    $  784,000
James H. Vandenberghe..............    2,600         6.2%        $165        6-1-2002     $ 237,000    $  582,000
James A. Hollars...................    2,000         4.8%        $165        6-1-2002     $ 182,000    $  448,000
Theodore E. Melson.................    2,000         4.8%        $165        6-1-2002     $ 182,000    $  448,000

- -------------------------
(1) For a discussion of the options granted, see "Management -- 1992 Stock Option Plan" below.

     The following table provides information, with respect to the Chief Executive Officer and named officers, concerning the exercise or settlement of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                   NUMBER OF UNEXERCISED    VALUE OF UNEXERCISED
                                                                        OPTIONS AT          IN-THE-MONEY OPTIONS
                                                                         FY-END(#)              AT FY-END($)
                                                                   ---------------------    --------------------
                                 SHARES ACQUIRED       VALUE           EXERCISABLE/             EXERCISABLE/
             NAME                ON EXERCISE(#)     REALIZED($)        UNEXERCISABLE           UNEXERCISABLE
- ------------------------------   ---------------    -----------    ---------------------    --------------------
Kenneth L. Way................            --               --           11,765/5,500           $ 1,441,000/$0
Robert E. Rossiter............            --               --            7,059/3,500           $   865,000/$0
James H. Vandenberghe.........            --               --            4,471/2,600           $   548,000/$0
James A. Hollars..............            --               --            4,471/2,000           $   548,000/$0
Theodore E. Melson............            --               --            4,471/2,000           $   548,000/$0

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Prior to the Merger, the Company's compensation policies were determined and executive officer compensation decisions were made by the Holdings' Board of Directors and its Compensation Committee (the "Compensation Committee"). The Compensation Committee was comprised of three non-employee directors: Mr. Hughes, Mr. McCurdy and Mr. Spalding. Mr. Hughes and Mr. Spalding are both Managing Directors of Lehman Brothers Inc., an affiliate of the Lehman Funds. The Lehman Funds beneficially own approximately 61.4% of the outstanding Common Stock of the Company (assuming the exercise of all outstanding Warrants and employee stock options). The Board of Directors of the Company has appointed a compensation committee comprised of the same individuals who served on the Compensation Committee prior to the Merger.


     During fiscal 1993, the Compensation Committee made recommendations to the Board of Directors concerning the remuneration plans for senior management. In addition, the Compensation Committee exercised administrative power with respect to the Company's remuneration plans. The Board of Directors of Holdings neither rejected nor modified any recommendation made by the Compensation Committee.

SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

     Lear has established a Senior Executive Incentive Compensation Plan effective July 1, 1989 (the "Senior Executive Incentive Plan"). The Senior Executive Incentive Plan provides for the assignment of target annual awards expressed as a percentage of a participant's annual salary, and the actual award, unless modified by the Board of Directors, will vary from 0% to 160% of the target award opportunity based on attainment of financial and nonfinancial objectives. The financial criteria, representing 60% of the bonus potential, are based on achievement of a targeted level of pre-tax operating income and cash flow for the overall Company based on the approved operating budget. An overall average threshold is calculated, based on the ratio that the actual pre-tax operating income and actual cash flow bear to the budget pre-tax operating income and the budget cash flow. No payments are made unless 85% of that threshold is attained, and a maximum attainment is set at 120% of that threshold. The nonfinancial criteria, representing 40% of the bonus potential, are based on the achievement of specific individual objectives that are determined by the Chief Executive Officer and approved by the Board of Directors of Lear. Participants in the Senior Executive Incentive Plan were selected by an Administrative Committee from executives who were in positions to materially influence the annual financial results of Lear in the targeted areas. In fiscal 1994, the target award opportunities under the Senior Executive Incentive Plan for each of Messrs. Way, Rossiter, Vandenberghe, Hollars and Melson are $285,000, $207,000, $153,000, $115,000 and $112,500, respectively.

MANAGEMENT INCENTIVE COMPENSATION PLAN

     Lear has established a Management Incentive Compensation Plan effective July 1, 1989 (the "Management Incentive Plan") for certain individuals who are not participants in the Senior Executive Incentive Plan. The Management Incentive Plan provides for the assignment of target annual awards expressed as a percentage of a participant's annual salary, and the actual award will vary from 0% to 140% of the target award opportunity based on attainment of financial and nonfinancial objectives. The financial criteria, representing 50% of the bonus potential, are based on achievement of a targeted level of pre-tax operating income and cash flow for the overall Company based on the approved operating budget. An overall average threshold is calculated, based on the ratio that the actual pre-tax operating income and actual cash flow bear to the budget pre-tax operating income and the budget cash flow. No payments are made unless 85% of that threshold is attained, and a maximum attainment is set at 120% of that threshold. The nonfinancial criteria, representing 50% of the bonus potential, are based on the achievement of specific individual objectives that are determined by the senior management and approved by the Chief Executive Officer of Lear. Participants in the Management Incentive Plan were selected by an Administrative Committee from managers who were in positions to materially influence the annual financial results of Lear in the targeted areas.

PENSION PLAN AND BENEFITS

     The executive officers (as well as other employees of Lear) participate in the Lear Seating Corporation (LSC) Pension Plan (the "Pension Plan"). The Pension Plan is a qualified pension plan under the Internal Revenue Code, which is integrated with Social Security benefits. Any active employee of Lear who was a participant in the Lear Siegler Diversified Holding Corp. Pension Plan on September 29, 1988, is eligible to participate, and each other eligible employee (non-union employees not covered by another pension plan and certain union employees) becomes a participant on the July 1st or January 1st following completion of one year of service. The benefits are funded by employer contributions that are determined under accepted actuarial principles and applicable Federal tax law.

     The Pension Plan contains three sets of benefit provisions: the Lear provisions, the Fabricated Products Operations ("FPO") provisions, and the Progress Pattern provisions. The Lear provisions are the principal provisions of the Pension Plan (see below). The FPO and Progress Pattern provisions are grandfathering provisions carried forward from the Lear Siegler Diversified Holdings Corp. Pension Plan, and apply to those participants who were covered by such provisions of that plan.

     Under the Lear formula, pension benefits are based on a participant's "final average earnings", which is the average compensation for the highest five consecutive calendar year earnings of the last 15 years of employment. Compensation includes all cash compensation reported for federal income tax purposes excluding sales incentive bonuses. Assuming retirement at age 65, the annual retirement benefit (based on a life annuity) is equal to the greater of:

          a. 1.10% times final average earnings times credited service (to a maximum of 25 years) plus 0.65% times final average earnings in excess of covered compensation times credited service (to a maximum of 25 years), or

          b. $177.00 times credited service.

     Covered compensation is a 35 year average of the Social Security Taxable Wage Base as defined in I.R.S. Notice 89-70.

     Participants who are former FPO employees (as of December 31, 1985), or are former employees of Progress Pattern Corporation (as of November 30, 1984), are eligible to have their pension determined through the application of a floor provision, which guarantees a minimum pension benefit. Pension benefits will be calculated in two ways, using first the new Pension Plan formula, and then using the floor provision. If the pension benefits are greater by applying the floor provision, then the participants will receive benefits under the floor provision.

     Assuming retirement at age 65, by applying the floor provision the benefit will be:

          a. 0.8% times final average earnings times credited service plus

          b. 0.65% times final average earnings in excess of $10,000 times credited service (to a maximum of 35 years).

     Participants formerly covered by the Progress Pattern provisions were covered by the FPO provisions on and after October 1, 1989.

     The benefits under the Pension Plan become vested if a participant was fully vested in the Lear Siegler Diversified Holdings Corp. Pension Plan, or upon the attainment of five years of combined vesting service under the Lear Siegler Diversified Holdings Corp. Pension Plan, and the Pension Plan, or upon completion of five years of service.

     The following table indicates estimated annual benefits payable upon normal retirement at age 65, based on a life annuity for various compensation levels and years of service classification, under the Lear provisions:

                                            ANNUAL BENEFIT FOR YEARS
                                              OF SERVICE INDICATED*
      ANNUAL         COVERED       -------------------------------------------
   COMPENSATION    COMPENSATION      10          15          20          25
   ------------    ------------    -------     -------     -------     -------
     $200,000        $ 55,500      $31,393     $47,089     $62,785     $78,481
      250,000          55,500       36,443      54,665      72,886      91,108
      300,000          55,500       36,443      54,665      72,886      91,108
      350,000          55,500       36,443      54,665      72,886      91,108
      400,000          55,500       36,443      54,665      72,886      91,108
      450,000          55,500       36,443      54,665      72,886      91,108
      500,000          55,500       36,443      54,665      72,886      91,108
      and over

- -------------------------
* The maximum annual retirement benefit under the Pension Plan for 1993 is $91,108 and the maximum average compensation which can be considered in the determination of annual compensation for 1993 is $228,860.

     The following table indicates estimated annual benefits payable upon normal retirement at age 65, based on a life annuity for various compensation levels and years of service classifications under FPO provisions:

                             ANNUAL BENEFIT FOR YEARS
                               OF SERVICE INDICATED*
                    -------------------------------------------
   ANNUAL SALARY      10          15          20          25
   -------------    -------     -------     -------     -------
     $ 200,000      $28,350     $42,525     $56,700     $70,875
       250,000       32,535      48,802      65,069      81,337
       300,000       32,535      48,802      65,069      81,337
       350,000       32,535      48,802      65,069      81,337
       400,000       32,535      48,802      65,079      81,337
       450,000       32,535      48,802      65,069      81,337
       500,000       32,535      48,802      65,069      81,337
                   and over

- -------------------------
* The maximum annual retirement benefit under the Pension Plan for 1993 is $81,337 and the maximum average compensation which can be considered in the determination of annual compensation for 1993 is $228,860.

     Kenneth L. Way, Theodore E. Melson, and James A. Hollars are covered by the Lear provisions, and Robert E. Rossiter and James H. Vandenberghe are covered by the FPO provisions. At age 65, it is estimated that Kenneth L. Way will have 15 years of service with Lear; Robert E. Rossiter will have 21 years; Theodore E. Melson will have 19 years; James H. Vandenberghe will have 25 years; and James
A. Hollars will have 20 years. The average annual compensation for participants covered by the Lear provisions is substantially similar to the compensation reported in the Summary Compensation Table. The compensation covered under the Pension Plan for the fiscal year ending June 30, 1993 was $228,860 for Robert E. Rossiter and James H. Vandenberghe, both of whom are covered under the FPO provisions.

     The Pension Plan grants credit for all years of pension service with Lear Siegler Diversified Holdings Corp. and with Lear, and offsets the retirement benefit payable by the Lear Siegler Diversified Holdings Corp. Pension Plan against the benefit payable by the Pension Plan.

     As an option to normal retirement, a participant who is age 55 or older with 10 years of service may elect to receive an early retirement benefit commencing at age 55 or older.

401(K) SAVINGS PLAN

     Lear adopted a plan effective February 1, 1989 pursuant to Section 401(k) of the Internal Revenue Code (the "401(k) Plan") for non-union employees who have completed a three month period of service and attained the age of twenty-one. Under the 401(k) Plan, each eligible employee may elect to defer a portion of their salary each year. The portion deferred will be paid by the Company to the trustee under the 401(k) Plan. Lear makes a matching contribution to the plan each month on behalf of each participant in an amount equal to 50% of such participant's salary deferral contributions which are not in excess of 4% of such participant's compensation, provided however, that the matching contribution for a participant in any year may not exceed $1,150. Matching contributions become vested under the 401(k) Plan at a rate of 20% for each full year of service. For the period ending June 30, 1993, each of the Chief Executive Officer and the named officers of the Company received the maximum matching contribution under the plan of $1,150.

STOCK OPTION PLAN

     Under a stock option plan dated September 29, 1988 (the "Stock Option Plan"), the Company has outstanding 64,584 options to purchase additional shares of Common Stock, which are held by the Management Investors. All outstanding options are fully vested and are exercisable at $42.50 per share.

SUPPLEMENTAL PENSION PLAN

     Lear has maintained a supplemental pension plan (the "Supplemental Pension Plan") originally established for officers of Lear Siegler, Inc. The Supplemental Pension Plan provides supplemental retirement benefits in excess of those provided by the Lear and FPO plans previously discussed pursuant to a formula based on final average compensation and credited years of service. Employees of Lear who were participants in the Supplemental Pension Plan for officers of Lear Siegler, Inc. at September 30, 1988 are eligible to participate in the Supplemental Pension Plan. Mr. Way is the only officer of Lear who is a participant in the Supplemental Pension Plan. At age 65, Mr. Way will have 25 credited years of service under the Supplemental Pension Plan.

     The following table indicates estimated supplemental annual benefits payable upon normal retirement at age 65 based on a life annuity for various compensation levels and years of service classifications under the Supplemental Pension Plan provisions:

                            ANNUAL BENEFIT FOR YEARS
                              OF SERVICE INDICATED
     ANNUAL      -----------------------------------------------
     SALARY         10           15           20           25
   ----------    --------     --------     --------     --------
   $  200,000    $      0     $      0     $      0     $      0
      300,000      12,450       18,674       24,899       31,124
      400,000      29,950       44,924       59,899       74,874
      500,000      47,450       71,174       94,899      118,624
      600,000      64,950       97,424      129,899      162,374
      700,000      82,450      123,674      164,899      206,124
      800,000      99,950      149,924      199,899      219,874
      900,000     117,450      176,174      234,899      293,624
    1,000,000     134,950      202,424      269,899      337,374

1992 STOCK OPTION PLAN

     The Company has adopted the 1992 Stock Option Plan (the "1992 Stock Option Plan"), pursuant to which management employees are eligible to receive awards of stock options. Options granted under the 1992 Stock Option Plan are based on the achievement of certain performance goals ("Performance Goal Options") or may vest over time ("Time Based Options").

     The 1992 Stock Option Plan is administered by the Compensation Committee of the Company's Board of Directors. Subject to the terms of the 1992 Stock Option Plan, the committee selects the management employees eligible to receive awards under the 1992 Stock Option Plan, determines the size of the awards granted thereunder, and administers and interprets the plan.

     Under the 1992 Stock Option Plan, the Company may grant up to 58,000 stock options to certain management personnel. As of October 2, 1993, 41,700 of the options have been granted. Of the options granted, 5,400 vest over three years, and the remainder vest based on specified performance measures over five years. These options become exercisable at $165 per share as of September 30, 1996. In the case of certain triggering events, all options under the 1992 Stock Option Plan will immediately vest and become exercisable should the specified performance criteria be met.

EMPLOYMENT AGREEMENTS

     Lear has entered into employment agreements with the individuals named in the Summary Compensation Table. The employment agreements, as amended, expire on October 1, 1995, and provide for, among other things, rates of compensation and bonuses. Each of Messrs. Way's, Rossiter's and Vandenberghe's employment agreements provides for an annual base salary of $475,000, $345,000, and $255,000, respectively. Messrs. Hollars' and Melson's employment agreements provide for an annual base salary of $265,000 and $225,000, respectively. Increases in these salaries, as well as bonuses, are at the sole discretion of the Board of Directors of the Company.

     Each employment agreement provides that (i) upon the death of the employee, Lear will pay to his estate or designated beneficiary his full base salary for an additional 12 months; (ii) upon termination for disability, the employee will receive all compensation payable under Lear's disability and medical plans and programs plus an additional payment from Lear so that the aggregate amount of salary continuation from all sources equals his base salary through the remaining term of the agreement; and (iii) upon termination for good reason, the employee will receive his full base salary to the end of the term of agreement. If the employment agreement is terminated for cause, the employee is only entitled to receive unpaid salary and benefits, if any, accrued through the effective date of the employee's termination.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     After giving effect to the Merger, the following table and accompanying footnotes set forth the beneficial ownership of the Company's Common Stock as of November 15, 1993 by holders known to the Company as having beneficial ownership of more than 5% of the Company's Common Stock and the fully diluted ownership as of such date.

                                                        NUMBER OF
                                                        SHARES OF           PERCENTAGE OF
                                                      THE COMPANY'S         THE COMPANY'S     FULLY DILUTED
                                                      COMMON STOCK             COMMON           OWNERSHIP
                                                  OWNED BENEFICIALLY(1)         STOCK         PERCENTAGE(2)
                                                  ---------------------     -------------     -------------
Lehman Funds(3)................................          784,089                 72.9%             61.4%
FIMA Finance Management Inc.(4)................          261,668                 24.3%             20.4%
Management Investors
  as a Group(5)................................           30,001                  2.8%             10.6%

- -------------------------
(1) The shares listed herein do not include 100,000 shares of the Company's Common Stock held in treasury and 106,284 shares of the Company's Common Stock issuable pursuant to an exercise of all options by Management Investors.

(2) Assumes the issuance of 100,000 shares of the Company's Common Stock to the holders of the warrants to acquire the Company's Common Stock (the "Warrants") and the purchase of 106,284 shares of the Company's Common Stock pursuant to the exercise of options by Management Investors. Warrants were issued in exchange for 100,000 shares of the Company's Common Stock originally issued in connection with the Acquisition. Each Warrant, when exercisable upon certain triggering events, will entitle the holder to acquire, for no additional consideration, one share of Common Stock.

(3) Includes 281,635 shares owned by Lehman Brothers Merchant Banking Portfolio Partnership L.P. and 191,428 shares owned by Lehman Brothers Capital Partners II, L.P. (each located at Three World Financial Center, New York, New York 10285); 77,429 shares owned by Lehman Brothers Offshore Investment Partnership L.P. and 233,597 shares owned by Lehman Brothers Offshore Investment Partnership-Japan L.P. (each located at Clarendon House, Church Street, Hamilton HMCX, Bermuda). Lehman Brothers Merchant Banking Partners Inc. and Lehman Brothers II Investment Inc. are the general partners of Lehman Brothers Merchant Banking Portfolio Partnership L.P and Lehman Brothers Capital Partners II, L.P., respectively, and Lehman Brothers Offshore Partners Ltd. is the general partner of Lehman Brothers Offshore Investment Partnership-Japan L.P. and Lehman Brothers Offshore Investment Partnership L.P. Each such general partner may be deemed to own beneficially the shares directly owned by the entity of which it is the general partner. Each such general partner is an indirect wholly-owned subsidiary of Lehman Brothers Group Inc. ("LBG"), which is a wholly owned subsidiary of Lehman Brothers Holdings Inc. ("Lehman Holdings"). Each of the partnerships may be deemed to share with Lehman Brothers Merchant Banking Partners Inc. the power to vote and the power to dispose of the shares owned by such partnership. The address of Lehman Brothers Merchant Banking Partners Inc. is Three World Financial Center, New York, New York 10285.

(4) FIMA Finance Management Inc. is an affiliate of IFINT S.A., the international investment company of IFI S.p.A., the parent company of the Agnelli Group. The address of FIMA is Citco Building, Wickam's Cay, Tortola, British Virgin Islands.

(5) Management Investors include thirty-three individuals who are directors, officers or senior managers of the Company. The foregoing does not include Warrants, if any, held by the Management Investors. None of the Management Investors beneficially owns more than 5% of the Company's Common Stock.

     The following table shows the number of shares of the Company's Common Stock beneficially owned by the directors and/or named officers of the Company, and by all directors and executive officers as a group, as of November 15, 1993. Each individual exercises sole investment and voting rights with respect to the shares of the Company's Common Stock shown in the table unless otherwise stated in the footnotes.

                                                                    NUMBER
                                                                      OF
                                                                    SHARES
                                                                    OF THE             PERCENTAGE
                                                                    COMPANY'S          OF
                                                                    COMMON             THE
                                                                    STOCK              COMPANY'S
                                                                    OWNED              COMMON
                    NAME AND POSITION                               BENEFICIALLY       STOCK(1)
- ----------------------------------------------------------          ------             ---
Kenneth L. Way............................................           5,510                *
  Chairman, Chief Executive Officer and Director of the
     Company
Robert E. Rossiter........................................           3,210                *
  President, Chief Operating Officer and Director of the
     Company
James H. Vandenberghe.....................................           2,111                *
  Executive Vice President, Chief Financial Officer and
     Secretary of the Company
James A. Hollars..........................................           1,900                *
  Senior Vice President -- International Operations of the
     Company
Theodore E. Melson........................................           1,900                *
  Senior Vice President -- Manufacturing Planning of the
     Company
Donald J. Stebbins........................................             435                *
  Vice President and Treasurer of the Company
Total Executive Officers and Directors as a Group.........          15,066             1.4%

- -------------------------
 *  Less than one percent.
(1) The shares taken into account for purposes of determining the percentage of the Company's Common Stock beneficially owned do not include 100,000 shares of the Company's Common Stock held in treasury after exchange for the Warrants and 106,284 shares of the Company's Common Stock which may be issued pursuant to the exercise of all options by Management Investors.

     No other director beneficially owns shares of the Company's Common Stock.

                              CERTAIN TRANSACTIONS

THE 1991 TRANSACTIONS

     On September 27, 1991, the Company engaged in a series of related transactions (the "1991 Transactions") for the purpose of raising additional capital to repay a portion of the Company's outstanding indebtedness under its credit agreement (the "Original Credit Agreement") and to fund the acquisition of Lear Seating Sweden, AB ("LS Sweden"). A portion of the payments made under the Company's Original Credit Agreement increased availability thereunder, which was used to finance expansion of the Company's operations. As part of the 1991 Transactions, (i) the Company sold an aggregate of 454,545 additional shares of the Company's Common Stock to the Lehman Funds and FIMA at a price of $165 per share for an aggregate amount of approximately $75.0 million (the "Stock Sale");
(ii) the Lehman Funds purchased all of the Company's outstanding Common Stock and Warrants owned by GECC and all of the Company's outstanding Common Stock owned by INVEST; (iii) the Lehman Funds and FIMA purchased the Company's outstanding Common Stock held by MH Capital Partners, Inc.; (iv) the Company entered into certain amendments to the Original Credit Agreement; and (v) the Company borrowed $20.0 million from GECC, which was secured by a First Mortgage and Security Agreement covering certain of Lear's domestic facilities, machinery and equipment (the "GECC Mortgage Loan"), the entire proceeds of which were used to repay permanently a portion of the term loans outstanding under the Original Credit Agreement.

     After giving effect to the 1991 Transactions (i) the Lehman Funds owned a total of 693,180 shares of the Company's Common Stock and Warrants to purchase an additional 2,539 shares of the Company's Common Stock, or approximately 62.3% of the Company's outstanding Common Stock (assuming the exercise of all outstanding Warrants and employee stock options) for an aggregate consideration of approximately $114.8 million and (ii) FIMA acquired an additional 36,365 shares of the Company's Common Stock at an aggregate consideration of approximately $6.0 million, for a total of 231,365 shares of the Company's Common Stock, or approximately 20.7% of the Company's outstanding Common Stock (assuming the exercise of all outstanding Warrants and employee stock options). For additional information regarding the 1991 Transactions, see the consolidated financial statements of the Company included elsewhere in this Prospectus.

     Proceeds from the Stock Sale and the GECC Mortgage Loan were utilized to purchase the stock of LS Sweden from GECC for $100,000, to repay GECC's financing to LS Sweden of approximately $7.3 million, to pay down term loans under the Original Credit Agreement by $48.5 million, to pay down borrowings under the Original Credit Agreement by $32.0 million, and to pay fees and expenses of approximately $7.7 million related to the 1991 Transactions. Included in the $7.7 million in fees and expenses is $4.5 million paid to Lehman Brothers Inc. for fees related to the above transactions. The remainder of the fees related to legal and administrative expenses incurred by the Company, Lehman Brothers Inc., FIMA and GECC related to the Stock Sale and the GECC Mortgage Loan which were paid by the Company.

     Subsequent to the 1991 Transactions, on June 1, 1992 a new Bank Act (the "Bank Act") was enacted in Canada requiring an order of the Minister of Finance (Canada) to permit the Lehman Funds to continue to hold their existing indirect investment in Lear's Canadian operations. An application for an order has been made and, based upon advice of their Canadian counsel, the Lehman Funds anticipate receipt of such order. Should the application for the order be denied, Lear could, among other things, move its operations out of Canada or divest such operations or the Lehman Funds could, among other things, reduce their indirect ownership of the voting shares of Lear's Canadian companies below 10% to comply with the Bank Act.

SENIOR SUBORDINATED NOTE OFFERING AND EQUITY INVESTMENT

     In order to support the Company's future expansion in North America and Europe, in July 1992, the Company entered into an agreement to sell $20.0 million of Common Stock to its major stockholders, the Lehman Funds and FIMA (the "Equity Investment"). Simultaneous with the Equity Investment, the Company effected a public offering of $125.0 million of the Senior Subordinated Notes. Lehman Brothers Inc., an affiliate of the Lehman Funds, acted as an underwriter in connection with the offering and received underwriting fees of approximately $2.2 million. Lehman Brothers Inc. and IFINT S.A. received fees of approximately $450,000 and $150,000, respectively, for advisory services rendered to the Company in connection with the Equity Investment and the public offering of the Senior Subordinated Notes.

THE NAB ACQUISITION AND THE CREDIT AGREEMENT

     In connection with the NAB Acquisition and the consummation of the Credit Agreement, Lehman Brothers Inc., an affiliate of the Lehman Funds, provided certain advisory and valuation services to the Company for which it received aggregate fees of approximately $1.0 million. In addition, Lehman Commercial Paper Inc., an affiliate of the Lehman Funds, is a managing agent and a lender under the Credit Agreement for which it received and will continue to receive its proportionate share of payments made by the Company under the Credit Agreement.

STOCKHOLDERS AGREEMENT

     The Stockholders Agreement, which was entered into by the Company, the Lehman Funds, FIMA, and the Management Investors, which is also binding upon transferees, prohibits the transfer of the Company's Common Stock held by the Management Investors until at least September 27, 1994, except in certain limited circumstances. The Stockholders Agreement provides, among other things,
(i) that the Lehman Funds have the right to nominate up to six members of the board of directors of the Company, that FIMA has the right to nominate three directors and that the Management Investors have the right to nominate two directors; (ii) that certain fundamental corporate actions must be approved by a supermajority vote of the board of directors or by an executive committee of the board of directors (including by the affirmative vote of one director who shall have been nominated by FIMA); and
(iii) that at the discretion of the Lehman Funds, in order to facilitate certain transactions, certain of such corporate actions may be approved by a majority vote of the board of directors under certain circumstances. As a result of the foregoing and unless the Lehman Funds transfer a substantial portion of the Company's Common Stock they own, the Lehman Funds will have the ability to direct the day to day operations of the Company, and under certain circumstances to veto certain fundamental corporate actions and to direct certain fundamental corporate events, subject to FIMA's right under certain circumstances to acquire the shares of the Lehman Funds. In addition, the Stockholders Agreement (i) places substantial restrictions on the transferability of the shares owned by the parties thereto or their transferees; (ii) grants the parties thereto preemptive rights to subscribe for certain additional shares of the Company's Common Stock and other securities issued by the Company; (iii) grants a right of first offer to FIMA in respect of the shares of the Lehman Funds under certain circumstances; (iv) grants a right of first offer to the Lehman Funds in respect of FIMA's shares under certain circumstances; and (v) empowers the Lehman Funds, under certain circumstances and subject to FIMA's right of first offer, to cause a transfer of all of the Company's outstanding Common Stock, cause a merger or consolidation of the Company or cause a transfer of all or substantially all of the assets of Seating to another entity.

     The Stockholders Agreement also provides that prior to the earlier of (i) September 27, 1996 or (ii) the existence of a Public Market (as defined below) after September 27, 1994: (a) if a Management Investor is terminated for Cause or resigns without Good Reason, the Company will have an option to purchase all shares of the Company's Common Stock and vested Options owned by such Management Investor at the lower of Cost or Fair Market Value and (b) if a Management Investor is terminated without Cause, resigns for Good Reason, dies or incurs a Disability, such Management Investor or his personal representative will have an option to sell all shares of the Company's Common Stock and all vested Options owned by such Management Investor to the Company for the higher of Cost or Fair Market Value, provided that in the case of the Management Investors who have employment contracts with the Company (I) if any such Management Investor is terminated for Cause or resigns without Good Reason, the Company will have an option to purchase all shares of Company Common Stock and vested Options owned by such Management Investor at the lower of Cost or Fair Market Value, (II) if any such Management Investor is terminated without Cause, the Company will have an option to purchase all shares of the Company's Common Stock and vested Options owned by such Management Investor at the higher of cost or Fair Market Value and (III) if any such Management Investor dies, incurs a Disability or resigns for Good Reason, such Management Investor or his personal representative will have an option to sell all shares of the Company's Common Stock and all vested Options owned by such Management Investor at the higher of Cost or Fair Market Value.

     As the foregoing indicates, the Stockholders Agreement places substantial restrictions on the transferability of the shares owned by the parties thereto or their transferees, empowers the Lehman Funds to transfer their entire interests in the Company or to cause the sale of all of the interests in the Company to a third party and creates conditions pursuant to which FIMA may acquire all or a substantial portion of the shares of the Lehman Funds. The Stockholders Agreement also provides that under certain circumstances, the holders of the Company's Common Stock may require the Company to cause such stock to be registered with the Commission for public resale. A number of provisions of the Stockholders Agreement will cease to be effective upon the establishment of a "Public Market" in the Company's Common Stock, which will have occurred when at least 15% of the shares of the Company's Common Stock then outstanding have been sold pursuant to one or more effective registration statements and the shares of the Company's Common Stock are included for quotation on the NASDAQ System or are listed on a national securities exchange.

MANAGEMENT EQUITY PARTICIPATION

     The Management Investors entered into Management Subscription Agreements with the Company dated as of September 29, 1988 (collectively, the "Management Equity Agreement") pursuant to which each of the Management Investors purchased Common Stock at $100 per share for consideration consisting of cash and/or recourse or non-recourse promissory notes (the "Management Notes"). As of October 2, 1993, the outstanding balance of the Management Notes of each of Messrs. Way and Rossiter was approximately $489,000 and the outstanding balance of the Management Notes of each of Messrs. Vandenberghe, Hollars and Melson was approximately $163,000. Each of the Management Notes, including accrued interest, matures on January 25, 1997 and bears interest at a rate of prime plus 1.50%.

     In addition, pursuant to Stock Option Agreements dated as of September 29, 1988 (the "Management Option Agreement") between the Company and each of the Management Investors, the Company may grant the Management Investors options, exercisable after five years, to acquire an aggregate of up to 70,588 authorized but unissued shares of the Company's Common Stock (the "Options"), of which 64,584 remain outstanding. The Options of the Management Investors vested over the course of three years and are exercisable for $42.50 per share, in cash, which is lower than the $100 per share paid in connection with the 1988 Acquisition. Options must be exercised within ten years of the date of grant.

     Under the 1992 Stock Option Plan, the Company may grant up to 58,000 stock options to certain management personnel. As of October 2, 1993, 41,700 of these options have been granted, 5,400 of which vest over three years, and the remainder of which vest based on specified performance measures over five years. All options under the 1992 Stock Option Plan become exercisable, to the extent vested, at $165 per share as of September 30, 1996. In the case of certain triggering events, all options granted under the 1992 Stock Option Plan will immediately vest and become exercisable should the specified performance criteria be met.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT AGREEMENT

     The following summary of certain provisions of the Amended and Restated Credit Agreement dated as of October 25, 1993 (as amended from time to time, the "Credit Agreement"), by and among Lear, as borrower, the financial institutions party thereto, Chemical Bank, as Agent (the "Agent"), and Bankers Trust Company, The Bank of Nova Scotia, Citicorp USA, Inc. and Lehman Commercial Paper Inc., as Managing Agents, does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Credit Agreement, including all of the definitions therein of terms not defined in this Prospectus. The Credit Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     General. The Credit Agreement currently provides for (i) borrowings in a principal amount of up to $425.0 million at any one time outstanding, (ii) swing line loans in a maximum aggregate amount of $30.0 million, the commitment for which is part of the aggregate Credit Agreement commitment, and (iii) Letters of Credit in an aggregate face amount of up to $75.0 million, the commitment for which is part of the aggregate Credit Agreement commitment. Commitments under the Credit Agreement will be permanently reduced by $40.0 million every six months beginning October 31, 1996, and the Credit Agreement will expire on October 31, 1998. Commitments under the Credit Agreement will be also permanently reduced by a percentage of the fair market value of certain accounts receivable sold pursuant to a permitted receivables financing program. Borrowings under the Credit Agreement, including the swing line loans, are collectively referred to herein as the "Loans." See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company."

     Interest. For purposes of calculating interest, the Loans can be, at the election of Lear, ABR Loans or Eurodollar Loans or a combination thereof. ABR Loans bear interest at the ABR (which is basically the prime rate) plus between 0% and 0.50%, depending on whether Lear satisfies certain financial ratios. Eurodollar Loans bear interest at the Eurodollar Rate plus between 0.75% and 1.50%, depending on whether Lear satisfies certain financial ratios.

     Repayment. Subject to the provisions of the Credit Agreement, Lear may, from time to time, borrow, repay and reborrow under the Credit Agreement. The entire unpaid balance under the Credit Agreement is payable on October 31, 1998.

     Security and Guarantees. The Loans are guaranteed by all of the Company's direct and indirect domestic subsidiaries. The Loans and such guarantees are variously secured by (i) a pledge to the Agent for the ratable benefit of the banks party to the Credit Agreement of all of the capital stock of each of the Company's domestic subsidiaries, and a pledge of certain stock of the Company's foreign subsidiaries; (ii) a grant of a security interest in substantially all of the assets of the Company and its domestic subsidiaries; and (iii) the mortgages of substantially all of the property of the Company and its domestic subsidiaries.

     Covenants. The Credit Agreement contains financial covenants relating to maintenance of consolidated net worth, of ratios of consolidated operating profit to consolidated cash interest expense and of consolidated operating profit. The Credit Agreement also contains restrictive covenants pertaining to the management and operation of the Company. The covenants include, among others, significant limitations on indebtedness, guarantees, mergers, acquisitions, fundamental corporate changes, capital expenditures, asset sales, leases, investments, loans and advances, liens, dividends and other stock payments, transactions with affiliates, optional payments and modification of debt instruments, issuance of stock and sale and leaseback transactions.

     Events of Default. The Credit Agreement provides for events of default customary in facilities of this type, including: (i) failure to make payments when due; (ii) breach of covenants; (iii) breach of representations or warranties in any material respect when made; (iv) default under any agreement relating to debt for borrowed money in excess of $5.0 million in the aggregate;
(v) bankruptcy defaults; (vi) judgments in excess of $5.0 million; (vii) ERISA defaults; (viii) any security document or guarantee ceasing to be in full force and effect; (ix) the subordination provisions in the instruments pursuant to which the Senior Subordinated Notes and the 14% Subordinated Debentures (or any refinancings thereof) were created ceasing to be in full force and effect or enforceable to the same extent purported to be created thereby; and (x) the failure of certain stockholders to continue to own or control sufficient number of shares of capital stock of the Company to elect a majority of the Board of Directors of the Company.

FOREIGN CREDIT FACILITIES

     Certain of the Company's foreign subsidiaries have outstanding credit facilities in Canada and Germany. In Canada, there is an outstanding revolving credit facility of up to 10.0 million Canadian dollars (or the approximate equivalent of U.S. $8.5 million) which bears interest at the prime lending rate and matures in September 1995 (the "Canadian Loan"). The Canadian Loan is guaranteed by a letter of credit issued under the Credit Agreement.

     In Germany, there is an outstanding term loan (the "German Term Loan") of
13.5 million Deutschemarks (or the approximate equivalent of U.S. $8.1 million), which bears interest at an effective annual rate of 9.125%, is payable in Deutschemarks in quarterly installments of 500,000 Deutschemarks through March 2000, and is collateralized by certain assets held by a German subsidiary. The agreements relating to the Canadian Loan and the German Term Loan also contain certain covenants.

     Two of the Company's European subsidiaries factor their accounts receivable with a bank subject to limited recourse provisions and are charged a discount fee equal to the current LIBOR rate plus 1.25%. The amount of such factored receivables, at October 2, 1993 was approximately $25.7 million.

     In addition, certain of the Company's other foreign subsidiaries are parties to informal lines of credit.

                  DESCRIPTION OF THE SENIOR SUBORDINATED NOTES



     The Senior Subordinated Notes have been issued under an Indenture dated as of July 15, 1992 (the "11 1/4% Indenture"), among the Company, as issuer, Holdings, as guarantor, and The Bank of New York, as trustee (the "Trustee"). Since the date of the 11 1/4% Indenture, Holdings has merged with and into the Company and its separate corporate existence has ceased. As a result, the "Guarantee" referred to in this section, which was the guarantee by Holdings of Lear's obligations under the Senior Subordinated Notes, is no longer in effect.



     The terms of the Senior Subordinated Notes include those stated in the 11 1/4% Indenture and those made part of the 11 1/4% Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the 11 1/4% Indenture. The Senior Subordinated Notes are subject to all such terms, and holders of the Senior Subordinated Notes are referred to the 11 1/4% Indenture and the Trust Indenture Act for a statement thereof.



     The following summary of certain provisions of the 11 1/4% Indenture does not purport to be complete and is qualified in its entirety by reference to the 11 1/4% Indenture, including the definitions therein of certain terms used below. A copy of the 11 1/4% Indenture and a specimen of the Senior Subordinated Note have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Capitalized terms used in this section and not otherwise defined below have the meaning assigned to them in the 11 1/4% Indenture, unless the context requires otherwise.



GENERAL



     The Senior Subordinated Notes are direct obligations of the Company, and are issued in denominations of $1,000 and integral multiples thereof. The
11 1/4% Indenture authorizes the issuance of $125,000,000 aggregate principal amount of Senior Subordinated Notes. As described below under "Subordination", the Senior Subordinated Notes are subordinated in right of payment to Senior Indebtedness of the Company.



     As of October 2, 1993, the aggregate amount of Senior Indebtedness of the Company (including its obligations under the Credit Agreement) would have been approximately $306.9 million, as adjusted to give effect to the Pro Forma Transactions. In addition, certain of the Company's subsidiaries have incurred and will in the future incur Indebtedness. Holders of such indebtedness will have a claim against the assets of such subsidiaries that will rank prior to the claims of the holders of the Senior Subordinated Notes. As of October 2, 1993, the aggregate indebtedness of such subsidiaries for money borrowed would have been approximately $31.2 million.



     The Senior Subordinated Notes bear interest at the rate per annum shown on the cover page of this Prospectus, payable semiannually on January 15 and July 15 in each year to holders of record of the Senior Subordinated Notes at the close of business on January 1 and July 1, respectively, of such year. The first interest payment date was January 15, 1993. Interest is computed on the basis of a 360-day year of twelve 30-day months. The Senior Subordinated Notes mature on July 15, 2000.



     Principal and interest on the Senior Subordinated Notes are payable, and the Senior Subordinated Notes are transferable, initially at the offices of the Trustee in New York, New York. Holders must surrender the Senior Subordinated Notes to the Paying Agent in order to collect principal payments. Interest on the Senior Subordinated Notes may be paid by check mailed to the registered holders of the Senior Subordinated Notes. The Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges. Initially, the Trustee will act as Paying Agent and Registrar under the 11 1/4% Indenture. The Company or any of its Affiliates may act as Paying Agent and Registrar, and the Company may change the Paying Agent or Registrar without prior notice to holders.



OPTIONAL REDEMPTION



     The Senior Subordinated Notes may not be redeemed prior to July 15, 1997. On or after July 15, 1997, the Company may, at its option, redeem the Senior Subordinated Notes in whole or in part, on at least 30 days' but not more than 60 days' notice to each holder of Senior Subordinated Notes to be redeemed, at 100% of their principal amount together with accrued and unpaid interest (if any) to the redemption date.

     The Credit Agreement contains provisions that limit the Company's ability to optionally redeem the Senior Subordinated Notes.



MANDATORY REDEMPTION



     The Senior Subordinated Notes are not subject to mandatory redemption prior to maturity.



SUBORDINATION



     The Indebtedness evidenced by the Senior Subordinated Notes is subordinated to the prior payment, when due, of all Senior Indebtedness (as defined below) of the Company but will rank senior to the Notes and other Indebtedness of the Company expressly subordinated to the Senior Subordinated Notes.



     Upon any payment or distribution of assets or securities of the Company due to any dissolution, winding up, total or partial liquidation or reorganization of the Company or in bankruptcy, insolvency, receivership or other proceedings, the payment of the principal of and interest on the Senior Subordinated Notes will be subordinated in right of payment, as set forth in the 11 1/4% Indenture, to the prior payment in full of all Senior Indebtedness. Upon a default in the payment of any Obligations with respect to Senior Indebtedness or upon the acceleration of the maturity of Senior Indebtedness or while any judicial proceeding is pending with respect to a default on Senior Indebtedness (of which the Trustee has received written notice), no payment may be made upon or in respect of the Senior Subordinated Notes until such default shall have been cured or waived. In addition, during the continuance of any other event of default with respect to (i) the Credit Agreement pursuant to which the maturity thereof may be accelerated, upon (a) receipt by the Trustee of written notice from the Agent Bank (or any Representative of any Senior Indebtedness which refinances or refunds the Credit Agreement so long as amounts outstanding under such agreement are in excess of $50,000,000) or (b) if such event of default results from the acceleration of the Senior Subordinated Notes, on the date of such acceleration, no such payment may be made by the Company upon or in respect of the Senior Subordinated Notes for a period ("Payment Blockage Period") commencing on the earlier of the date of receipt of such notice or the date of such acceleration and ending 119 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from the Agent Bank or any Representative of any Senior Indebtedness under any agreement which refinances or refunds the Credit Agreement so long as amounts outstanding under such agreement are in excess of $50,000,000) or (ii) any other Specified Senior Indebtedness, upon receipt by the Company of written notice from the Representative for the holders of such Specified Senior Indebtedness, no such payment may be made by the Company upon or with respect to the Senior Subordinated Notes for a Payment Blockage Period commencing on the date of the receipt of such notice and ending 119 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Company from such Representative commencing such Payment Blockage Period). In no event will any one Payment Blockage Period extend beyond 179 days from the date the payment on the Senior Subordinated Notes was due. Not more than one Payment Blockage Period may be commenced with respect to the Senior Subordinated Notes during any period of 360 consecutive days; provided that as long as amounts outstanding under the Credit Agreement or any agreement which refinances or refunds the Credit Agreement are in excess of $50,000,000, the commencement of a Payment Blockage Period by the holders of the Specified Senior Indebtedness other than the Credit Agreement shall not bar the commencement of a Payment Blockage Period by the Agent Bank within such period of 360 days. No event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Specified Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the Representative of such Specified Senior Indebtedness whether or not within a period of 360 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.



     If payments with respect to both the Senior Subordinated Notes and Senior Indebtedness become due on the same day, then all obligations with respect to such Senior Indebtedness due on that date shall first be paid in full before any payment is made with respect to the Senior Subordinated Notes.

     "Senior Indebtedness" is defined, for the purpose of the 11 1/4% Indenture, as the Obligations of the Company with respect to (i) all Obligations (including reimbursement obligations in respect of letters of credit) incurred and outstanding from time to time under the Credit Agreement or any refinancing or refunding thereof (including interest accruing on or after filing of any petition in bankruptcy or reorganization relating to the Company, at the rate specified in such Senior Indebtedness whether or not a claim for post-filing interest is allowed in such proceeding), (ii) Interest Swap Obligations related to its payment Obligations on Indebtedness under the Credit Agreement and (iii) any other Indebtedness of the Company, whether outstanding on the date of the 11 1/4% Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness is not senior in right of payment to the Senior Subordinated Notes; provided, that, notwithstanding the foregoing, Senior Indebtedness shall not include (A) Indebtedness evidenced by the Senior Subordinated Notes, (B) Indebtedness represented by the Notes, (C) Indebtedness incurred in violation of the 11 1/4% Indenture, (D) Indebtedness which is represented by Disqualified Stock, (E) amounts payable or any other Indebtedness to trade creditors created, incurred, assumed or guaranteed by the Company or any subsidiary of the Company in the ordinary course of business in connection with obtaining goods or services, (F) amounts payable or any other Indebtedness to employees of the Company or any subsidiary of the Company as compensation for services, (G) Indebtedness of the Company to an Affiliate of the Company or a subsidiary of the Company and (H) any liability for Federal, state, local or other taxes owed or owing by the Company.



     By reason of the subordination provisions described above, in the event of the Company's insolvency, liquidation, reorganization, dissolution or other winding-up, funds which would otherwise be payable to holders of the Senior Subordinated Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full. The 11 1/4% Indenture limits the amount of additional Senior Indebtedness which the Company can create, incur, assume or guarantee. See "Certain Covenants -- Limitation on Indebtedness."



CERTAIN DEFINITIONS



     "Acquired Indebtedness" means, with respect to the Company, Indebtedness of a person existing at the time such person becomes a subsidiary of the Company or assumed in connection with the acquisition by the Company or a subsidiary of the Company of assets from such person, which assets constitute all of an operating unit of such person, and not incurred in connection with, or in contemplation of, such person becoming a subsidiary of the Company or such acquisition.



     "Affiliate" means, when used with reference to the Company or another person, any person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company or such other person, as the case may be. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct or cause the direction of management or policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. Notwithstanding the foregoing, the term "Affiliate" shall not include any wholly owned subsidiary of the Company.



     "Agent Bank" means Manufacturers Hanover Trust Company ("MHT") and/or its Affiliates together with any bank which is or becomes a party to the Credit Agreement or any successor to MHT and/or its Affiliates, and any other Agent Bank under the Credit Agreement.



     "Asset Sale" means any sale exceeding $1,000,000, or any series of sales in related transactions exceeding $1,000,000 in the aggregate, by the Company or any subsidiary of the Company, directly or indirectly, of properties or assets other than in the ordinary course of business, including capital stock of a subsidiary of the Company, except for (i) the sale of receivables by the Company or any subsidiary of the Company in the ordinary course of business consistent with past practice of the Company or any of its subsidiaries and (ii) any sale-and-lease-back transaction involving a Capitalized Lease Obligation permitted under the provisions described under "Certain Covenants -- Limitation on Indebtedness."

     "Automotive Seating Business" means the production, design, development, manufacture, marketing or sale of automotive seat frames, seat components, seat systems or automotive interiors or any related businesses.



     "average weighted life" means, as of the date of determination, with reference to any debt security, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such debt security multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.



     "Cash Proceeds" means, with respect to any Asset Sale, cash payments (including any cash received by way of deferred payment pursuant to a note receivable or otherwise, but only as and when so received) received from such Asset Sale.



     "Change of Control" means an event or series of events by which (i) (a) prior to an Initial Public Offering a party other than a Permitted Investor or any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange
Act) directly or indirectly controlling, controlled by, or under common control with the Permitted Investors (1) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire without condition, other than the passage of time, whether such right is exercisable immediately or only after the passage of time) of 50% or more of the Voting Stock of the Company, (2) is or becomes a shareholder of the Company with the right to appoint or remove directors of the Company holding 50% or more of the voting rights at meetings of the Board of Directors on all, or substantially all, matters or (3) is or becomes able to exercise the right to give directions with respect to the operating and financial policies of the Company with which the relevant directors are obliged to comply by reason of: (A) provisions contained in the organizational documents of the Company or (B) the existence of any contract permitting such person to exercise control over the Company, or (b) after an Initial Public Offering, any "person" is or becomes the "beneficial owner", directly or indirectly, of more than 30% of the total Voting Stock of the Company; provided, that the Permitted Investors, and any person directly or indirectly controlling, controlled by, or under common control with the Permitted Investors, together, are the "beneficial owners" of a lesser percentage of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; (ii) the Company consolidates with, or merges or amalgamates with or into another person or conveys, transfers, or leases all or substantially all of its assets to any person, or any person consolidates with, or merges or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) voting stock of the surviving corporation which is not redeemable capital stock or (y) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment pursuant to the provisions described under "Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions described under "Limitation on Restricted Payments") and (B) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.



     "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.



     "Consolidated Adjusted Net Income (Loss)" means, when used with reference to any person for any period, the Consolidated Net Income (Loss) of such person for such period, adjusted by excluding therefrom

(to the extent otherwise included therein) all gains, to the extent they exceed all losses, realized upon the sale or other disposition (including, without limitation, pursuant to sale-and-lease-back transactions) of property or assets which are not sold or otherwise disposed of in the ordinary course of business or upon the sale or other disposition of any capital stock of such person or any of its subsidiaries.



     "Consolidated Adjusted Net Worth" means, with respect to any person, as of any date of determination, the total amount of stockholders' equity of such person and its subsidiaries which would appear on the consolidated balance sheet of such person as of the date of determination, less (to the extent otherwise included therein) the following (the amount of such stockholders' equity and deductions therefrom to be computed, except as noted below, in accordance with
GAAP): (i) an amount attributable to interests in subsidiaries of such person held by persons other than such person or its subsidiaries, (ii) any reevaluation or other write-up in book value of assets subsequent to March 28, 1992, other than upon the acquisition of assets acquired in a transaction to be accounted for by purchase accounting under GAAP made within twelve months after the acquisition of such assets; (iii) treasury stock; (iv) an amount equal to the excess, if any, of the amount reflected for the securities of any person which is not a subsidiary over the lesser of cost or market value (as determined in good faith by the Board of Directors) of such securities; and (v) Disqualified Stock of the Company or any subsidiary of the Company.



     "Consolidated Amortization Expense" means for any person, for any period, the amortization of goodwill and other intangible items of such person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.



     "Consolidated Cash Flow Available for Interest Expense" means, for any person and the Company, the sum of the aggregate amount, for the four fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise to the need to calculate the Consolidated Cash Flow Available for Interest Expense (the "Transaction Date"), of (i) Consolidated Adjusted Net Income of such person,
(ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation Expense,
(iv) Consolidated Amortization Expense, (v) Consolidated Interest Expense and
(vi) other noncash items reducing Consolidated Net Income, minus non-cash items increasing Consolidated Net Income. Consolidated Cash Flow Available for Interest Expense for any period shall be adjusted to give pro forma effect (to the extent applicable) to (i) the Investment by the Company or a subsidiary of the Company during such period up to and including the Transaction Date (the "Reference Period") in any person which, as a result of such Investment, becomes a subsidiary of the Company, or in the acquisition of assets from any person which constitutes substantially all of an operating unit or business of such person and (ii) the sale or other disposition of any assets (including capital stock) of the Company or a subsidiary of the Company, other than in the ordinary course of business, during the Reference Period, as if such Investment or sale or disposition of assets by the Company or a subsidiary of the Company occurred on the first day of the Reference Period.



     "Consolidated Depreciation Expense" means for any person, for any period, the depreciation expense of such person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.



     "Consolidated Income Tax Expense" means, for any person, for any period, the aggregate of the income tax expense of such person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.



     "Consolidated Interest Expense" means, for any person, for any period, the sum of (a) the Interest Expense of such person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and (b) dividends in respect of preferred or preference stock of a subsidiary of the Company held by persons other than the Company or a wholly owned subsidiary of the Company. For purposes of clause (b) of the preceding sentence, dividends shall be deemed to be an amount equal to the actual dividends paid divided by one minus the applicable actual combined Federal, state, local and foreign income tax rate of the Company (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense.

     "Consolidated Interest Expense Coverage Ratio" means, with respect to any person, the ratio of (i) the aggregate amount of the applicable Consolidated Cash Flow Available for Interest Expense of such person to (ii) the aggregate Consolidated Interest Expense which such person shall accrue during the first full fiscal quarter following the Transaction Date and the three fiscal quarters immediately subsequent to such fiscal quarter, such Consolidated Interest Expense to be calculated on the basis of the amount of such person's Indebtedness (on a consolidated basis) outstanding on the Transaction Date and reasonably anticipated by such person in good faith to be outstanding from time to time during such period.



     "Consolidated Net Income (Loss)" means, with respect to any person, for any period, the aggregate of the net income (loss) of such person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) (i) the net income (loss) of any person which is not a subsidiary of such person and which is accounted for by the equity method of accounting, except to the extent of the amount of cash dividends or distributions paid by such other person to such person or to a subsidiary of such person, (ii) the net income (loss) of any person accrued prior to the date on which it is acquired by such person or a subsidiary of such person in a pooling of interests transaction, (iii) the net income (loss) of any subsidiary of such person to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary, in each case determined in accordance with GAAP and (iv) any gain (but not loss), together with any related provision for taxes on such gain, realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale-and-lease-back transactions) of any asset or property outside of the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition by such person of any capital stock or marketable securities.



     "Disinterested Director" means, with respect to an Affiliate Transaction or series of related Affiliate Transactions, a member of a Board of Directors who has no financial interest, and whose employer has no financial interest, in such Affiliate Transaction or series of related Affiliate Transactions.



     "Disqualified Stock" means any capital stock of the Company or any subsidiary of the Company which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Senior Subordinated Notes or which is exchangeable or convertible into debt securities of the Company or any subsidiary of the Company, except to the extent that such exchange or conversion rights cannot be exercised prior to the maturity of the Senior Subordinated Notes.



     "GAAP" means generally accepted accounting principles on a basis consistently applied.



     "Indebtedness" means (without duplication), with respect to any person, any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (except any such balance that constitutes a trade payable in the ordinary course of business that is not overdue by more than 120 days or is being contested in good faith), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP, and shall also include letters of credit, Obligations with respect to Interest Swap Obligations, any Capitalized Lease Obligation, the maximum fixed repurchase price of any Disqualified Stock, Obligations secured by a Lien to which any property or asset, including leasehold interests under Capitalized Lease Obligations and any other tangible or intangible property rights, owned by such person is subject, whether or not the Obligations secured thereby shall have been assumed (provided that, if the Obligations have not been assumed, such Obligations shall be deemed to be in an amount not to exceed the fair market value of the property or properties to which the Lien relates, as determined in good faith by the Board of Directors of such person and as evidenced by a Board Resolution), and guarantees of items which would be included within this definition (regardless of whether such items would appear upon such balance sheet; provided that for the purpose of computing the amount of Indebtedness outstanding at any time, such items shall be excluded to the extent that they would be eliminated as intercompany items in consolidation). For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the 11 1/4% Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock (or any equity security for which it may be exchanged or converted), such fair market value shall be determined in good faith by the Board of Directors of such person.



     "Independent Financial Advisor" means a reputable accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Board of Directors of the Company or a subsidiary of the Company, qualified to perform the task for which such firm has been engaged hereunder and disinterested and independent with respect to the Company and its Affiliates.



     "Initial Public Offering" means the sale of capital stock of the Company pursuant to (a) a registration statement under the Securities Act that has been declared effective by the Commission or (b) a public offering outside the United States and which results, in either case, in an active trading market for such shares. An active trading market shall be deemed to exist if such shares are listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System or any major international trading market exchange.



     "Investment Grade" is defined as BBB-or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that the Company shall select any other rating agency, the equivalent of such ratings by such rating agency shall be used.



     "Moody's" means Moody's Investor Services, Inc. or if Moody's shall not then make a rating of the Senior Subordinated Notes publicly available, a nationally recognized securities rating agency selected by the Company.



     "Net Cash Proceeds" means, with respect to any Asset Sale, the Cash Proceeds of such Asset Sale net of fees, commissions, expenses and other costs of sale (including payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness which is either secured by a Lien on the stock or other assets sold or can be or is accelerated by such sale), taxes paid or payable as a result thereof, and any amount required to be paid to any person (other than the Company or any of its subsidiaries) owning a beneficial interest in the stock or other assets sold.



     "Obligation" means any principal, interest, premium, penalties, fees and any other liabilities payable under the documentation governing any Indebtedness.



     "Permitted Indebtedness" means: (i) Indebtedness of the Company pursuant to its guarantee of Obligations under, or Indebtedness of any subsidiary of the Company under, the Credit Agreement; provided that in no event shall the aggregate amount of Indebtedness permitted to be outstanding at any one time pursuant to this clause (i) exceed $221,300,000 (less any amounts permanently repaid thereunder but without deducting payments under the revolving credit facility and the swingline facility of the Credit Agreement unless the commitments thereunder have been permanently reduced); (ii) Indebtedness represented by guarantees of Indebtedness which is permitted by the provisions described under "Certain Covenants -- Limitation on Indebtedness"; (iii) Indebtedness evidenced by the Senior Subordinated Notes and the Guarantee; (iv) Indebtedness (A) incurred in connection with the purchase or improvement of property (real or personal) or equipment or other capital expenditures in the ordinary course of business or (B) secured by a mortgage or arising out of sale-and-lease-back transactions with respect to capital assets; provided that in no event shall the aggregate amount of Indebtedness permitted to be outstanding at any one time pursuant to this clause (iv) exceed $20,000,000; (v) Indebtedness up to $5,000,000 incurred in connection with or arising out of a sale-and-lease-back transaction with respect to the Company's recently constructed facility in Eisenach, Germany; (vi) Indebtedness of the Company to any subsidiary of the Company and Indebtedness of any subsidiary of the Company to the Company or another subsidiary of the Company; provided that the Company or such subsidiary shall not become liable to any person other than the Company or a subsidiary of the

Company with respect thereto; (vii) Indebtedness of the Company or any subsidiary of the Company represented by Interest Swap Obligations; provided that such Interest Swap Obligations are related to payment Obligations on Indebtedness otherwise permitted by the provisions described under "Certain Covenants -- Limitation on Indebtedness" and shall not result in an increase in the principal amount of any outstanding Indebtedness; (viii) Indebtedness of the Company and its subsidiaries, and any undrawn amounts under legally binding revolving credit facilities or other standby credit facilities, existing on the date of the 11 1/4% Indenture; (ix) Indebtedness of CISA in the amount outstanding on the date of the 11 1/4% Indenture; (x) Indebtedness of the Company or any of its subsidiaries in respect of guarantees of receivables originated by the Company or any of its subsidiaries and sold to other persons to the extent that (A) the sale of such receivables does not constitute an Asset Sale and (B) such guarantees are similar in nature to the guarantees currently provided by a foreign subsidiary of the Company under the Discretionary Draft Purchase Facility dated as of December 15, 1991, between a foreign subsidiary of the Company and The Bank of New York; (xi) other Indebtedness of the Company and of any subsidiary of the Company; provided that in no event shall the aggregate amount of Indebtedness of the Company and of subsidiaries of the Company permitted to be outstanding pursuant to this clause (xi) at any one time exceed $30,000,000; (xii) Indebtedness of the Company and its subsidiaries in respect of guarantees of the Indebtedness of less than majority owned persons; provided that in no event shall Indebtedness permitted pursuant to this clause (xii) exceed $5,000,000; (xiii) Indebtedness secured by Permitted Liens; (xiv) Indebtedness of the Company and its subsidiaries, all of the net proceeds of which (after customary fees, expenses and costs related to the incurrence of such Indebtedness) are applied to repay or to refund outstanding Indebtedness permitted under clauses (i) through (xiii) of this definition ("Refinancing Indebtedness"); provided that (A) the original issue amount of the Refinancing Indebtedness shall not exceed the maximum principal amount and accrued interest of the Indebtedness to be repaid or, if greater in the case of clause (i) of this definition, permitted to be outstanding under the agreements governing the Indebtedness being refinanced (or if such Indebtedness was issued at an original issue discount, the original issue price plus amortization of the original issue discount at the time of the incurrence of the Refinancing Indebtedness) plus the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, (B) Refinancing Indebtedness incurred by any subsidiary shall not be used to repay or refund outstanding Indebtedness of the Company and (C) with respect to any Refinancing Indebtedness which refinances Indebtedness which ranks pari passu or junior in right of payment to the Senior Subordinated Notes or the Guarantee, (1) the Refinancing Indebtedness does not require any principal payments prior to the dates of principal payments under the Senior Subordinated Notes and has an average weighted life which is equal to or greater than the average weighted life of the Senior Subordinated Notes, (2) if such Indebtedness being refinanced is pari passu in right of payment to the Senior Subordinated Notes or to the Guarantee, as the case may be, such Refinancing Indebtedness does not rank senior in right of payment to the payment of principal of and interest on the Senior Subordinated Notes or to the Guarantee, as the case may be, and (3) if such Indebtedness being refinanced is subordinated to the Senior Subordinated Notes or the Guarantee, as the case may be, such Refinancing Indebtedness is subordinated to the Senior Subordinated Notes or the Guarantee, as the case may be, to the same extent and on substantially the same terms.



     "Permitted Investors" means the parties to the Stockholders Agreement (other than the Company) and their respective Affiliates.



     "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted and, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (ii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's, or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other Obligations of like nature incurred in the ordinary course of business


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(exclusive of Obligations for the payment of borrowed money); (v) easements, rights-of-way, restrictions, zoning provisions and other governmental restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its subsidiaries;
(vi) Liens upon tangible personal property acquired after the date of original issuance of the Senior Subordinated Notes; provided that, (A) any such Lien is created solely for the purpose of securing Indebtedness representing or incurred to finance, refinance or refund the cost of the item of property subject thereto, (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, (C) such Lien does not extend to or cover any property other than such item of property and additions, replacements and improvements thereon and (D) the incurrence of such Indebtedness is permitted by the provisions described below under "Certain Covenants -- Limitation on Indebtedness" (other than clause (xiii) of the definition of Permitted Indebtedness); (vii) judgment Liens not giving rise to a Default or Event of Default; (viii) leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its subsidiaries;
(ix) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the industry, in each case securing Indebtedness under Interest Swap Obligations; (x) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation or operating lease or any Lien granted by a lessor on such property which does not interfere in any material respect with the business of the Company and its subsidiaries; (xi) Liens arising from filing UCC financing statements regarding leases; (xii) Liens securing reimbursement Obligations with respect to Commercial Letters of Credit which encumber documents and other property relating to such Commercial Letters of Credit and the products and proceeds thereof; (xiii) other Liens existing on the date of the 11 1/4% Indenture; and (xiv) other Liens to secure Obligations not in excess of $1,000,000 in the aggregate at any time outstanding, except to secure Indebtedness.



     "Rating Decline" means the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change of Control or of the intention of the Company to effect a Change of Control (which period shall be extended so long as the rating of the Senior Subordinated Notes is under publicly announced consideration for possible downgrading by either Moody's or S&P): (i) in the event that the Senior Subordinated Notes are rated by either Moody's or S&P prior to the date of such public notice as Investment Grade, the rating of the Senior Subordinated Notes by both such rating agencies shall be decreased to below Investment Grade or (ii) in the event the Senior Subordinated Notes are rated below Investment Grade by both such rating agencies prior to the date of such public notice, the rating of the Senior Subordinated Notes by either rating agency shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).



     "Restricted Debt Prepayment" means any purchase, redemption, defeasance (including, but not limited to, in substance or legal defeasance) or other acquisition or retirement for value (collectively a "prepayment"), directly or indirectly, by the Company or a subsidiary of the Company (other than to the Company or a subsidiary of the Company), prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment in respect of Indebtedness of the Company or such subsidiary which would rank pari passu with the Senior Subordinated Notes (other than the Senior Subordinated Notes) or the Guarantee (other than the Guarantee) or would be subordinate in right of payment to the Senior Subordinated Notes or the Guarantee, as the case may be, ("Refinanced Debt"); provided, however, that (i) any such prepayment of any Refinanced Debt (including without limitation the 14% Subordinated Debentures) shall not be deemed to be a Restricted Debt Prepayment to the extent such prepayment is made (x) with the proceeds of the substantially concurrent sale (other than to a subsidiary of the Company) of shares of the capital stock (other than Disqualified Stock) of the Company or rights, warrants or options to purchase such capital stock of the Company or (y) in exchange for or with the proceeds from the substantially concurrent issuance of Indebtedness (A) in a principal amount (or, if such Indebtedness was issued at an original issue discount, the original issue price thereof plus amortization of the original issue discount at the time of the issuance) not to exceed the sum of (1) the principal amount of the Refinanced Debt and (2) the amount of customary fees, expenses and costs related to the incurrence of such Indebtedness, (B) that does not require any principal payments prior to the dates of principal payments under the Senior Subordinated Notes and has an average weighted life which is equal to or greater than the average weighted life of the Senior Subordinated Notes, (C) if such Refinanced Debt is pari passu in right of payment to the Senior


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


Subordinated Notes or the Guarantee, as the case may be, such Indebtedness does not rank senior in right of payment to the payment of principal of and interest on the Senior Subordinated Notes or to the Guarantee, as the case may be, and
(D) if such Refinanced Debt was subordinated to the Senior Subordinated Notes or the Guarantee, as the case may be, such Indebtedness is subordinated to the Senior Subordinated Notes or the Guarantee, as the case may be, to the same extent and on substantially the same terms and (ii) no Default or Event of Default shall have occurred and be continuing at the time or shall occur as a result of such sale of capital stock or issuance of such Indebtedness.



     "Restricted Payment" means (i) any Restricted Stock Payment or (ii) any Restricted Debt Prepayment.



     "Restricted Stock Payment" means (i) with respect to the Company, any dividend, either in cash or in property (except dividends payable in Common Stock), on, or the making by the Company of any other distribution in respect of, its capital stock, now or hereafter outstanding, or the redemption, repurchase, retirement or other acquisition for value by the Company or any subsidiary of the Company, directly or indirectly, of capital stock of the Company or any warrants, rights (other than exchangeable or convertible Indebtedness of the Company) or options to purchase or acquire shares of any class of the Company's capital stock, now or hereafter outstanding, and (ii) with respect to any subsidiary of the Company, any redemption, repurchase, retirement or other acquisition for value by the Company or a subsidiary of the Company of capital stock of such subsidiary or any warrants, rights (other than exchangeable or convertible Indebtedness of any subsidiary of the Company), or options to purchase or acquire shares of any class of capital stock of such subsidiary, now or hereafter outstanding, except with respect to capital stock of such subsidiary or such warrants, rights or options owned by (x) the Company or a subsidiary of the Company or (y) any person which is not an Affiliate of the Company.



     "S&P" means Standard & Poor's Corporation, or if it shall not make a rating of the Senior Subordinated Notes publicly available, a nationally recognized securities rating agency selected by the Company.



     "Voting Stock" means all classes of capital stock then outstanding of a person normally entitled to vote in elections of directors.



CERTAIN COVENANTS



     Repurchase of Notes Upon a Change of Control Triggering Event. If a "Change of Control Triggering Event" shall occur at any time, then each holder shall have the right to require that the Company repurchase such holder's Senior Subordinated Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, which date shall be no earlier than 30 days nor more than 60 days from the date the Company notifies the holders of the occurrence of a Change of Control Triggering Event. The source of funds for any such repurchase will be the Company's available cash or cash generated from operations or other sources, including borrowing, sales of assets or sales of equity. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control Triggering Event to make any required repurchases. Under the 11 1/4% Indenture, the Company can only effect such repurchases either with the consent of the lenders under the Credit Agreement or by repaying amounts owed to such lenders under the Credit Agreement. The failure to satisfy either such condition would constitute a default under the 11 1/4% Indenture. The Credit Agreement also contains prohibitions of certain events that would constitute a Change of Control Triggering Event. In addition, the Company's ability to repurchase Senior Subordinated Notes following a Change of Control Triggering Event may be limited by the terms of its then-existing Senior Indebtedness, including, without limitation, the subordination provisions described above under "Subordination". Therefore, the exercise by the holders of their right to require the Company to repurchase the Senior Subordinated Notes could cause a default under the Senior Indebtedness even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on the Company. Failure of the Company to repurchase the Senior Subordinated Notes in the event of a Change of Control Triggering Event will create an Event of Default with respect to the Senior Subordinated Notes, whether or not such repurchase is permitted by the subordination provisions. the Company agrees that it will comply with all applicable tender


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


offer rules, including Rule 14e-1 under the Exchange Act, if the repurchase option is triggered upon a Change of Control Triggering Event.



     Under the 11 1/4% Indenture, the Company is obligated to give notice to holders of the Senior Subordinated Notes and the Trustee within 30 days following a Change of Control Triggering Event specifying, among other things, the purchase price, the purchase date, the place at which Senior Subordinated Notes shall be presented and surrendered for purchase, that interest accrued to the purchase date will be paid upon such presentation and surrender and that interest will cease to accrue on Senior Subordinated Notes surrendered for purchase as of such purchase date. In order for a holder of Senior Subordinated Notes properly to put its Senior Subordinated Notes to the Company for purchase, the holder must give notice and present and surrender its Senior Subordinated Notes to the Company at the place specified in the Company's aforementioned notice at least 15 days prior to the purchase date. Any such tender by a holder of Senior Subordinated Notes shall be irrevocable. The Company is not obligated to notify holders of or to purchase Senior Subordinated Notes with respect to more than one Change of Control Triggering Event.



     The Change of Control purchase feature of the Senior Subordinated Notes may in certain circumstances make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. Instead, the Change of Control purchase feature is a result of negotiations between the Company and the underwriters for the original offering of the Senior Subordinated Notes. Management has no present intention to engage in a transaction involving a Change of Control Triggering Event, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, including the limitation on incurrence of additional indebtedness and the issuance of certain securities, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the 11 1/4% Indenture, but that could increase the amount of Company Senior Indebtedness (or any other indebtedness) outstanding at such time or otherwise affect the Company's capital structure or credit ratings.



     Limitation on Restricted Payments. The 11 1/4% Indenture provides that the Company will not, and will not permit any subsidiary of the Company to, directly or indirectly, make any Restricted Payment unless (a) no Default or Event of Default has occurred and is continuing at the time or will occur as a consequence of such Restricted Payment and (b) after giving effect to such Restricted Payment, the aggregate amount expended for all Restricted Payments since March 28, 1992 (the amount so expended, if other than in cash, to be determined by the Board of Directors, whose reasonable determination shall be conclusive and evidenced by a Board Resolution), does not exceed the sum of (x) 25% of Consolidated Net Income of the Company (or in the case such Consolidated Net Income shall be a deficit, minus 100% of such deficit) during the period (treated as one accounting period) subsequent to March 28, 1992 and ending on the last day of the fiscal quarter immediately preceding such Restricted Payment and (y) the aggregate net proceeds, including cash and the fair market value of property other than cash (as determined in good faith by the Board of Directors of the Company and evidenced by a Board Resolution), received by the Company during such period from any person other than a subsidiary of the Company, as a result of the issuance of capital stock of the Company (other than any Disqualified Stock) or warrants, rights or options to purchase or acquire such capital stock including such capital stock issued upon conversion or exchange of Indebtedness or upon exercise of warrants or options and any contributions to the capital of the Company received by the Company from any such person less the amount of such net proceeds actually applied as permitted by clause (ii) of the next paragraph or by the proviso to the definition of Restricted Debt Prepayment; provided that, at the time of such Restricted Payment and after giving effect thereto, the Company or any subsidiary of the Company shall be able to incur an additional $1.00 of Indebtedness pursuant to the provisions described under "Limitation on Indebtedness" (as if such additional $1.00 of Indebtedness were not deemed to be Permitted Indebtedness). For purposes of any calculation pursuant to the preceding sentence which is required to be made within 60 days after the declaration of a dividend by the Company, such dividend shall be deemed to be paid at the date of declaration.


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     This provision is not violated by reason of (i) the payment of any dividend within 60 days after the date of declaration thereof if, at such date of declaration such payment complied with the provisions hereof; provided that no Default or Event of Default has occurred and is continuing at the time, or will occur as a result, of such Restricted Payment; (ii) the purchase, redemption, acquisition or retirement of any shares of the Company's capital stock in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a subsidiary of the Company) of, other shares of capital stock (other than Disqualified Stock) of the Company or rights, warrants or options to purchase or acquire such capital stock of the Company; provided that no Default or Event of Default has occurred and is continuing at the time, or shall occur as a result, of such Restricted Payment. For purposes of determining the aggregate amount of Restricted Payments in accordance with clause (b) of the preceding paragraph, all amounts expended pursuant to clause (i) (except to the extent deemed to have been paid pursuant to the last sentence of the immediately preceding paragraph) of this paragraph shall be included; or (iii) payments by the Company (A) for the mandatory repurchase of shares of Common Stock of the Company (or scheduled payments of principal of or interest on notes issued to finance the repurchase of such shares) from Management Investors under the Stockholders Agreement or (B) to satisfy any other Obligations under the terms of the Stockholders Agreement.



     Limitation on Indebtedness. The 11 1/4% Indenture provides that except for Permitted Indebtedness, the Company will not, and will not permit any subsidiary of the Company to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, extend the maturity of or become responsible for the payment of (collectively, an "incurrence"), any Obligations in respect of any Indebtedness including Acquired Indebtedness unless (a) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness and (b) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Consolidated Interest Expense Coverage Ratio of the Company is greater than 1.75 to 1 through the period ending June 30, 1993, and 2.00 to 1 thereafter.



     Limitation on Payment Restrictions Affecting Subsidiaries. The 11 1/4% Indenture provides that the Company will not, and will not permit any subsidiary of the Company to, create or otherwise cause or suffer to exist or become effective any consensual restriction which by its terms expressly restricts any such subsidiary from (i) paying dividends or making any other distributions on such subsidiary's capital stock or paying any Indebtedness owed to the Company or any subsidiary of the Company, (ii) making any loans or advances to the Company or any subsidiary of the Company or (iii) transferring any of its property or assets to the Company or any subsidiary of the Company, except (a) any restrictions existing under agreements in effect at the issuance of the Senior Subordinated Notes, (b) any restrictions under any agreement evidencing any Acquired Indebtedness of a subsidiary of the Company incurred pursuant to the provisions described under "Limitation on Indebtedness"; provided that such restrictions shall not restrict or encumber any assets of the Company or its subsidiaries other than such subsidiary or (c) any restrictions existing under any agreement which refinances any Indebtedness in accordance with paragraph
(xiv) of the definition of Permitted Indebtedness; provided that the terms and conditions of any such agreement are not materially less favorable to such subsidiary than those under the agreement creating or evidencing the Indebtedness being refinanced.



     Limitation on Creation of Liens. The 11 1/4% Indenture provides that the Company will not, and will not permit any subsidiary of the Company to, create, incur, assume or suffer to exist any Liens upon any of their respective assets unless the Guarantee and the Senior Subordinated Notes are equally and ratably secured by such assets except for (i) Liens securing Senior Indebtedness permitted to be incurred under the provisions described under "Limitation on Indebtedness"; (ii) Liens with respect to Acquired Indebtedness; provided that such Liens do not extend to or cover any property or assets of the Company or any subsidiary of the Company other than the property or assets acquired; (iii) Liens securing Indebtedness which is incurred to refinance secured Indebtedness and which is permitted to be incurred under the provisions described under "Limitation on Indebtedness"; provided that such Liens do not extend to or cover any property or assets of the Company or any subsidiary of the Company other than the property or assets securing the Indebtedness being refinanced; and (iv) Permitted Liens.



     No Senior Subordinated Indebtedness. The 11 1/4% Indenture provides that the Company will not issue, incur, create, assume, guarantee or otherwise become liable for any Indebtedness which is subordinate or


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


junior in right of payment to any Indebtedness of the Company unless such Indebtedness is pari passu with or subordinate in right of payment to the Senior Subordinated Notes.



     Transactions with Shareholders and Affiliates. The 11 1/4% Indenture provides that the Company will not, and will not permit any subsidiary of the Company to, directly or indirectly, enter into or suffer to exist any transaction (an "Affiliate Transaction") (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of more than 10% of any class of equity securities of the Company or with any Affiliate of the Company or of any such holder (other than a wholly owned subsidiary of the Company), on terms that are less favorable to the Company or such subsidiary, as the case may be, than would be available in a comparable transaction with an unrelated person. In addition, neither the Company nor any subsidiary of the Company shall enter into any Affiliate Transaction or series of related Affiliate Transactions involving or having a value of (a) more than $2,500,000, unless a majority of Disinterested Directors (or, if there are no Disinterested Directors, a majority of the Board of Directors) of the Company or such subsidiary, as the case may be, determines in good faith pursuant to a Board Resolution that such Affiliate Transaction or series of related Affiliate Transactions is fair to the Company or such subsidiary, as the case may be, or (b) more than $10,000,000, unless (i) a majority of Disinterested Directors (or, if there are no Disinterested Directors, a majority of the Board of Directors) of the Company or such subsidiary, as the case may be, make the determination referred to in clause (a) above and (ii) the Company or such subsidiary, as the case may be, has received an opinion from an Independent Financial Advisor to the effect that such Affiliate Transaction or series of related Affiliate Transactions are fair to the Company or such subsidiary, as the case may be, from a financial point of view.



     The foregoing provisions shall not apply to payments of investment banking and financial advisory or consulting fees and other fees to Shearson Lehman Brothers Inc. or any of its subsidiaries or Affiliates in connection with the sale of the Senior Subordinated Notes (or any refunding, refinancing or conversion thereof) and other customary investment banking and financial advisory or consulting fees, including fees relating to the Equity Investment.



     Sales of Assets. The 11 1/4% Indenture provides that subject to the provisions described under "Mergers or Consolidations", the Company will not, and will not permit any subsidiary to, make any Asset Sale unless (i) the Company (or such subsidiary, as the case may be) receives consideration at the time of such sale at least equal to the fair market value of the shares or assets included in such Asset Sale (as determined in good faith by the Board of Directors, including valuation of all noncash consideration) and (ii)(x) either
(A) the Net Cash Proceeds are reinvested within 12 months (or, pursuant to a determination of the Board of Directors, held pending reinvestment) in replacement assets or assets used in the Automotive Seating Business or used to purchase all of the issued and outstanding capital stock of a person engaged in such business or (B) if the Net Cash Proceeds are not applied or are not required to be applied as set forth in clause (ii)(x)(A) or if after applying such Net Cash Proceeds as set forth in clause (ii)(x)(A) there remain Net Cash Proceeds, such Net Cash Proceeds are applied within 12 months of the original receipt thereof to the prepayment, repayment or purchase of Senior Indebtedness or Indebtedness of a subsidiary, (y) if and to the extent that the gross proceeds from such Asset Sale (after giving effect to the application of clause
(ii)(x)(A) and (B), when added to the gross proceeds from all prior Asset Sales (not applied as set forth in clause (ii)(x)(A) or (B)) exceeds $7,500,000, such proceeds are applied pursuant to a Repurchase Offer (as defined in the 11 1/4% Indenture) to repurchase the Senior Subordinated Notes (on a pro rata basis if the amount available for such purchase is less than the outstanding principal amount of the Senior Subordinated Notes) at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the date of prepayment and
(z) if the aggregate principal amount of all Senior Subordinated Notes tendered pursuant to a Repurchase Offer is less than the Repurchase Offer Amount (as defined in the 11 1/4% Indenture), such excess amount is applied for general corporate purposes.



     Limitation on Issuance of Preferred Stock. The 11 1/4% Indenture provides that the Company will not permit any of its subsidiaries to issue any preferred or preference stock (except to the Company or a wholly owned subsidiary of the Company) or permit any person (other than the Company or any wholly owned subsidiary of the Company) to hold any such preferred or preference stock unless the Company would be entitled to create, incur or assume Indebtedness pursuant to the provisions described under "Limitation on


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Indebtedness" in the aggregate principal amount equal to the aggregate liquidation value of the preferred or preference stock to be issued.



MERGERS OR CONSOLIDATIONS



     Under the 11 1/4% Indenture, the Company will not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to any person unless: (i) the person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or disposition has been made, is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia; (ii) the corporation formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or disposition has been made, assumes by supplemental indenture satisfactory in form to the Trustee all the obligations of the Company under the Guarantee and the 11 1/4% Indenture; (iii) immediately before and immediately after such transaction, and giving effect thereto, no Default or Event of Default has occurred and is continuing; (iv) the Company or any corporation formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or disposition has been made, has Consolidated Adjusted Net Worth (immediately after the transaction and giving effect thereto, excluding any write-ups of assets resulting from such consolidation or merger) at least equal to the Consolidated Adjusted Net Worth of the Company immediately preceding the transaction; (v) immediately after such transaction and giving effect thereto, the Company or any corporation formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or disposition shall have been made, shall be able to incur an additional $1.00 of Indebtedness pursuant to the provisions described under "Limitation on Indebtedness" (as if such additional $1.00 of Indebtedness were not deemed to be Permitted Indebtedness); and (vi) the Company has delivered to the Trustee (A) an Officers' Certificate (attaching the calculation to demonstrate compliance with clause (iv) and (v) above) and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the above provisions and that all conditions precedent relating to such transaction have been complied with, and
(B) a certificate from the Company's independent certified public accountants, stating that the Company has made the calculations required by clauses (iv) and
(v) above.



EVENTS OF DEFAULT



     The 11 1/4% Indenture defines an Event of Default as: (i) default by the Company for 30 days in the payment of interest on the Senior Subordinated Notes;
(ii) default by the Company in the payment when due of principal of the Senior Subordinated Notes; (iii) failure by the Company for 30 days after notice to comply with any of its other agreements in the 11 1/4% Indenture or the Senior Subordinated Notes; (iv) any Indebtedness of the Company or a Significant Subsidiary of the Company for borrowed money (or the payment of which is guaranteed by the Company or one of its subsidiaries) having an outstanding principal amount of $3,000,000 or more under a single payment agreement or $5,000,000 or more in the aggregate, is declared to be due and payable prior to its stated maturity or failure by the Company or any Significant Subsidiary to pay the final scheduled principal installment in an amount of at least $3,000,000 in respect of any such Indebtedness on its stated maturity date unless such Indebtedness which has been declared due and payable prior to its stated maturity is Indebtedness of a Foreign Subsidiary the payment of which is guaranteed by the Syndicated Letters of Credit; (v) failure by the Company, or any subsidiary of the Company to pay certain final judgments aggregating in excess of $3,000,000; and (vi) certain events of bankruptcy or insolvency.



     Subject to the provisions under "Subordination", if an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% of the principal amount of the Senior Subordinated Notes then outstanding, by written notice to the Company (and the Agent Bank, so long as the Indebtedness under the Credit Agreement is outstanding), may declare to be due and payable all unpaid principal of and accrued interest on the Senior Subordinated Notes.



     Upon a declaration of acceleration, such principal and accrued interest to the date of such acceleration shall be due and payable upon the first to occur of (i) an acceleration under the Credit Agreement (or any refunding or refinancing thereof), or (ii) five Business Days after notice of such declaration is given to the

Company (and the Agent Bank, so long as the Indebtedness under the Credit Agreement is outstanding); provided, however, that, if the Event of Default giving rise to such acceleration is cured before the earlier to occur of (i) or
(ii), such notice of acceleration and its consequences shall be deemed rescinded and annulled. In the event of a declaration of acceleration under the 11 1/4% Indenture because an Event of Default described in clause (iv) of the second preceding paragraph has occurred and is continuing, such declaration of acceleration shall be automatically annulled if the holders of the Indebtedness which is the subject of such Event of Default have rescinded their declaration of acceleration in respect of such Indebtedness within 90 days thereof or all amounts payable in respect of such Indebtedness have been paid and such Indebtedness has been discharged during such 90-day period and if (i) the annulment of such acceleration would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Events of Default, except nonpayment of principal or interest that has been due solely because of the acceleration, have been cured or waived, and (iii) the Company has delivered an Officers' Certificate to the Trustee to the effect of clauses (i) and (ii) of this sentence. If an Event of Default described in clause (vi) of the second preceding paragraph with respect to the Company occurs, all unpaid principal and accrued interest on the Senior Subordinated Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.



     The Holders of a majority of the outstanding principal amount of the Senior Subordinated Notes by written notice to the Trustee may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of principal of or interest on the Senior Subordinated Notes which have become due solely because of the acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.



     Holders of the Senior Subordinated Notes may not enforce the 11 1/4% Indenture or the Senior Subordinated Notes except as provided in the 11 1/4% Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Senior Subordinated Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Senior Subordinated Notes notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest. The Company is required to deliver to the Trustee annually a statement regarding compliance with the 11 1/4% Indenture, and upon becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default.



DISCHARGE OF INDENTURE AND DEFEASANCE



     Except as otherwise limited by the provisions of the Credit Agreement, the Company may terminate its obligations under the Senior Subordinated Notes and the 11 1/4% Indenture when (i) all outstanding Senior Subordinated Notes have been delivered (other than destroyed, lost or stolen Senior Subordinated Notes which have not been replaced or paid) to the Trustee for cancellation or (ii) all outstanding Senior Subordinated Notes have become due and payable, and the Company irrevocably deposits with the Trustee funds or U.S. Government Obligations sufficient (without reinvestment thereof) to pay at maturity all outstanding Senior Subordinated Notes, including all interest thereon (other than destroyed, lost or stolen Senior Subordinated Notes which have not been replaced or paid), and in either case the Company has paid all other sums payable under the 11 1/4% Indenture. In addition, the Company may terminate substantially all its obligations under the Senior Subordinated Notes and the 11 1/4% Indenture if the Company (a) irrevocably deposits in trust for the benefit of the holders money or U.S. Government Obligations maturing as to principal and interest in such amounts and at such times as are sufficient to pay principal of and interest on the then outstanding Senior Subordinated Notes to maturity or redemption, as the case may be, (b) delivers to the Trustee an Opinion of Counsel to the effect that, based on Federal income tax laws then in effect, the holders of the Senior Subordinated Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of such option and shall be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such option had not been exercised or a ruling to that effect has been received from or published by the Internal Revenue Service and (c) certain other conditions are met.



     The Company shall be released from its obligations with respect to the covenants described under "Certain Covenants" and any Event of Default occurring because of a default with respect to such covenants if

(a) the Company deposits or causes to be deposited with the Trustee in trust an amount of cash or U.S. Government Obligations sufficient to pay and discharge when due the entire unpaid principal of and interest on all outstanding Senior Subordinated Notes and (b) certain other conditions are met. The obligations of the Company under the 11 1/4% Indenture with respect to the Senior Subordinated Notes, other than with respect to the covenants and Events of Default referred to above, shall remain in full force and effect.



TRANSFER AND EXCHANGE



     A holder may transfer or exchange Senior Subordinated Notes in accordance with the 11 1/4% Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the 11 1/4% Indenture. The Registrar is not required to transfer or exchange any Senior Subordinated Note selected for redemption or any Senior Subordinated Note for a period of 15 days before a selection of Senior Subordinated Notes to be redeemed.



     The registered holder of a Senior Subordinated Note may be treated as the owner of it for all purposes.



AMENDMENT, SUPPLEMENT AND WAIVER



     Subject to certain exceptions, the 11 1/4% Indenture or the Notes may be amended or supplemented by the Company, and the Trustee with the consent of the holders of at least a majority in principal amount of such then outstanding Senior Subordinated Notes and any existing default may be waived with the consent of the holders of at least a majority in principal amount of the then outstanding Senior Subordinated Notes. Without the consent of any holder of the Senior Subordinated Notes, the Company and the Trustee may amend the 11 1/4% Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for the assumption of the Company's obligations to holders of the Senior Subordinated Notes by a successor corporation, to provide for uncertificated Senior Subordinated Notes in addition to certificated Senior Subordinated Notes or to make any change that does not adversely affect the rights of any holder of the Senior Subordinated Notes. Without the consent of each holder of Senior Subordinated Notes affected, the Company may not reduce the principal amount of Senior Subordinated Notes the holders of which must consent to an amendment of the 11 1/4% Indenture; reduce the rate or change the interest payment time of any Senior Subordinated Note; reduce the principal of or change the fixed maturity of any Senior Subordinated Notes or alter the redemption provisions with respect thereto; make any Senior Subordinated Note payable in money other than that stated in the Senior Subordinated Note; make any change in the provisions concerning waiver of Defaults or Events of Default by holders of the Senior Subordinated Notes or rights of holders to receive payment of principal or interest, make any change in the subordination provisions in the 11 1/4% Indenture that affects the right of any holder or release the Company from any of its obligations under the 11 1/4% Indenture.



THE TRUSTEE



     The Bank of New York is the Trustee under the 11 1/4% Indenture. The Bank of New York is a lender under the Credit Agreement.


                            DESCRIPTION OF THE NOTES


     The Notes have been issued under an Indenture dated as of February 1, 1994 (the "8 1/4% Indenture"), among the Company, as issuer, and The First National Bank of Boston, as trustee (the "Trustee").



     The terms of the Notes include those stated in the 8 1/4% Indenture and those made part of the 8 1/4% Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the 8 1/4% Indenture. The Notes are subject to all such terms, and holders of the Notes are referred to the 8 1/4% Indenture and the Trust Indenture Act for a statement thereof.



     The following summary of certain provisions of the 8 1/4% Indenture does not purport to be complete and is qualified in its entirety by reference to the 8 1/4% Indenture, including the definitions therein of certain terms used below. A copy of the 8 1/4% Indenture and a specimen of the Note have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Capitalized terms used herein and not otherwise defined below, have the meaning assigned in the 8 1/4% Indenture.

GENERAL


     The Notes are direct obligations of the Company, and are issued in denominations of $1,000 and integral multiples thereof. The 8 1/4% Indenture authorizes the issuance of $145,000,000 aggregate principal amount of Notes. As described below under "Subordination", the Notes are subordinated in right of payment to Senior Indebtedness of the Company.


     As of October 2, 1993, the aggregate amount of Senior Indebtedness of the Company (including its obligations under the Senior Subordinated Notes and amounts outstanding under the Credit Agreement) would have been approximately $431.9 million, as adjusted to give effect to the Pro Forma Transactions. In addition, certain of the Company's subsidiaries have outstanding and may incur Indebtedness in the future. Holders of such indebtedness will have a claim against the assets of such subsidiaries that will rank prior to the claims of the holders of the Notes. As of October 2, 1993, the aggregate indebtedness of such subsidiaries for money borrowed would have been approximately $31.2 million.


     The Notes bear interest at the rate per annum shown on the cover page of this Prospectus, payable semiannually on February 1 and August 1 in each year to holders of record of the Notes at the close of business on January 15 and July 15, respectively, of such year. The first interest payment date is August 1, 1994. Interest is computed on the basis of a 360-day year of twelve 30-day months. The Notes mature on February 1, 2002.



     Principal and interest on the Notes are payable, and the Notes are transferable, initially at the offices of the Trustee in New York, New York. Holders must surrender the Notes to the Paying Agent in order to collect principal payments. Interest on the Notes may be paid by check mailed to the registered holders of the Notes. The Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges. Initially, the Trustee will act as Paying Agent and Registrar under the 8 1/4% Indenture. The Company or any of its Affiliates may act as Paying Agent and Registrar, and the Company may change the Paying Agent or Registrar without prior notice to holders.


OPTIONAL REDEMPTION

     The Notes may not be redeemed prior to February 1, 1998. On or after such date, the Company may, at its option, redeem the Notes in whole or in part, from time to time, at the following redemption prices (expressed in percentages of the principal amount thereof), in each case together with accrued interest, if any, to the date of redemption.

     If redeemed during the 12-month period commencing February 1:

                                                                       PERCENTAGE
                                                                       ----------
1998................................................................     101.65%
1999 and thereafter.................................................     100.00%

     The Credit Agreement and the Senior Subordinated Notes contain provisions that limit the Company's ability to optionally redeem the Notes.

MANDATORY REDEMPTION

     The Notes are not subject to mandatory redemption prior to maturity.

SUBORDINATION

     The Indebtedness evidenced by the Notes is subordinated to the prior payment, when due, of all Senior Indebtedness (including the Senior Subordinated Notes) of the Company but will rank senior to the Indebtedness of the Company expressly subordinated to the Notes.

     Upon any payment or distribution of assets or securities of the Company due to any dissolution, winding up, total or partial liquidation or reorganization of the Company or in bankruptcy, insolvency, receivership or other proceedings, the payment of the principal of and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness. Upon a default in the payment of any Obligations with respect to Senior Indebtedness or upon the acceleration of the maturity of Senior Indebtedness or while any judicial proceeding is pending with respect to a default on Senior Indebtedness (of which the Trustee has received written notice), no payment may be made upon or in respect of the Notes until such default shall have been cured or waived. In addition, during the continuance of any other event of default with respect to (i) the Credit Agreement pursuant to which the maturity thereof may be accelerated, upon (a) receipt by the Trustee of written notice from the Agent Bank (or any Representative of any Senior Indebtedness which refinances or refunds the Credit Agreement so long as amounts outstanding under such agreement are in excess of $50,000,000) or (b) if such event of default results from the acceleration of the Notes, on the date of such acceleration, no such payment may be made by the Company upon or in respect of the Notes for a period ("Payment Blockage Period") commencing on the earlier of the date of receipt of such notice or the date of such acceleration and ending 119 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from the Agent Bank or any Representative of any Senior Indebtedness under any agreement which refinances or refunds the Credit Agreement so long as amounts outstanding under such agreement are in excess of $50,000,000) or (ii) any other Specified Senior Indebtedness, upon receipt by the Company of written notice from the Representative for the holders of such Specified Senior Indebtedness, no such payment may be made by the Company upon or with respect to the Notes for a Payment Blockage Period commencing on the date of the receipt of such notice and ending 119 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Company from such Representative commencing such Payment Blockage Period). In no event will any one Payment Blockage Period extend beyond 179 days from the date the payment on the Notes was due. Not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days; provided that as long as amounts outstanding under the Credit Agreement or any agreement which refinances or refunds the Credit Agreement are in excess of $50,000,000, the commencement of a Payment Blockage Period by the holders of the Specified Senior Indebtedness other than the Credit Agreement shall not bar the commencement of a Payment Blockage Period by the Agent Bank within such period of 360 days. No event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Specified Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the Representative of such Specified Senior Indebtedness whether or not within a period of 360 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     If payments with respect to both the Notes and Senior Indebtedness become due on the same day, then all obligations with respect to such Senior Indebtedness due on that date shall first be paid in full before any payment is made with respect to the Notes.

     By reason of the subordination provisions described above, in the event of the Company's insolvency, liquidation, reorganization, dissolution or other winding-up, funds which would otherwise be payable to holders of Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full. The 8 1/4% Indenture limits the amount of additional Senior Indebtedness which the Company can create, incur, assume or guarantee. See "Certain Covenants -- Limitation on Indebtedness."


CERTAIN DEFINITIONS

     "Acquired Indebtedness" means, with respect to the Company, Indebtedness of a person existing at the time such person becomes a subsidiary of the Company or assumed in connection with the acquisition by the Company or a subsidiary of the Company of assets from such person, which assets constitute all of an operating unit of such person, and not incurred in connection with, or in contemplation of, such person becoming a subsidiary of the Company or such acquisition.

     "Affiliate" means, when used with reference to the Company or another person, any person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company or such other person, as the case may be. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct or cause the direction of management or policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. Notwithstanding the foregoing, the term "Affiliate" shall not include any wholly owned subsidiary of the Company.

     "Agent Bank" means Chemical Bank and/or its Affiliates together with any bank which is or becomes a party to the Credit Agreement or any successor to Chemical Bank and/or its Affiliates, and any other Agent Bank under the Credit Agreement.

     "Asset Sale" means any sale exceeding $2,000,000, or any series of sales in related transactions exceeding $2,000,000 in the aggregate, by the Company or any subsidiary of the Company, directly or indirectly, of properties or assets other than in the ordinary course of business, including capital stock of a subsidiary of the Company, except for (i) the sale of receivables by the Company or any subsidiary of the Company in the ordinary course of business consistent with past practice of the Company or any of its subsidiaries, or the transfer of receivables to a special-purpose subsidiary of the Company and the issuance by such special-purpose subsidiary, on a basis which is non-recourse (except for representations as to the status or eligibility of such receivables or to the limited extent described in clause (vii)(B) of the definition of "Permitted Indebtedness") to the Company or any other subsidiary of the Company, of securities secured by such receivables, and (ii) any sale-and-lease-back transaction involving a Capitalized Lease Obligation permitted under the provisions described under "Limitation on Indebtedness."

     "average weighted life" means, as of the date of determination, with reference to any debt security, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such debt security multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

     "Capitalized Lease Obligation" means any lease obligation of a person incurred with respect to any property (whether real, personal or mixed) acquired or leased by such person and used in its business that is accounted for as a capital lease on the balance sheet of such person in accordance with GAAP.

     "Cash Equivalents" means (A) any evidence of Indebtedness maturing, or otherwise payable without penalty, not more than 365 days after the date of acquisition issued by the United States of America or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (B) any certificate of deposit maturing, or otherwise payable without penalty, not more than 365 days after the date of acquisition issued by, or time deposit of, a commercial banking institution that has combined capital and surplus of not less than $300,000,000, whose debt is rated, at the time as of which any Investment therein is made, "A2" (or higher) according to Moody's or "A" (or higher) according to S & P, (C) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate or subsidiary of the Company) organized and existing under the laws of the United States of America or any jurisdiction thereof, with a rating, at the time as of which any Investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P and (D) any money market deposit accounts issued or offered by any domestic institution in the business of accepting money market accounts or any commercial bank having capital and surplus in excess of $300,000,000.

     "Cash Proceeds" means, with respect to any Asset Sale, cash payments (including any cash received by way of deferred payment pursuant to a note receivable or otherwise, but only as and when so received) received from such Asset Sale.

     "Change of Control" means an event or series of events by which (i) a party other than a Permitted Investor or any "person" (as such term is used in Sections 13 (d) and 14 (d) of the Exchange Act) directly or indirectly controlling, controlled by, or under common control with the Permitted Investors
(1) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire without condition, other than the passage of time, whether such right is exercisable immediately or only after the passage of time) of 50% or more of the Voting Stock of the Company, (2) is or becomes a shareholder of the Company with the right to appoint or remove directors of the Company holding 50% or more of the voting rights at meetings of the Board of Directors on all, or substantially all, matters or (3) is or becomes able to exercise the right to give directions with respect to the operating and financial policies of the Company with which the relevant directors are obliged to comply by reason of: (A) provisions contained in the organizational documents of the Company or (B) the existence of any contract permitting such person to exercise control over the Company; (ii) the Company consolidates with, or merges or amalgamates with or into another person or conveys, transfers, or leases all or substantially all of its assets to any person, or any person consolidates with, or merges or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving corporation which is not redeemable capital stock or (x) such Voting Stock and (y) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment pursuant to the provisions described under "Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions described under "Limitation on Restricted Payments") and (B) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction; (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iv) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture).

     "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

     "Common Stock" means the common stock, par value $.01 per share, of the Company.

     "Consolidated Adjusted Net Worth" means, with respect to any person, as of any date of determination, the total amount of stockholders' equity of such person and its subsidiaries which would appear on the consolidated balance sheet of such person as of the date of determination, less (to the extent otherwise included therein) the following (the amount of such stockholders' equity and deductions therefrom to be computed, except as noted below, in accordance with
GAAP): (i) an amount attributable to interests in subsidiaries of such person held by persons other than such person or its subsidiaries; (ii) any reevaluation or other write-up in book value of assets subsequent to December 31, 1993, other than upon the acquisition of assets acquired in a transaction to be accounted for by purchase accounting under GAAP made within twelve months after the acquisition of such assets; (iii) treasury stock; (iv) an amount equal to the excess, if any, of the amount reflected for the securities of any person which is not a subsidiary over the lesser of cost or market value (as determined in good faith by the Board of Directors) of such securities; and (v) Disqualified Stock of the Company or any subsidiary of the Company.

     "Consolidated Amortization Expense" means for any person, for any period, the amortization of goodwill and other intangible items of such person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Cash Flow Available for Interest Expense" means, for any person and the Company, the sum of the aggregate amount, for the four fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise to the need to calculate the Consolidated Cash Flow Available for Interest Expense (the "Transaction Date"), of (i) Consolidated Net Income (Loss) of such person, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation Expense, (iv) Consolidated Amortization Expense, (v) Consolidated Interest Expense and (vi) other noncash items reducing Consolidated Net Income (Loss), minus non-cash items increasing Consolidated Net Income (Loss). Consolidated Cash Flow Available for Interest Expense for any period shall be adjusted to give pro forma effect (to the extent applicable) to (i) each acquisition by the Company or a subsidiary of the Company during such period up to and including the Transaction Date (the "Reference Period") in any person which, as a result of such acquisition, becomes a subsidiary of the Company, or the acquisition of assets from any person which constitutes substantially all of an operating unit or business of such person and (ii) the sale or other disposition of any assets (including capital stock) of the Company or a subsidiary of the Company, other than in the ordinary course of business, during the Reference Period, as if such acquisition or sale or disposition of assets by the Company or a subsidiary of the Company occurred on the first day of the Reference Period.

     "Consolidated Depreciation Expense" means for any person, for any period, the depreciation expense of such person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Income Tax Expense" means, for any person, for any period, the aggregate of the income tax expense of such person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any person, for any period, the sum of (a) the Interest Expense of such person and its subsidiaries for such period, determined on a consolidated basis, (b) dividends in respect of preferred or preference stock of a subsidiary of the Company held by persons other than the Company or a wholly owned subsidiary of the Company and (c) interest incurred during the period and capitalized by the Company and its subsidiaries on a consolidated basis in accordance with GAAP. For purposes of clause (b) of the preceding sentence, dividends will be deemed to be an amount equal to the actual dividends paid divided by one minus the applicable actual combined Federal, state, local and foreign income tax rate of the Company (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense.

     "Consolidated Interest Expense Coverage Ratio" means, with respect to any person, the ratio of (i) the aggregate amount of the applicable Consolidated Cash Flow Available for Interest Expense of such person to (ii) the aggregate Consolidated Interest Expense which such person shall accrue during the first full fiscal quarter following the Transaction Date and the three fiscal quarters immediately subsequent to such fiscal quarter, such Consolidated Interest Expense to be calculated on the basis of the amount of such person's Indebtedness (on a consolidated basis) outstanding on the Transaction Date and reasonably anticipated by such person in good faith to be outstanding from time to time during such period.

     "Consolidated Net Income (Loss)" means, with respect to any person, for any period, the aggregate of the net income (loss) of such person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) (i) the net income (loss) of any person which is not a subsidiary of such person and which is accounted for by the equity method of accounting, except to the extent of the amount of cash dividends or distributions paid by such other person to such person or to a subsidiary of such person, (ii) the net income (loss) of any person accrued prior to the date on which it is acquired by such person or a subsidiary of such person in a pooling of interests transaction, (iii) except for NS Beteiligungs GmbH (a German Foreign Subsidiary) or any successor entity, the net income (loss) of any subsidiary of such person to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary, in each case determined in accordance with GAAP, (iv) any gain or loss, together with any related provision for taxes in respect of such gain or loss, realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale-and-lease-back transactions) of any asset or property outside of the ordinary course of business and any gain or loss realized upon the sale or other disposition by such person of any capital stock or marketable securities and (v) any noncash charges incurred by the Company at any time in connection with SFAS 106.

     "Credit Agreement" means the Amended and Restated Credit Agreement dated as of October 25, 1993 among Lear Holdings Corporation, the Company, the several financial institutions parties thereto from time to time (the "Banks"), the Agent Bank and Bankers Trust Company, The Bank of Nova Scotia, Citicorp USA, Inc. and Lehman Commercial Paper Inc., as managing agents, as the same has been heretofore amended and may be amended hereafter from time to time, and any subsequent credit agreement constituting a refinancing, extension or modification thereof.

     "Default" means any event which is, or after notice or lapse of time or both would be, an Event of Default.

     "Disinterested Director" means, with respect to an Affiliate Transaction or series of related Affiliate Transactions, a member of a Board of Directors who has no financial interest, and whose employer has no financial interest, in such Affiliate Transaction or series of related Affiliate Transactions.

     "Disqualified Stock" means any capital stock of the Company or any subsidiary of the Company which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes or which is exchangeable or convertible into debt securities of the Company or any subsidiary of the Company, except to the extent that such exchange or conversion rights cannot be exercised prior to the maturity of the Notes.

     "Foreign Subsidiary" means any subsidiary of the Company organized and conducting its principal operations outside the United States.


     "GAAP" means generally accepted accounting principles on a basis consistently applied, provided that all ratios and calculations contained in the 8 1/4% Indenture will be calculated in accordance with generally accepted accounting principles in effect on the date of the 8 1/4% Indenture.


     "Indebtedness" means (without duplication), with respect to any person, any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (except any such balance that constitutes a trade payable in the ordinary course of business that is not overdue by more than 120 days or is being contested in good faith), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP, and shall also include letters of credit, Obligations with respect to Interest Swap Obligations, any Capitalized Lease Obligation, the maximum fixed repurchase price of any Disqualified Stock, Obligations secured by a Lien to which any property or asset, including leasehold interests under Capitalized Lease Obligations and any other tangible or intangible property rights, owned by such person is subject, whether or not the Obligations secured thereby shall have been assumed (provided that, if the Obligations have not been assumed, such Obligations shall be deemed to be in an amount not to exceed the fair market value of the property or properties to which the Lien relates, as determined in good faith by the Board of Directors of such person and as evidenced by a Board Resolution), and guarantees of items which would be included within this definition (regardless of whether such items would appear upon such balance sheet; provided that for the purpose of computing the amount of Indebtedness outstanding at any time, such items shall be excluded to the extent that they would be eliminated as intercompany items in consolidation). For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock (or any equity security for which it may be exchanged or converted), such fair market value shall be determined in good faith by the Board of Directors of such person.

     "Independent Financial Advisor" means a reputable accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Board of Directors of the Company or a subsidiary of the Company, qualified to perform the task for which such firm has been engaged hereunder and disinterested and independent with respect to the Company and its Affiliates.

     "Initial Public Offering" means the sale of capital stock of the Company pursuant to (a) a registration statement under the Securities Act that has been declared effective by the Commission or (b) a public offering outside the United States and which results, in either case, in an active trading market for such shares. An active trading market shall be deemed to exist if such shares are listed on the New York Stock Exchange or the American Stock Exchange or the quoted on the NASDAQ National Market System or any major international trading market or exchange.

     "Interest Expense" means for any person, for any period, the aggregate amount of interest in respect of Indebtedness (including all fees and charges owed with respect to letters of credit and bankers' acceptance financing and the net costs associated with Interest Swap Obligations and all but the principal component of rentals in respect of Capitalized Lease Obligations) incurred or scheduled to be incurred by such person during such period, all as determined in accordance with GAAP, except that non-cash amortization or write-off of deferred financing fees and expenses will not be included in the calculation of Interest Expense. For purposes of this definition, (a) interest on Indebtedness determined on a fluctuating basis for periods succeeding the date of determination will be deemed to accrue at a rate equal to the rate of interest on such indebtedness in effect on the last day of the fiscal quarter immediately preceding the date of determination and (b) interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined in good faith by the chief financial officer and the chief accounting officer of such person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board).

     "Investment" of any person means (i) all investments by such person in any other person in the form of loans, advances or capital contributions, (ii) all guarantees of indebtedness or other obligations of any other person by such person, (iii) all purchases (or other acquisitions for consideration) by such person of indebtedness, capital stock or other securities of any other person and (iv) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such person prepared in accordance with GAAP.

     "Investment Grade" is defined as BBB-or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's.

     "Letters of Credit" means the Letters of Credit as defined in the Credit Agreement as in effect on October 25, 1993.

     "Lien" means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease creating a Capitalized Lease Obligation).

     "Management Investors" means the persons who are designated as Management Investors in the Stockholders Agreement.

     "Moody's" means Moody's Investor Services, Inc. or if Moody's ceases to make a rating of the Notes publicly available, a nationally recognized securities rating agency selected by the Company.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the Cash Proceeds of such Asset Sale net of fees, commissions, expenses and other costs of sale (including payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness which is either secured by a Lien on the stock or other assets sold or can be or is accelerated by such sale), taxes paid or payable as a result thereof, and any amount required to be paid to any person (other than the Company or any of its subsidiaries) owning a beneficial interest in the stock or other assets sold, provided that when any noncash consideration for an Asset Sale is converted into cash, such cash shall then constitute Net Cash Proceeds.

     "Obligation" means any principal, interest, premium, penalties, fees and any other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Indebtedness" means: (i) Indebtedness of the Company pursuant to its Obligations under, or Indebtedness of any subsidiary of the Company under, the Credit Agreement; provided that in no event shall the aggregate amount of Indebtedness permitted to be outstanding at any one time pursuant to this clause
(i) exceed $425,000,000 (less any (x) any amounts outstanding in respect of the United States, Canada and Mexico under the program described in clause (xi) below (the "North American clause (xi) amounts") and (y) any amounts permanently repaid under the Credit Agreement but without deducting payments under the revolving credit facility and the swing line facility of the Credit Agreement unless the commitments thereunder have been permanently reduced and without deducting under this subclause (y) any such permanent repayments or permanent reductions made in respect of the North American clause (xi) amounts); (ii) Indebtedness represented by guarantees of Indebtedness which is permitted by the provisions described under "Certain Covenants -- Limitation on Indebtedness";
(iii) Indebtedness evidenced by the Notes; (iv) Indebtedness of the Company to any subsidiary of the Company and Indebtedness of any subsidiary of the Company to the Company or another subsidiary of the Company, provided that the Company or such subsidiary shall not become liable to any person other than the Company or a subsidiary of the Company with respect thereto; (v) Indebtedness of the Company or any subsidiary of the Company represented by Interest Swap Obligations; provided that such Interest Swap Obligations are related to payment Obligations on Indebtedness otherwise permitted by the provisions described under "Certain Covenants -- Limitation on Indebtedness" and will not result in an increase in the principal amount of the underlying outstanding Indebtedness;
(vi) Indebtedness of the Company and its subsidiaries, and any undrawn amounts under the Specified Lines of Credit or legally binding revolving credit or standby credit facilities existing on the date of the 8 1/4% Indenture and Refinancing Indebtedness in respect of such Indebtedness or amounts; (vii) Indebtedness of the Company or any of its subsidiaries in respect of guarantees of receivables originated by the Company or any of its subsidiaries and sold to other persons to the extent that (A) the sale of such receivables does not constitute an Asset Sale and (B) such guarantees are in respect of warranties granted by the Company on the products giving rise to such receivables and such guarantees are not in respect of any other aspect of such receivables, including the capacity of any customer to meet its obligations under such receivables;
(viii) Indebtedness incurred for working capital purposes by Foreign Subsidiaries in aggregate principal amount at any one time outstanding not to exceed (in each case calculated based on currency exchange rates in effect at the time of any proposed incurrence of Indebtedness) (A) for Foreign Subsidiaries organized under the laws of countries located in Europe, $45,000,000 in the aggregate, (B) for Foreign Subsidiaries organized under the laws of Mexico, $30,000,000 in the aggregate, and (C) for Foreign Subsidiaries organized under the laws of Canada, $25,000,000 in the aggregate; (ix) Indebtedness of the Company and its subsidiaries in respect of guarantees of Indebtedness of less than majority owned persons; provided that in no event will Indebtedness permitted pursuant to this clause (ix) exceed $5,000,000; (x) other Indebtedness of the Company and of any subsidiary of the Company, provided that in no event shall the aggregate amount of Indebtedness of the Company and of subsidiaries of the Company permitted to be outstanding pursuant to this clause
(x) at any one time exceed $50,000,000; and (xi) Indebtedness of special-purpose subsidiaries of the Company in respect of securities secured by receivables transferred to such special-purpose subsidiaries by the Company or a subsidiary of the Company, provided that (A) the transfer of such receivables does not constitute an Asset Sale, (B) such special-purpose subsidiaries engage in no activities other than the purchase of such receivables and the issuance of such securities, and (C) such securities are non-recourse to the Company or any subsidiary of the Company (except for representations as to the status or eligibility of such receivables or to the limited extent described in clause
(vii)(B) above in this definition).


     "Permitted Investors" means the parties to the Stockholders Agreement (other than the Company) and their respective Affiliates.

     "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted and, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (ii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's, or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other Obligations of like nature incurred in the ordinary course of business (exclusive of Obligations for the payment of borrowed money); (v) easements, rights-of-way, restrictions, zoning provisions and other governmental restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its subsidiaries; (vi) judgment Liens not giving rise to a Default or Event of Default; (vii) leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its subsidiaries;
(viii) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the industry, in each case securing Indebtedness under Interest Swap Obligations; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation or operating lease or any Lien granted by a lessor on such property which does not interfere in any material respect with the business of the Company and its subsidiaries; (x) Liens arising from filing UCC financing statements regarding leases; (xi) Liens securing reimbursement Obligations with respect to Commercial Letters of Credit which encumber documents and other property relating to such Commercial Letters of Credit and the products and proceeds thereof; (xii) other Liens existing on the date of the Indenture; (xiii) other Liens to secure Obligations not in excess of $1,000,000 in the aggregate at any time outstanding, except to secure Indebtedness; and (xiv) Liens securing Indebtedness permitted pursuant to clauses (i), (v), (vi), (viii), (x) and (xi) of the definition of Permitted Indebtedness.

     "principal" of a debt security means the principal of the security plus, if such security has been called for redemption, the premium, if any, payable on such security upon redemption of such security.

     "Rating Decline" means the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change of Control or of the intention of the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrading by either Moody's or S&P): (i) in the event that the Notes are rated by either Moody's or S&P prior to the date of such public notice as Investment Grade, the rating of the Notes by both such rating agencies shall be decreased to below Investment Grade or (ii) in the event the Notes are rated below Investment Grade by both such rating agencies prior to the date of such public notice, the rating of the Notes by either rating agency shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).

     "Refinancing Indebtedness" means Indebtedness of the Company and its subsidiaries, all of the net proceeds of which (after customary fees, expenses and costs related to the incurrence of such Indebtedness) are applied to repay, refund, prepay, repurchase, redeem, defease, retire or refinance (collectively, "refinance") outstanding Indebtedness permitted to be incurred under the terms of this Indenture; provided that Refinancing Indebtedness that refinances any Permitted Indebtedness will be deemed to be incurred and to be outstanding under the relevant clause in the definition of "Permitted Indebtedness"; and provided further that (A) the original issue amount of the Refinancing Indebtedness shall not exceed the maximum principal amount and accrued interest of the Indebtedness to be repaid or, if greater in the case of clause (i) of the definition of Permitted Indebtedness, permitted to be outstanding under the agreements governing the Indebtedness being refinanced (or if such Indebtedness was issued at an original issue discount, the original issue price plus amortization of the original issue discount at the time of the incurrence of the Refinancing Indebtedness) plus the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, (B) Refinancing Indebtedness incurred by any subsidiary of the Company shall not be used to refinance outstanding Indebtedness of the Company and (C) with respect to any Refinancing Indebtedness which refinances Indebtedness which ranks pari passu or junior in right of payment to the Securities, (1) the Refinancing Indebtedness has an average weighted life which is equal to or greater than the average weighted life of the Indebtedness being refinanced, (2) if such Indebtedness being refinanced is pari passu in right of payment to the Securities, such Refinancing Indebtedness does not rank senior in right of payment to the payment of principal of and interest on the Securities, and (3) if such Indebtedness being refinanced is subordinated to the Securities, such Refinancing Indebtedness is subordinated to the Securities to the same extent and on substantially the same terms.

     "Restricted Debt Prepayment" means any purchase, redemption, defeasance (including, but not limited to, in substance or legal defeasance) or other acquisition or retirement for value (collectively a "prepayment"), directly or indirectly, by the Company or a subsidiary of the Company (other than to the Company or a subsidiary of the Company), prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment in respect of Indebtedness of the Company or such subsidiary which would rank pari passu with the Notes (other than the Notes) or would be subordinate in right of payment to the Notes ("Prepaid Debt"); provided, that (i) any such prepayment of any Prepaid Debt shall not be deemed to be a Restricted Debt Prepayment to the extent such prepayment is made (x) with the proceeds of the substantially concurrent sale (other than to a subsidiary of the Company) of shares of the capital stock (other than Disqualified Stock) of the Company or rights, warrants or options to purchase such capital stock of the Company or (y) in exchange for or with the proceeds from the substantially concurrent issuance of Refinancing Indebtedness and (ii) no Default or Event of Default shall have occurred and be continuing at the time or shall occur as a result of such sale of capital stock or issuance of such Indebtedness.

     "Restricted Investment" means, with respect to any person, any Investments by such person in (i) any of its Affiliates (other than its subsidiaries) or in any person that becomes an Affiliate (unless it becomes a subsidiary) as a result of such Investment to the extent that the aggregate amount of all such Investments made after the date of the Indenture, whether or not outstanding, less the amount of cash received by such person upon the disposition of any such Investment, exceeds $25,000,000; (ii) any executive officer or director of such person; or (iii) any executive officer or director of any Affiliate or any wholly owned subsidiary of such person; provided, in the case of clauses (ii) and (iii), that (x) loans to any individual executive officer or director of such person in an amount less than $100,000 in the aggregate outstanding at any time which have been approved by the chief executive officer of such person and
(y) such loans in excess of that amount which have been approved by a majority of the Disinterested Directors of such person shall not be considered Restricted Investments.

     "Restricted Payment" means (i) any Restricted Stock Payment, (ii) any Restricted Debt Prepayment or (iii) any Restricted Investment.

     "Restricted Stock Payment" means (i) with respect to the Company, any dividend, either in cash or in property (except dividends payable in Common Stock), on, or the making by the Company of any other distribution in respect of, its capital stock, now or hereafter outstanding, or the redemption, repurchase, retirement or other acquisition for value by the Company or any subsidiary of the Company, directly or indirectly, of capital stock of the Company or any warrants, rights (other than exchangeable or convertible Indebtedness of the Company) or options to purchase or acquire shares of any class of the Company's capital stock, now or hereafter outstanding, and (ii) with respect to any subsidiary of the Company, any redemption, repurchase, retirement or other acquisition for value by the Company or a subsidiary of the Company of capital stock of such subsidiary or any warrants, rights (other than exchangeable or convertible Indebtedness of any subsidiary of the Company), or options to purchase or acquire shares of any class of capital stock of such subsidiary, now or hereafter outstanding, except with respect to capital stock of such subsidiary or such warrants, rights or options owned by (x) the Company or a subsidiary of the Company or (y) any person which is not an Affiliate of the Company.

     "S&P" means Standard & Poor's Corporation, or if it ceases to make a rating of the Notes publicly available, a nationally recognized securities rating agency selected by the Company.

     "Seating Business" means the production, design, development, manufacture, marketing or sale of seat systems, seat frames, seat components, or vehicle interiors or any related businesses.


     "Senior Indebtedness" means the Obligations of the Company with respect to
(i) any and all amounts payable by the Company under or in respect of its obligations (including reimbursement obligations in respect of letters of credit) incurred and outstanding from time to time under the Credit Agreement, or any refinancings thereof (including interest accruing on or after filing of any petition in bankruptcy or reorganization relating to the Company, at the rate specified in such Senior Indebtedness whether or not a claim for post-filing interest is allowed in such proceeding), (ii) Interest Swap Obligations related to its payment Obligations on Senior Indebtedness, (iii) any and all amounts payable by the Company under or in respect of its Obligations incurred and outstanding from time to time under the Senior Subordinated Notes but not including any refinancings thereof and (iv) any other Indebtedness of the Company, whether outstanding on the date of the 8 1/4% Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness is not senior in right of payment to the Notes; provided that notwithstanding the foregoing, Senior Indebtedness shall not include (A) Indebtedness represented by the Notes, (B) Indebtedness incurred in violation of the 8 1/4% Indenture, (C) Indebtedness which is represented by Disqualified Stock, (D) amounts payable or any other Indebtedness to trade creditors created, incurred, assumed or guaranteed by the Company or any subsidiary of the Company in the ordinary course of business in connection with obtaining goods or services, (E) amounts payable or any other Indebtedness to employees of the Company or any subsidiary of the Company as compensation for services, (F) Indebtedness of the Company to a subsidiary of the Company, (G) any liability for Federal, state, local or other taxes owed or owing by the Company and (H) Indebtedness represented by the 14% Subordinated Debentures.


     "Senior Subordinated Indebtedness" means, with respect to any person, any Indebtedness of a person that specifically provides that such Indebtedness is to rank pari passu with other Senior Subordinated Indebtedness of such person and is not subordinated by its terms to any Indebtedness of such person which is not Senior Indebtedness.

     "Senior Subordinated Notes" means the 11 1/4% Senior Subordinated Notes of the Company due 2000, issued pursuant to an Indenture dated as of July 15, 1992 among the Company and The Bank of New York, as trustee.

     "Significant Subsidiary" means one or more subsidiaries of the Company which, in the aggregate, have (i) assets, or in which the Company and its other subsidiaries have Investments, equal to or greater than 5% or more of the total assets of the Company and its subsidiaries consolidated at the end of the most recently completed fiscal year of the Company or (ii) consolidated gross revenue equal to or exceeding 5% of the consolidated gross revenue of the Company for its most recently completed fiscal year.


     "Specified Lines of Credit" means the following informal lines of credit existing on the date of the 8 1/4% Indenture: (a) Indebtedness incurred by an Austrian Foreign Subsidiary to Sparkasse Bank under a working capital credit line in a principal amount not to exceed 20,000,000 Austrian schillings; (b) Indebtedness incurred by a Mexican Foreign Subsidiary to Banco Internacional under a note payable facility for working capital in a principal amount not to exceed $15,000,000; (c) Indebtedness incurred by a Mexican Foreign Subsidiary to Bancomer, Banco Mexicano and Banamex under a note payable facility for working capital in a principal amount not to exceed 45,000,000 Mexican pesos; (d) Indebtedness incurred by a Swedish Foreign Subsidiary to SE Banken under a working capital credit facility in a principal amount not to exceed 6,500,000 Swedish krona; and (e) Indebtedness consisting only of trade acceptances of NS Beteiligungs GmbH and Lear Seating Sweden, AB in an aggregate principal amount not to exceed $1,000,000.


     "Specified Senior Indebtedness" means (i) Indebtedness under the Credit Agreement (or any refunding or refinancing thereof), (ii) any other single issue of Senior Indebtedness (other than the Senior Subordinated Notes) having an initial principal amount of $30,000,000 or more. For purposes of this definition, a refinancing of any Specified Senior Indebtedness shall be treated as such only if it ranks or would rank on a pari passu basis with the Indebtedness refinanced.

     "14% Subordinated Debentures" means the Company's 14% Subordinated Debentures due December 1, 2000, issued on December 22, 1988, pursuant to the Subordinated Debenture Indenture.

     "subsidiary" of any person means (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person or by such person and a subsidiary or subsidiaries of such person or by a subsidiary or subsidiaries of such person or (ii) any other person (other than a corporation) in which such person or such person and a subsidiary or subsidiaries of such person or a subsidiary or subsidiaries of such persons, at the time, directly or indirectly, owned at least a majority ownership interest.

     "Voting Stock" means all classes of capital stock then outstanding of a person normally entitled to vote in elections of directors.

CERTAIN COVENANTS

     Repurchase of Notes Upon a Change of Control Triggering Event. If a "Change of Control Triggering Event" shall occur at any time, then each holder shall have the right to require that the Company repurchase such holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, which date shall be no earlier than 30 days nor more than 60 days from the date the Company notifies the holders of the occurrence of a Change of Control Triggering Event. The source of funds for any such repurchase will be the Company's available cash or cash generated from operations or other sources, including borrowing, sales of assets or sales of equity. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control Triggering Event to make any required repurchases. Under the 8 1/4% Indenture, the Company can only effect such repurchases either with the consent of the lenders under the Credit Agreement or by repaying amounts owed to such lenders under the Credit Agreement. The failure to satisfy either such condition would constitute a default under the 8 1/4% Indenture. The Credit Agreement also contains prohibitions of certain events that would constitute a Change of Control Triggering Event. In addition, the Company's ability to repurchase Notes following a Change of Control Triggering Event may be limited by the terms of its then-existing Senior Indebtedness, including, without limitation, the subordination provisions described above under "Subordination". Therefore, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under the Senior Indebtedness (including Specified Senior Indebtedness) even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on the Company. Failure of the Company to repurchase the Notes in the event of a Change of Control Triggering Event will create an Event of Default with respect to the Notes, whether or not such repurchase is permitted by the subordination provisions. The Company agrees that it will comply with all applicable tender offer rules, including Rule 14e-1 under the Exchange Act, if the repurchase option is triggered upon a Change of Control Triggering Event.



     Under the 8 1/4% Indenture, the Company is obligated to give notice to holders of Notes and the Trustee within 30 days following a Change of Control Triggering Event specifying, among other things, the purchase price, the purchase date, the place at which Notes shall be presented and surrendered for purchase, that interest accrued to the purchase date will be paid upon such presentation and surrender and that interest will cease to accrue on Notes surrendered for purchase as of such purchase date. In order for a holder of Notes properly to put its Notes to the Company for purchase, the holder must give notice and present and surrender its Notes to the Company at the place specified in the Company's aforementioned notice at least 15 days prior to the purchase date. Any such tender by a holder of Notes shall be irrevocable. The Company is not obligated to notify holders of or to purchase Notes with respect to more than one Change of Control Triggering Event.



     The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. Instead, the Change of Control purchase feature is a result of negotiations between the Company and the Underwriters. Management has no present intention to engage in a transaction involving a Change of Control Triggering Event, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, including the limitation on incurrence of additional indebtedness and the issuance of certain securities, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the 8 1/4% Indenture, but that could increase the amount of Senior Indebtedness of the Company (or any other indebtedness) outstanding at such time or otherwise affect the Company's capital structure or credit ratings.



     Limitation on Restricted Payments. The 8 1/4% Indenture provides that the Company will not, and will not permit any subsidiary of the Company to, directly or indirectly, make any Restricted Payment unless (a) no Default or Event of Default has occurred and is continuing at the time or will occur as a consequence of such Restricted Payment and (b) after giving effect to such Restricted Payment, the aggregate amount expended for all Restricted Payments subsequent to December 31, 1993 (the amount so expended, if other than in cash, to be determined by the Board of Directors, whose reasonable determination shall be conclusive and evidenced by a Board Resolution), does not exceed the sum of
(x) 50% of Consolidated Net Income of the Company (or in the case such Consolidated Net Income shall be a deficit, minus 100% of such deficit) during the period (treated as one accounting period) subsequent to December 31, 1993 and ending on the last day of the fiscal quarter immediately preceding such Restricted Payment and (y) the aggregate net proceeds, including cash and the fair market value of property other than cash (as determined in good faith by the Board of Directors of the Company and evidenced by a Board Resolution), received by the Company during such period from any person other than a subsidiary of the Company, as a result of the issuance of capital stock of the Company (other than any Disqualified Stock) or warrants, rights or options to purchase or acquire such capital stock including such capital stock issued upon conversion or exchange of Indebtedness or upon exercise of warrants or options and any contributions to the capital of the Company received by the Company from any such person less the amount of such net proceeds actually applied as permitted by clause (ii) of the next paragraph or by the proviso to the definition of Restricted Debt Prepayment; provided that, at the time of such Restricted Payment and after giving effect thereto, the Company or any subsidiary of the Company shall be able to incur an additional $1.00 of Indebtedness pursuant to clauses (a) and (b) of the provisions described under "Limitation on Indebtedness". For purposes of any calculation pursuant to the preceding sentence which is required to be made within 60 days after the declaration of a dividend by the Company, such dividend shall be deemed to be paid at the date of declaration.

     This provision is not violated by reason of (i) the payment of any dividend within 60 days after the date of declaration thereof if, at such date of declaration such payment complied with the provisions hereof; (ii) the purchase, redemption, acquisition or retirement of any shares of the Company's capital stock in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a subsidiary of the Company) of, other shares of capital stock (other than Disqualified Stock) of the Company or rights, warrants or options to purchase or acquire such capital stock of the Company or (iii) payments by the Company (A) for the mandatory repurchase of shares of Common Stock of the Company (or scheduled payments of principal of or interest on notes issued to finance the repurchase of such shares) from Management Investors under the Stockholders Agreement or (B) to satisfy any other Obligations under the terms of the Stockholders Agreement provided that no Default or Event of Default has occurred and is continuing at the time, or shall occur as a result, of such Restricted Payment. For purposes of determining the aggregate amount of Restricted Payments in accordance with clause (b) of the preceding paragraph, all amounts expended pursuant to clause (i) or (ii) (except to the extent deemed to have been paid pursuant to the last sentence of the immediately preceding paragraph) of this paragraph shall be included.


     Limitation on Indebtedness. The 8 1/4% Indenture provides that, except for Permitted Indebtedness and Refinancing Indebtedness, the Company will not, and will not permit any subsidiary of the Company to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, extend the maturity of or become responsible for the payment of (collectively, an "incurrence"), any Obligations in respect of any Indebtedness including Acquired Indebtedness unless (a) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness and (b) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof on a pro forma basis, the Consolidated Interest Expense Coverage Ratio of the Company is greater than 2 to 1.



     Limitation on Payment Restrictions Affecting Subsidiaries. The 8 1/4% Indenture provides that the Company will not, and will not permit any subsidiary of the Company to, create or otherwise cause or suffer to exist or become effective any consensual restriction which by its terms expressly restricts any such subsidiary from (i) paying dividends or making any other distributions on such subsidiary's capital stock or paying any Indebtedness owed to the Company or any subsidiary of the Company, (ii) making any loans or advances to the Company or any subsidiary of the Company or (iii) transferring any of its property or assets to the Company or any subsidiary of the Company, except (a) any restrictions existing under agreements in effect at the issuance of the Notes, (b) any restrictions under any agreement evidencing any Acquired Indebtedness of a subsidiary of the Company incurred pursuant to the provisions described under "Limitation on Indebtedness"; provided that such restrictions shall not restrict or encumber any assets of the Company or its subsidiaries other than such subsidiary or (c) any restrictions existing under any agreement which refinances any Indebtedness in accordance with paragraph (xiv) of the definition of Permitted Indebtedness; provided that the terms and conditions of any such agreement are not materially less favorable to such subsidiary than those under the agreement creating or evidencing the Indebtedness being refinanced.

     Limitation on Creation of Liens. The 8 1/4% Indenture provides that the Company will not, and will not permit any subsidiary of the Company to, create, incur, assume or suffer to exist any Liens upon any of their respective assets unless the Notes are secured by such assets on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien, provided that if the obligation secured by such Lien is subordinated to the Notes, the Lien securing such obligation will be subordinate and junior to the Lien securing the Notes with the same relative priority as such subordinated obligations have with respect to the Notes, except for (i) Liens securing Senior Indebtedness that would be permitted to be incurred under clauses (a) and (b) of the provisions described under "Limitation on Indebtedness" if such Indebtedness were incurred on the date such Lien is granted; (ii) Liens with respect to Acquired Indebtedness, provided that such Liens do not extend to or cover any property or assets of the Company or any subsidiary of the Company other than the property or assets acquired, and provided further that such Liens were not incurred in connection with, or in contemplation of, the transactions giving rise to such Acquired Indebtedness;
(iii) Liens securing Indebtedness which is incurred to refinance secured Indebtedness and which is permitted to be incurred under the provisions described under "Limitation on Indebtedness"; provided that such Liens do not extend to or cover any property or assets of the Company or any subsidiary of the Company other than the property or assets securing the Indebtedness being refinanced; and (iv) Permitted Liens.



     No Senior Subordinated Indebtedness. The 8 1/4% Indenture provides that the Company will not issue, incur, create, assume, guarantee or otherwise become liable for any Indebtedness which is subordinate or junior in right of payment to any Indebtedness of the Company, including, without limitation, Indebtedness that refinances the Senior Subordinated Notes, unless such Indebtedness is pari passu with or subordinate in right of payment to the Notes.



     Transactions with Shareholders and Affiliates. The 8 1/4% Indenture provides that the Company will not, and will not permit any subsidiary of the Company to, directly or indirectly, enter into or suffer to exist any transaction (an "Affiliate Transaction") (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of more than 10% of any class of equity securities of the Company or with any Affiliate of the Company or of any such holder (other than a wholly owned subsidiary of the Company), on terms that are less favorable to the Company or such subsidiary, as the case may be, than would be available in a comparable transaction with an unrelated person. In addition, neither the Company nor any subsidiary of the Company shall enter into any Affiliate Transaction or series of related Affiliate Transactions involving or having a value of (a) more than $2,500,000, unless a majority of Disinterested Directors (or, if there are no Disinterested Directors, a majority of the Board of Directors) of the Company or such subsidiary, as the case may be, determines in good faith pursuant to a Board Resolution that such Affiliate Transaction or series of related Affiliate Transactions is fair to the Company or such subsidiary, as the case may be, or (b) more than $10,000,000 unless (i) a majority of Disinterested Directors (or, if there are no Disinterested Directors, a majority of the Board of Directors) of the Company or such subsidiary, as the case may be, make the determination referred to in clause (a) above and (ii) the Company or such subsidiary, as the case may be, has received an opinion from an Independent Financial Advisor to the effect that such Affiliate Transaction or series of related Affiliate Transactions are fair to the Company or such subsidiary, as the case may be, from a financial point of view.


     The foregoing provisions will not apply to payments of investment banking and financial advisory or consulting fees and other fees to Lehman Brothers Inc. or any of its subsidiaries or Affiliates in connection with the sale of the Notes (or any refunding, refinancing or conversion thereof) and other customary investment banking and financial advisory or consulting fees.


     Sales of Assets. The 8 1/4% Indenture provides that subject to the provisions described under "Mergers or Consolidations", the Company will not, and will not permit any subsidiary to, make any Asset Sale unless (i) the Company (or such subsidiary, as the case may be) receives consideration at the time of such sale at least equal to the fair market value of the shares or assets included in such Asset Sale (as determined in good faith by the Board of Directors, including valuation of all noncash consideration) and (ii) (x) either
(A) the Net Cash Proceeds are reinvested within 12 months (or, pursuant to a determination of the Board of Directors, held pending reinvestment) in replacement assets or assets used in the Seating Business or used to purchase all of the issued and outstanding capital stock of a person engaged in such business or used to fund research and development costs or (B) if the Net Cash Proceeds are not applied or are not required to be applied as set forth in clause (ii) (x) (A) or if after applying such Net Cash Proceeds as set forth in clause (ii) (x) (A) there remain Net Cash Proceeds, such Net Cash Proceeds are applied within 12 months of the original receipt thereof to the permanent prepayment, repayment, retirement or purchase of Senior Indebtedness or Indebtedness of a subsidiary, (y) if and to the extent that the gross proceeds from such Asset Sale (after giving effect to the application of clause
(ii)(x)(A) and (B), when added to the gross proceeds from all prior Asset Sales (not applied as set forth in clause (ii)(x)(A) or (B)) exceeds $15,000,000, such proceeds are applied pursuant to a Repurchase Offer (as defined in the 8 1/4% Indenture) to repurchase the Notes (on a pro rata basis if the amount available for such purchase is less than the outstanding principal amount of the Notes) at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the date of prepayment and (z) if the aggregate principal amount of all Notes tendered pursuant to a Repurchase Offer is less than the Repurchase Offer Amount (as defined in the Indenture), such excess amount is applied for general corporate purposes; provided that when any noncash consideration is converted into cash, such cash will then constitute Net Cash Proceeds and will be subject to clause (ii) of this sentence.


     Limitation on Issuance of Preferred Stock. The Indenture provides that the Company will not permit any of its subsidiaries to issue any preferred or preference stock (except to the Company or a wholly owned subsidiary of the Company) or permit any person (other than the Company or any wholly owned subsidiary of the Company) to hold any such preferred or preference stock unless the Company would be entitled to create, incur or assume Indebtedness pursuant to the provisions described under "Limitation on Indebtedness" in the aggregate principal amount equal to the aggregate liquidation value of the preferred or preference stock to be issued.

MERGERS OR CONSOLIDATIONS


     Under the 8 1/4% Indenture, the Company will not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to any person unless: (1) the person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or disposition has been made, is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia; (ii) the corporation formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or disposition has been made, assumes by supplemental indenture satisfactory in form to the Trustee all the obligations of the Company under the 8 1/4% Indenture; (iii) immediately after such transaction, and giving effect thereto, no Default or Event of Default has occurred and is continuing; (iv) the Company or any corporation formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or disposition has been made, has Consolidated Adjusted Net Worth (immediately after the transaction and giving effect thereto, excluding any write-ups of assets resulting from such consolidation or merger) at least equal to the Consolidated Adjusted Net Worth of the Company immediately preceding the transaction; (v) immediately after such transaction and giving effect thereto, the Company or any corporation formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or disposition shall have been made, shall be able to incur an additional $1.00 of Indebtedness pursuant to clause (b) of the provisions described under "Limitation on Indebtedness"; and (vi) the Company has delivered to the Trustee
(A) an Officers' Certificate (attaching the calculation to demonstrate compliance with clause (iv) and (v) above) and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the above provisions and that all conditions precedent relating to such transaction have been complied with, and (B) a certificate from the Company's independent certified public accountants, stating that the Company has made the calculations required by clauses (iv) and (v) above.


EVENTS OF DEFAULT


     The 8 1/4% Indenture defines an Event of Default as: (i) default by the Company for 30 days in the payment of interest on the Notes; (ii) default by the Company in the payment when due of principal of the

Notes; (iii) failure by the Company for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes; (iv) any Indebtedness of the Company or a Significant Subsidiary of the Company for borrowed money (or the payment of which is guaranteed by the Company or one of its subsidiaries) having an outstanding principal amount of $10,000,000 or more in the aggregate, is declared to be due and payable prior to its stated maturity or failure by the Company or any Significant Subsidiary to pay the final scheduled principal installment in an amount of at least $10,000,000 in respect of any such Indebtedness on its stated maturity date unless such Indebtedness which has been declared due and payable prior to its stated maturity is Indebtedness of a Foreign Subsidiary the payment of which is guaranteed by the Letters of Credit;
(v) failure by the Company or any subsidiary of the Company to pay certain final judgments aggregating in excess of $10,000,000; and (vi) certain events of bankruptcy or insolvency.

     A Default under the provisions of the Indenture described hereunder is not an Event of Default until the Trustee notifies the Company in writing, or the Holders of at least 25% in principal amount of the Notes then outstanding notify the Company and the Trustee, in writing of the Default, and the Company does not cure the Default within 30 days after receipt of the notice; provided that a Default by the Company with respect to the provisions of the Indenture described under "Mergers or Consolidations" and "Certain Covenants -- Repurchase of Notes upon a Change of Control Triggering Event" will constitute an Event of Default immediately upon such notification and without passage of time.

     Subject to the provisions under "Subordination", if an Event of Default (other than as a result of certain events of bankruptcy or insolvency) occurs and is continuing, the Trustee or the holders of at least 25% of the principal amount of the Notes then outstanding, by written notice to the Company (and the Agent Bank, so long as the Indebtedness under the Credit Agreement is outstanding) (and the Senior Subordinated Notes Trustee, so long as the Indebtedness under the Senior Subordinated Notes is outstanding) may declare to be due and payable all unpaid principal of and only accrued interest on the Notes.

     Upon a declaration of acceleration, such principal and accrued interest to the date of such acceleration shall be due and payable upon the first to occur of (i) an acceleration under the Credit Agreement (or any refunding or refinancing thereof), or (ii) five Business Days after notice of such declaration is given to the Company (and the Agent Bank, so long as the Indebtedness under the Credit Agreement is outstanding) (and the Senior Subordinated Notes Trustee, so long as the Indebtedness under the Senior Subordinated Notes is outstanding); provided that, if the Event of Default giving rise to such acceleration is cured before the earlier to occur of (i) or
(ii), such notice of acceleration and its consequences shall be deemed rescinded and annulled. In the event of a declaration of acceleration under the Indenture because an Event of Default described in clause (iv) of the third preceding paragraph has occurred and is continuing, such declaration of acceleration shall be automatically annulled if the holders of the Indebtedness which is the subject of such Event of Default have rescinded their declaration of acceleration in respect of such Indebtedness within 90 days thereof or all amounts payable in respect of such Indebtedness have been paid and such Indebtedness has been discharged during such 90-day period and if (i) the annulment of such acceleration would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Events of Default, except nonpayment of principal or interest that has been due solely because of the acceleration, have been cured or waived, and (iii) the Company has delivered an Officers' Certificate to the Trustee to the effect of clauses (i) and (ii) of this sentence. If an Event of Default described in clause (vi) of the third preceding paragraph with respect to the Company occurs, all unpaid principal and accrued interest on the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Holders of a majority of the outstanding principal amount of the Notes by written notice to the Trustee may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of principal of or interest on the Notes which have become due solely because of the acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     Holders of the Notes may not enforce the 8 1/4% Indenture or the Notes except as provided in the 8 1/4% Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest. The Company is required to deliver to the Trustee annually a statement regarding compliance with the 8 1/4% Indenture, and upon becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default.


DISCHARGE OF INDENTURE AND DEFEASANCE


     Except as otherwise limited by the provisions of the Credit Agreement, the Company may terminate its obligations under the Notes and the 8 1/4% Indenture when (i) all outstanding Notes have been delivered (other than destroyed, lost or stolen Notes which have not been replaced or paid) to the Trustee for cancellation or (ii) all outstanding Notes have become due and payable, and the Company irrevocably deposits with the Trustee funds or U.S. Government Obligations sufficient (without reinvestment thereof) to pay at maturity all outstanding Notes, including all interest thereon (other than destroyed, lost or stolen Notes which have not been replaced or paid), and in either case the Company has paid all other sums payable under the 8 1/4% Indenture. In addition, the Company may terminate substantially all its obligations under the Notes and the 8 1/4% Indenture if the Company (a) irrevocably deposits in trust for the benefit of the holders money or U.S. Government Obligations maturing as to principal and interest in such amounts and at such times as are sufficient to pay principal of and interest on the then outstanding Notes to maturity or redemption, as the case may be, (b) delivers to the Trustee an Opinion of Counsel to the effect that, based on Federal income tax laws then in effect, the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of such option and shall be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such option had not been exercised or a ruling to that effect has been received from or published by the Internal Revenue Service and (c) certain other conditions are met.



     The Company shall be released from its obligations with respect to the covenants described under "Certain Covenants" and any Event of Default occurring because of a default with respect to such covenants if (a) the Company deposits or causes to be deposited with the Trustee in trust an amount of cash or U.S. Government Obligations sufficient to pay and discharge when due the entire unpaid principal of and interest on all outstanding Notes and (b) certain other conditions are met. The obligations of the Company under the 8 1/4% Indenture with respect to the Notes, other than with respect to the covenants and Events of Default referred to above, shall remain in full force and effect.


TRANSFER AND EXCHANGE


     A holder may transfer or exchange Notes in accordance with the 8 1/4% Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption or any Note for a period of 15 days before a selection of Notes to be redeemed.


     The registered holder of a Note may be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER


     Subject to certain exceptions, the 8 1/4% Indenture or the Notes may be amended or supplemented by the Company and the Trustee with the consent of the holders of at least a majority in principal amount of such then outstanding Notes and any existing default may be waived with the consent of the holders of at least a majority in principal amount of the then outstanding Notes. Without the consent of any holder of the Notes, the Company and the Trustee may amend the 8 1/4% Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for the assumption of the Company's obligations to holders of the Notes by a successor corporation, to provide for uncertificated Notes in addition to certificated Notes or to make any change that does not adversely affect the rights of any holder of the Notes. Without the consent of each holder of Notes affected, the Company may not reduce the principal amount of Notes the holders of which must consent to an amendment of the 8 1/4% Indenture; reduce the rate or change the interest payment time of any Note; reduce the principal of or change the fixed maturity of any Notes or alter the redemption provisions with respect thereto; make any Note payable in money other than that stated in the Note; make any change in the provisions concerning waiver of Defaults or Events of Default by holders of the Notes or rights of holders to receive payment of principal or interest, make any change in the subordination provisions in the 8 1/4% Indenture that affects the right of any holder or release the Company from any of its obligations under the 8 1/4% Indenture or the Notes.


THE TRUSTEE


     The First National Bank of Boston is the Trustee under the 8 1/4%
Indenture.


                              PLAN OF DISTRIBUTION


     This Prospectus is to be used by the Market-maker in connection with offers and sales of the Senior Subordinated Notes and the Notes in market-making transactions. The Market-maker may act as a principal or agent in such transactions. The Senior Subordinated Notes and the Notes may be offered in negotiated transactions or otherwise. Sales will be made at prices related to prevailing market prices at the time of sale. The Market-maker has no obligation to make a market in the Senior Subordinated Notes or in the Notes and may discontinue market-making activities at any time without notice, in its sole discretion.


     Lehman Brothers Inc. has from time to time provided investment banking, financial advisory and other services to the Company, for which services it has received fees. Pursuant to the Stockholders Agreement, the Lehman Funds are able to elect a majority of the Company's Board of Directors. Messrs. Hughes, Spalding, Stern and Fried, each an officer of Lehman Brothers Inc., and Messrs. Davidson and Shower serve on the Board of Directors of the Company as representatives of the Lehman Funds. See "Management -- Directors and Executive Officers" and "Certain Transactions -- Stockholders Agreement."


     The Lehman Funds, each an affiliate of Lehman Brothers Inc., beneficially own, in the aggregate, approximately 61.4% of the outstanding Common Stock of the Company (assuming the exercise of all outstanding Warrants and employee stock options). In accordance with Schedule E to the Bylaws of the National Association of Securities Dealers, Inc., the Market-maker will not make sales of the Senior Subordinated Notes or the Notes to customers' discretionary accounts without the prior specific written approval of such customers.



     Lehman Brothers Inc., acted as underwriter in connection with the offerings of the Senior Subordinated Notes and the Notes and received gross underwriting discounts of approximately $2,000,000 and $2,392,500, respectively, in connection therewith.


     Lehman Brothers Inc. is an affiliate of Lehman Commercial Paper Inc., which is a managing agent and a lender to Lear under the Credit Agreement. In addition, Lehman Brothers Inc. or its affiliates may participate on a regular basis in various general financing and banking transactions for Lear.

                                 LEGAL MATTERS


     The validity of the Notes has been passed upon for the Company by Winston & Strawn, Chicago, Illinois. The validity of the Senior Subordinated Notes has been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, New York, New York. Certain legal matters with respect to the Notes and the Senior Subordinated Notes have been passed upon for the underwriters of the original offerings of the Notes and the Senior Subordinated Notes by Cravath, Swaine & Moore, New York, New York. Cravath, Swaine & Moore has performed, and continues to perform, services for the Lehman Funds from time to time.

                                    EXPERTS

     The audited financial statements and schedules of Holdings included in the Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. In addition, the balance sheets of the NAB as of September 30, 1993 and December 31, 1992 and the statements of income and cash flows of the NAB for the nine months ended September 30, 1993 and the years ended December 31, 1992 and 1991, have been audited by Coopers & Lybrand, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

                                                                                        PAGE
                                                                                        ----
Report of Independent Public Accountants.............................................   F-2
Consolidated Balance Sheets as of June 30, 1993 and 1992.............................   F-3
Consolidated Statements of Operations for the years ended June 30, 1993, 1992 and
  1991...............................................................................   F-4
Consolidated Statements of Stockholders' Equity for the years ended June 30, 1993,
  1992 and 1991......................................................................   F-5
Consolidated Statements of Cash Flows for the years ended June 30, 1993, 1992 and
  1991...............................................................................   F-6
Notes to Financial Statements........................................................   F-7
Introduction to the Unaudited Consolidated Condensed Financial Statements............   F-24
Unaudited Consolidated Balance Sheet as of October 2, 1993 and audited Consolidated
  Balance Sheet as of June 30, 1993..................................................   F-25
Unaudited Consolidated Statements of Operations for the three months ended October 2,
  1993 and October 3, 1992...........................................................   F-26
Unaudited Consolidated Statements of Cash Flows for the three months ended October 2,
  1993
  and October 3, 1992................................................................   F-27
Notes to Unaudited Financial Statements..............................................   F-28

                          THE NORTH AMERICAN BUSINESS
                        (AN OPERATING COMPONENT OF FORD)

                                                                                        PAGE
                                                                                        ----
Report of Independent Public Accountants.............................................   F-31
Balance Sheets as of September 30, 1993 and December 31, 1992........................   F-32
Statements of Income for the nine months ended September 30, 1993 and for the years
  ended December 31, 1992 and 1991...................................................   F-33
Statements of Cash Flows for the nine months ended September 30, 1993 and for the
  years ended December 31, 1992 and 1991.............................................   F-34
Notes to the Financial Statements....................................................   F-35

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Lear Holdings Corporation:

     We have audited the accompanying consolidated balance sheets of LEAR HOLDINGS CORPORATION AND SUBSIDIARIES ("the Company") as of June 30, 1993 and 1992 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended June 30, 1993, 1992 and 1991. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 1993 and 1992 and the results of its operations and its cash flows for the years ended June 30, 1993, 1992 and 1991, in conformity with generally accepted accounting principles.

                                                           ARTHUR ANDERSEN & CO.

Detroit, Michigan,
  August 20, 1993.

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                               JUNE 30,
                                                                                        -----------------------
                                                                                          1993           1992
                                                                                        --------       --------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................................................   $ 53,787       $ 33,217
  Accounts receivable, less allowance for doubtful accounts of $508 in 1993 and $239
    in 1992..........................................................................    215,745        178,070
  Inventories........................................................................     40,877         46,427
  Unbilled customer tooling..........................................................      8,565         10,741
  Other..............................................................................      6,225         14,409
                                                                                        --------       --------
                                                                                         325,199        282,864
                                                                                        --------       --------
PROPERTY, PLANT AND EQUIPMENT:
  Land...............................................................................     13,405         13,718
  Buildings and improvements.........................................................     73,015         79,252
  Machinery and equipment............................................................    180,208        160,123
  Construction in progress...........................................................      2,094          3,144
                                                                                        --------       --------
                                                                                         268,722        256,237
        Less -- Accumulated depreciation.............................................   (103,527)       (76,732)
                                                                                        --------       --------
                                                                                         165,195        179,505
                                                                                        --------       --------
OTHER ASSETS:
  Goodwill, less accumulated amortization of $46,116 in 1993 and $36,568 in 1992.....    309,165        317,913
  Deferred financing fees, net.......................................................      9,825          7,765
  Investments in affiliates and other................................................     10,825         11,837
                                                                                        --------       --------
                                                                                         329,815        337,515
                                                                                        --------       --------
                                                                                        $820,209       $799,884
                                                                                        --------       --------
                                                                                        --------       --------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings..............................................................   $  1,211       $ 11,982
  Cash overdrafts....................................................................     17,317          8,324
  Accounts payable...................................................................    248,454        204,865
  Accrued liabilities................................................................    106,707         81,716
  Financing lease obligation.........................................................         --         10,296
  Current portion of long-term debt..................................................      1,261         26,986
                                                                                        --------       --------
                                                                                         374,950        344,169
                                                                                        --------       --------
LONG-TERM LIABILITIES:
  Deferred national income taxes.....................................................     15,536         26,392
  Long-term debt.....................................................................    321,116        348,331
  Other..............................................................................     29,621         28,210
                                                                                        --------       --------
                                                                                         366,273        402,933
                                                                                        --------       --------
COMMITMENTS AND CONTINGENCIES
COMMON STOCK SUBJECT TO REDEMPTION:
  Common stock subject to limited rights of redemption, $.01 par value, 30,001 shares
    in 1993 and 27,450 shares in 1992, at estimated maximum redemption price.........      4,950          4,530
  Notes receivable from sale of common stock.........................................     (1,065)        (1,065)
                                                                                        --------       --------
                                                                                           3,885          3,465
                                                                                        --------       --------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 250,000 shares authorized, no shares issued.......         --             --
  Common stock, $.01 par value, 1,500,000 shares authorized, 1,145,757 shares issued in 1993 and 1,027,096 shares issued in 1992, net of shares subject to
    redemption.......................................................................         12             10
  Additional paid-in capital.........................................................    150,993        131,650
  Warrants to purchase common stock..................................................     10,000         10,000
  Less -- Common stock held in treasury, 100,000 shares in 1993 and 102,551 shares in
    1992,
    at cost..........................................................................    (10,000)       (10,255)
  Retained deficit...................................................................    (74,532)       (84,646)
  Minimum pension liability adjustment...............................................     (3,240)        (2,858)
  Cumulative translation adjustment..................................................      1,868          5,416
                                                                                        --------       --------
                                                                                          75,101         49,317
                                                                                        --------       --------
                                                                                        $820,209       $799,884
                                                                                        --------       --------
                                                                                        --------       --------

      The accompanying notes are an integral part of these balance sheets.

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     YEAR ENDED JUNE 30,
                                                            --------------------------------------
                                                               1993          1992          1991
                                                            ----------    ----------    ----------
Net sales................................................   $1,756,510    $1,422,740    $1,085,319
Cost of sales............................................    1,604,011     1,307,099       983,890
Selling, general and administrative expenses.............       61,898        50,062        42,949
Amortization of goodwill and other intangible assets.....        9,548         8,746        13,810
                                                            ----------    ----------    ----------
     Operating income....................................       81,053        56,833        44,670
Interest expense.........................................       47,832        55,158        61,676
Foreign currency exchange loss...........................          470           300         1,717
Other expense, net.......................................        4,331         7,859         1,574
                                                            ----------    ----------    ----------
     Income (loss) before provision for national income
       taxes, minority interests in net income of
       subsidiaries, equity income of affiliates and
       extraordinary item................................       28,420        (6,484)      (20,297)
Provision for national income taxes......................       17,847        12,968        14,019
Minority interests in net income of subsidiaries.........          470           691         1,770
Equity income of affiliates..............................          (11)       (3,013)       (2,917)
                                                            ----------    ----------    ----------
     Income (loss) before extraordinary item.............       10,114       (17,130)      (33,169)
Extraordinary loss on early extinguishment of debt.......           --         5,100            --
                                                            ----------    ----------    ----------
     Net income (loss)...................................   $   10,114    $  (22,230)   $  (33,169)
                                                            ----------    ----------    ----------
                                                            ----------    ----------    ----------
Net income (loss) per common share:
  Income (loss) before extraordinary item................        $8.33       $(20.36)      $(66.36)
  Extraordinary loss.....................................           --         (6.06)           --
                                                                 $8.33       $(26.42)      $(66.36)

        The accompanying notes are an integral part of these statements.

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                               MINIMUM
                                              ADDITIONAL  WARRANTS TO                          PENSION     CUMULATIVE
                                     COMMON    PAID-IN      PURCHASE    TREASURY   RETAINED   LIABILITY    TRANSLATION
                                     STOCK     CAPITAL    COMMON STOCK   STOCK     DEFICIT    ADJUSTMENT   ADJUSTMENT     TOTAL
                                     ------   ----------  ------------  --------   --------   ----------   -----------   --------
BALANCE, JUNE 30, 1990..............  $  6     $ 59,454     $ 10,000    $(10,000)  $(29,247)   $     --      $ 5,079     $ 35,292
  Net loss..........................    --           --           --          --    (33,169)         --           --      (33,169)
  Stock option compensation.........    --        1,353           --          --         --          --           --        1,353
  Re-acquisition of 650 shares of
    common stock subject to
    redemption from management
    investors, at cost..............    --           65           --         (65)        --          --           --           --
  Foreign currency translation......    --           --           --          --         --          --          859          859
                                      ----     --------     --------    --------   --------    --------      -------     --------
BALANCE, JUNE 30, 1991..............     6       60,872       10,000     (10,065)   (62,416)         --        5,938        4,335
  Net loss..........................    --           --           --          --    (22,230)         --           --      (22,230)
  Stock option compensation.........    --          (12)          --          --         --          --           --          (12)
  Re-acquisition of 1,900 shares of
    common stock subject to
    redemption from management
    investors, at cost..............    --          190           --        (190)        --          --           --           --
  Sale of additional 454,545 shares
    of common stock, net of
    transaction expenses............     4       72,384           --          --         --          --           --       72,388
  Recognize minimum pension
    liability adjustment............    --           --           --          --         --      (2,858)          --       (2,858)
  Foreign currency translation......    --           --           --          --         --          --         (522)        (522)
  Restate common stock subject to
    limited redemption rights to
    estimated maximum redemption
    value...........................    --       (1,784)          --          --         --          --           --       (1,784)
                                      ----     --------     --------    --------   --------    --------      -------     --------
BALANCE, JUNE 30, 1992..............    10      131,650       10,000     (10,255)   (84,646)     (2,858)       5,416       49,317
  Net income........................    --           --           --          --     10,114          --           --       10,114
  Sale of additional 121,212 shares
    of common stock, net of
    transaction expenses............     2       19,598           --          --         --          --           --       19,600
  Sale of 2,551 shares of treasury
    stock to management investors...    --         (255)          --         255         --          --           --           --
  Minimum pension liability
    adjustment......................    --           --           --          --         --        (382)          --         (382)
  Foreign currency translation......    --           --           --          --         --          --       (3,548)      (3,548)
                                      ----     --------     --------    --------   --------    --------      -------     --------
BALANCE, JUNE 30, 1993..............  $ 12     $150,993     $ 10,000    $(10,000)  $(74,532)   $ (3,240)     $ 1,868     $ 75,101
                                      ----     --------     --------    --------   --------    --------      -------     --------
                                      ----     --------     --------    --------   --------    --------      -------     --------

        The accompanying notes are an integral part of these statements.

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                      YEAR ENDED JUNE 30,
                                                              -----------------------------------
                                                                1993         1992         1991
                                                              ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................................   $  10,114    $ (22,230)   $ (33,169)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities --
     Depreciation and amortization of goodwill and other
       intangible assets...................................      40,654       34,974       36,758
     Stock option compensation.............................          --          (12)       1,353
     Accreted interest on Senior Subordinated Discount
       Notes...............................................          --        4,738       10,322
     Amortization of deferred financing fees...............       2,972        3,198        4,096
     Deferred national income taxes........................     (10,856)      (1,672)      (6,987)
     Extraordinary loss....................................          --        5,100           --
     Other, net............................................         856       (2,850)      (2,787)
     Net change in working capital items...................      50,760       26,801       23,921
                                                              ---------    ---------    ---------
       Net cash provided by operating activities...........      94,500       48,047       33,507
                                                              ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment...............     (31,595)     (27,926)     (20,892)
  Acquisitions (Note 5)....................................          --         (650)      (7,527)
  Proceeds from sale of property, plant and equipment......       1,044          996        2,860
  Other, net...............................................        (170)       1,593       (1,862)
                                                              ---------    ---------    ---------
       Net cash used by investing activities...............     (30,721)     (25,987)     (27,421)
                                                              ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Additions to long-term debt..............................     674,208      757,839      665,594
  Reductions in long-term debt.............................    (727,393)    (817,332)    (683,341)
  Short-term borrowings, net...............................     (10,771)     (15,270)      21,653
  Proceeds from sale of common stock, net..................      20,020       72,388           --
  Deferred financing fees..................................      (5,032)      (1,839)          --
  Increase (decrease) in cash overdrafts...................       8,993      (10,867)      (2,205)
  Other, net...............................................          --         (190)         (25)
                                                              ---------    ---------    ---------
       Net cash provided (used) by financing activities....     (39,975)     (15,271)       1,676
                                                              ---------    ---------    ---------
  Effect of foreign currency translation...................      (3,234)         540        2,423
                                                              ---------    ---------    ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS....................      20,570        7,329       10,185
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...........      33,217       25,888       15,703
                                                              ---------    ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.................   $  53,787    $  33,217    $  25,888
                                                              ---------    ---------    ---------
                                                              ---------    ---------    ---------
CHANGES IN WORKING CAPITAL, NET OF EFFECTS OF ACQUISITIONS:
  Accounts receivable, net.................................   $ (42,564)   $ (42,334)   $  21,061
  Inventories..............................................       4,219       (6,081)      (2,682)
  Accounts payable.........................................      49,605       62,128        4,346
  Accrued liabilities and other............................      39,500       13,088        1,196
                                                              ---------    ---------    ---------
                                                              $  50,760    $  26,801    $  23,921
                                                              ---------    ---------    ---------
                                                              ---------    ---------    ---------
SUPPLEMENTARY DISCLOSURE:
  Cash paid for interest...................................   $  41,130    $  47,584    $  47,304
                                                              ---------    ---------    ---------
                                                              ---------    ---------    ---------
  Cash paid for income taxes...............................   $  21,843    $  12,135    $  22,900
                                                              ---------    ---------    ---------
                                                              ---------    ---------    ---------

        The accompanying notes are an integral part of these statements.

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Lear Holdings Corporation ("Holdings"), a Delaware corporation, and its wholly-owned subsidiaries, Lear Seating Corporation ("Lear Seating"), LS Acquisition Corporation No. 14 ("LS No. 14"), Lear Seating Holdings Corp. No. 50 ("LS No. 50") and Lear Seating Sweden, AB ("LS-Sweden") (collectively referred to as the "Company"). Investments in less than majority-owned businesses are generally accounted for under the equity method (Note 6).

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     Significant transactions and balances among Holdings and its subsidiaries have been eliminated in the consolidated financial statements.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined principally using the first-in, first-out method. Finished goods and work-in process inventories include material, labor and manufacturing overhead costs.

     Inventories at June 30, were comprised of the following (in thousands):

                                                                       1993       1992
                                                                      -------    -------
        Raw materials                                                 $29,005    $29,931
        Work-in-process                                                 8,331      9,849
        Finished goods                                                  3,541      6,647
                                                                      -------    -------
                                                                      $40,877    $46,427
                                                                      -------    -------
                                                                      -------    -------

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciable property is depreciated over the estimated useful lives of the assets, using principally the straight-line method as follows:


        Buildings and improvements.....................................   20 to 25 years
        Machinery and equipment........................................    5 to 15 years

  Goodwill and Other Intangible Assets

     Goodwill consists of purchase price and related acquisition costs in excess of the fair value of identifiable assets acquired. Goodwill is amortized on a straight-line basis over 40 years. The Company evaluates the carrying value of goodwill for potential impairment on an ongoing basis. Such evaluations compare operating income before amortization of goodwill of the operations to which goodwill relates to the amortization recorded. The Company also considers future anticipated operating results, trends and other circumstances in making such evaluations.

     Other intangible assets, consisting of a license agreement, were amortized over the two-year term of the agreement, which expired in September 1990.

  Deferred Financing Fees

     Costs incurred in connection with the issuance of debt are amortized over the term of the related indebtedness using the effective interest method.

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

  Research and Development

     Costs incurred in connection with the development of new products and manufacturing methods are charged to operations as incurred. Such costs amounted to $18,229,000, $11,387,000 and $7,923,000, for the years ended June 30, 1993,
1992 and 1991, respectively.

  Foreign Currency Translation

     Assets and liabilities of foreign subsidiaries are generally translated into U.S. dollars at the exchange rates in effect at the end of the period. Revenue and expense accounts are translated using a weighted average of exchange rates in effect during the period. Translation adjustments that arise from translating a foreign subsidiary's financial statements from functional currency to U.S. dollars are reflected as cumulative translation adjustment in the consolidated balance sheets.

     Until December 31, 1992, non-monetary assets and liabilities of a foreign subsidiary operating in Mexico were translated using historical rates, while monetary assets and liabilities were translated at the exchange rates in effect at the end of the period, with the U.S. dollar effects of exchange rate changes included in the results of operations. As of January 1, 1993, Mexico's economy was no longer deemed to be highly inflationary, and since then, the accounts of the subsidiary operating in Mexico have been translated consistent with other foreign subsidiaries.

     Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, except those transactions which operate as a hedge of a foreign currency investment position, are included in the results of operations as incurred.

  Income Taxes

     The consolidated financial statements reflect the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", for all periods presented.

     Deferred national income taxes represent the effect of cumulative temporary differences between income and expense items reported for financial statement and tax purposes, and between the bases of various assets and liabilities for financial statement and tax purposes. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence, it is deemed more likely than not that the asset will not be realized.

  Net Income (Loss) Per Common Share

     The weighted average number of common shares outstanding for the years ended June 30, 1993, 1992 and 1991 was 1,213,608, 841,464 and 499,803,
respectively. Shares exercisable under the stock option plan and the warrants (Note 13) are included in the weighted average share calculation in 1993. These shares are not included in the calculation of weighted average common shares outstanding in 1992 and 1991 as their impact would be anti-dilutive.

  Industry Segment Reporting

     The Company is principally engaged in the design and manufacture of automotive seating and, therefore, separate industry segment reporting is not applicable.

  Reclassifications

     Certain items in the prior years' financial statements have been reclassified to conform with the presentation used in 1993.

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

(3) REFINANCING AND SALE OF COMMON STOCK

     On July 30, 1992, Lear Seating sold $125,000,000 of Senior Subordinated Notes (the "Notes") (Note 8), which are unconditionally guaranteed by the Company. Fees and expenses related to issuance of the Notes were approximately $5,032,000, including consulting and underwriting fees of $2,200,000 paid to Shearson Lehman Brothers, Inc. and $50,000 paid to Fima Finance Management, Inc., an affiliate of IFINT-USA Inc. ("FIMA") for consulting fees.

     Simultaneous with the sale of the Notes, the Company issued 121,212 shares of common stock to the four merchant banking partnerships affiliated with Shearson Lehman Brothers, Inc. ("Lehman Funds") and FIMA, for total proceeds of approximately $20,000,000. Fees and expenses related to the sale were $400,000, paid to the Lehman Funds and FIMA.

     In connection with the refinancing, the Credit Agreement (Note 8) was amended to permit the Company to enter into the above transactions. The amendment also modified certain financial covenants.

     On August 14, 1992, the Company redeemed the Senior Subordinated Discount Notes ("Discount Notes") at a redemption price equal to 103% of the outstanding principal amount of $85,000,000 plus accrued interest. The prepayment premium for early extinguishment of these notes and the accelerated amortization of unamortized deferred financing fees totaled approximately $4,686,000 and have been reflected as an extraordinary loss in the year ended June 30, 1992.

     A portion of the net proceeds from the sale of the Notes and common stock described above were used to finance the redemption of the Discount Notes and to prepay $15,000,000 of the Domestic Term Loan. The balance of the proceeds was designated for temporary reduction of outstanding borrowings on the Domestic Revolving Credit Loan, expansion of the Company's operations and for general corporate purposes.

(4) SEPTEMBER 1991 CAPITALIZATION AND RELATED TRANSACTIONS

  Capitalization

     Pursuant to a Stock Purchase Agreement dated September 27, 1991 (the "1991 Agreement"), the Company issued 454,545 shares of common stock to the Lehman Funds and FIMA, for total proceeds of approximately $75,000,000. Fees and expenses related to the sale and the transactions described below approximated $7,700,000, of which approximately $3,200,000 was charged to other expense and approximately $1,800,000 was capitalized as deferred financing fees. Such fees and expenses included $4,500,000 paid to Shearson Lehman Brothers, Inc. The Lehman Funds and FIMA also purchased all of the outstanding common stock and warrants owned by the Company's former majority owner, General Electric Capital Corporation ("GECC"), and certain other stockholders.

     Simultaneous with the sale of common stock, the Company obtained a $20,000,000 real estate mortgage from GECC.

     The net proceeds from the sale of common stock and the real estate mortgage were used to reduce outstanding borrowings on the Domestic Revolving Credit Loan by $32,000,000, to prepay the Domestic Term Loan by $48,500,000, and to purchase LS-Sweden (see discussion below). Additional expense related to the prepayment of the Domestic Term Loan was $414,000 related to a write-off of deferred financing costs. Such write-off was recognized as an extraordinary loss in the consolidated statement of operations for the year ended June 30, 1992.

     Assuming the sale of common stock and the retirement of debt had taken place on July 1, 1990, the Company's unaudited pro forma net loss per common share for the year ended June 30, 1991 would have been $32.65. The pro forma results and the weighted average shares outstanding used to calculate the pro forma net loss per common share give effect to the reduced interest expense, net of related income taxes, and the

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES increased number of shares that would have been outstanding from July 1, 1990 through June 30, 1991, respectively.

     The 1991 Agreement required the Company to make certain representations and warranties prior to the sale. The Company is required to indemnify the parties to the Agreement for any aggregate losses, liabilities, claims or expenses in excess of $5,000,000 arising from a breach of any representation, warranty or covenant made by the Company with respect to its tax position and title to the new shares. The total liability under the indemnification provisions is limited to $35,000,000. Management is not currently aware of any information or condition which will require indemnification under the terms of the Agreement.

     The stockholders of Holdings are subject to the provisions of a Stockholders' and Registration Rights Agreement dated September 27, 1991. As further discussed elsewhere in this Prospectus, this agreement places substantial restrictions on transfers of the Company's common stock and contains certain voting arrangements.

  Lear Seating Sweden, AB

     In October 1990, the Company entered into an agreement with Saab Automobile AB ("Saab") in which, effective January 1991, Saab agreed to purchase, and the Company agreed to supply, completely assembled seat modules on a just-in-time basis to Saab's production facilities located in Trollhattan, Sweden. As required by this agreement, the Company established a Swedish subsidiary, Lear Seating Sweden, AB ("LS-Sweden").

     In February 1991, the Company sold its investment in the common stock of LS-Sweden to GECC, then a major shareholder of the Company, for $100,000. The Company entered into an agreement with GECC to continue to manage the operations of LS-Sweden. GECC agreed to provide sufficient funds to LS-Sweden to finance the purchase of inventory and equipment from Saab at estimated book value of approximately $3,900,000 and to fund working capital requirements. In addition, GECC agreed to provide the Company with the right of first refusal in the event of sale, assignment, or transfer of substantially all of the assets or common stock of LS-Sweden. While the Company had no obligation to reacquire LS-Sweden, it was the intent of management to reacquire LS-Sweden.

     On September 27, 1991, and as part of the capitalization, the Company reacquired all common stock of LS-Sweden from GECC for $100,000. In addition, the Company repaid cumulative advances from GECC to LS-Sweden and related expenses in the aggregate amount of approximately $7,300,000.

     The sale and purchase transactions described above related to LS-Sweden's common stock are accounted for as transactions between entities under common control. Accordingly, the Company's consolidated financial statements include the balance sheet accounts and results of operations of LS-Sweden as if it were a subsidiary of the Company since its inception in January 1991.

(5) ACQUISITIONS

  Acquisition of Central de Industrias, S.A. de C.V. ("CISA")

     In April 1991, the Company, through LS No. 50, acquired an indirect beneficial interest in approximately 4,183,000 shares of the common stock of CISA for a purchase price of approximately $7,527,000, including related expenses. These shares represented approximately 35% of CISA's outstanding common stock. Prior to this purchase, the Company had an indirect beneficial interest in approximately 61% of CISA's common stock. The acquisition was accounted for as a purchase. The purchase price approximated the fair value of net assets acquired.

     In October 1991, the Company, through LS No. 50, acquired an additional indirect beneficial interest in approximately 331,600 shares of the common stock of CISA for a purchase price of approximately $650,000,

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES including related expenses. These shares represented approximately 3% of CISA's outstanding common stock. The purchase price approximated the fair value of net assets acquired. After completing this transaction, the Company owns direct and indirect beneficial interests in CISA aggregating over 99%.

  Acquisition of Fair Haven Industries, Inc.

     In July 1990, the Company, through a subsidiary of Lear Seating Corporation, acquired 9,600 newly issued shares of the common stock of Fair Haven Industries, Inc. ("FHI") for approximately $750,000, plus related expenses. The shares acquired represented approximately 49% of FHI's outstanding common stock. The Company also received an option to acquire an additional 2% of FHI common stock for nominal additional consideration and an irrevocable proxy to vote those shares, resulting in a controlling interest. The 2% option was exercised in December 1991. FHI produces covers for automobile seating and related trim components. The Company was previously a significant customer of FHI.

     The acquisition was accounted for as a purchase. The excess of the purchase price over the fair value of net assets acquired was approximately $3,801,000. The minority interest was valued at zero. As a result of adverse conditions discovered in FHI's operations and continued operating losses, the Company determined that the excess purchase price of $3,801,000 was not realizable and recorded the amount as a charge against operating income in the year ended June 30, 1991. FHI has been included in the Company's consolidated financial statements for all periods presented.

     In August 1993, the Company reached a settlement with the former owners of FHI in which the Company agreed to purchase the remaining 49% of FHI's common stock and release all claims against the former owners arising from the July 1990 purchase. The settlement amount, plus related legal costs, was not significant and was charged to operating income in 1993.

(6) INVESTMENTS IN AFFILIATES

     The investments in affiliates at June 30, are as follows:

                                                                             PERCENT
                                                                       BENEFICIAL OWNERSHIP
                                                                       --------------------
                                                                       1993    1992    1991
                                                                       ----    ----    ----
        General Seating of America, Inc.............................    35%     35%     35%
        General Seating of Canada, Ltd..............................    35      35      35
        Pacific Trim Corporation Ltd. (Thailand)....................    20      20      20
        Probel, S.A. (Brazil).......................................    31      31      31
        Moldeados Interiores, S.A. de C.V...........................    --      --      38

     The above businesses are generally involved in the manufacture of automotive seating and seating components.

     Investments in General Seating of America, Inc., General Seating of Canada, Ltd., and Pacific Trim Corporation Ltd. are accounted for using the equity method. In 1993, the Company revalued its investment in Probel, which was previously accounted for using the cost method, to zero due to continued operating losses and other factors impacting its potential recoverability. A charge of approximately $1,700,000 is reflected in other equity income of affiliates in the consolidated statement of operations in 1993.

     The investment in Moldeados Interiores, S.A. de C.V. was accounted for using the equity method until its sale in July 1991. The gain recognized on this sale was not material.

     The aggregate investment in affiliates was $4,756,000 and $6,379,000 as of June 30, 1993 and 1992, respectively.

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

     Dividends of approximately $985,000 and $930,000 were received by the Company in 1993 and 1992, respectively, from General Seating of Canada, Ltd. No other dividends were received by the Company during 1993, 1992 or 1991.

     Summarized group financial information of affiliates, accounted for under the equity method, is as follows (unaudited, in thousands):

                                                                      JUNE 30,    JUNE 30,
                                                                        1993        1992
                                                                      --------    --------
        Balance sheet data:
          Current assets...........................................   $ 17,004    $ 19,032
          Non-current assets.......................................     13,717      15,154
          Current liabilities......................................     16,757      18,847
          Non-current liabilities..................................      5,700       5,700

                                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                          JUNE 30,      JUNE 30,      JUNE 30,
                                                            1993          1992          1991
                                                         ----------    ----------    ----------
        Income statement data:
          Net sales...................................    $119,837      $129,220      $114,705
          Gross profit................................      13,001        19,335        17,541
          Income before provision for income taxes....      10,833        11,643         8,491
          Net income..................................       6,566         8,246         7,926

     The Company had sales to affiliates of approximately $10,711,000, $11,787,000 and $10,393,000 for the years ended June 30, 1993, 1992 and 1991, respectively. Included in the Company's accounts receivable are trade receivables from affiliates of approximately $878,000 and $1,056,000 at June 30, 1993 and 1992, respectively.

     The Company has guaranteed certain obligations of its affiliates. The Company's share of amounts outstanding under guaranteed obligations as of June 30, 1993 and 1992 amounted to $3,224,000 and $3,484,000, respectively.

(7) SHORT-TERM BORROWINGS

     At June 30, 1993, the Company has lines of credit available with foreign banks of approximately $53,100,000, subject to certain restrictions imposed by the Credit Agreement (Note 8). The total indebtedness outstanding under such arrangements was $1,211,000 and $11,982,000, at June 30, 1993 and 1992,
respectively.

     Short-term bank borrowings, in U.S. dollar equivalents, based on the amounts outstanding at the end of each month were as follows for the years ended June 30 (in thousands):

                                                               1993       1992       1991
                                                              -------    -------    -------
        Maximum amount outstanding at any month-end........   $16,260    $18,092    $21,119
        Average amount outstanding.........................     8,198     15,394     12,540
        Weighted average interest rate at June 30..........       8.6%       8.7%      16.9%
        Weighted average interest rate during the year.....       9.9%      13.2%      16.3%

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

(8) LONG-TERM DEBT

     Long-term debt as of June 30 was comprised of the following (in thousands):

                                                                      1993        1992
                                                                    --------    --------
        Senior Debt:
          Term loans --
             Domestic............................................   $ 33,550    $ 51,300
             Canadian............................................         --      50,000
             German..............................................      8,827       9,887
                                                                    --------    --------
                                                                      42,377     111,187
                                                                    --------    --------
          Revolving credit loans --
             Domestic............................................         --      16,662
             Canadian............................................         --       7,468
                                                                    --------    --------
                                                                          --      24,130
                                                                    --------    --------
          Mortgage payable.......................................     20,000      20,000
                                                                    --------    --------
                                                                      62,377     155,317
               Less -- Current portion...........................     (1,261)    (26,986)
                                                                    --------    --------
                                                                      61,116     128,331
                                                                    --------    --------
        Subordinated Debt:
          Senior Subordinated Discount Notes (Note 3)............         --      85,000
          Senior Subordinated Notes (Note 3).....................    125,000          --
          Subordinated Debentures................................    135,000     135,000
                                                                    --------    --------
                                                                     260,000     220,000
                                                                    --------    --------
                                                                    $321,116    $348,331
                                                                    --------    --------
                                                                    --------    --------

     The Term Loans consist of separate loans from various financial institutions. The Domestic Term Loan bears interest primarily at the Eurodollar rate plus 2 1/2% and is payable in quarterly installments through March 1994. The Company has obtained commitment letters from various financial institutions which will allow the Company to refinance its Domestic Term Loan on a long-term basis through 1996. Therefore, all outstanding amounts under the Domestic Facility have been classified as long-term debt at June 30, 1993.

     The Canadian Term Loan was prepaid in full in June 1993.

     The German Term Loan bears interest at a stated rate of 9.125%, is payable in Deutschemarks in quarterly installments of approximately $315,000 through March 2000, and is collateralized by certain assets of a German subsidiary.

     The Domestic Revolving Credit Loans bear interest at the prime rate plus
1 1/2%, and are payable on the date the Domestic Term Loan is due. The Company is required to pay a commitment fee of .5% on the unused portion. The Canadian Revolving Credit Loan bears interest at the prime rate plus 1/2%, is payable in September 1994, can be extended through September 1995 with the consent of the lending banks, and is guaranteed by letters of credit issued under the Domestic Revolving Credit Loans. The Company had available unused revolving credit commitments of $130,854,000 at June 30, 1993, net of $19,146,000 of outstanding letters of credit.

     The mortgage payable bears interest at the prime rate plus 2%, is payable in semi-annual installments beginning March 1995 through September 2001, and is collateralized by certain of the Company's domestic facilities, machinery and equipment.

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

     The weighted average interest rates on the Senior Debt as of June 30, 1993 and 1992 were 7.5% and 7.3%, respectively.

     The Senior Subordinated Notes, due in 2000, require payments of interest semi-annually at 11 1/4%.

     The Subordinated Debentures (the "Debentures"), due in 2000, require payments of interest semi-annually at 14%. The Debentures require mandatory sinking fund payments of $33,750,000 on December 1, 1998 and December 1, 1999, and are callable beginning December 1, 1993.

     The Domestic Term Loan and Revolving Credit Loans were issued under the Credit Agreement, as amended, and contain numerous covenants. The German Term Loan and Subordinated Debt agreements also contain similar covenants. The most restrictive of these covenants are financial covenants related to net worth, operating profit, interest coverage and current ratio. The financial covenants generally become more restrictive with the passage of time. These agreements also, among other things, significantly restrict the Company's ability to incur additional indebtedness, declare dividends, make investments and advances, and limit capital expenditures to specified amounts.

     As of June 30, 1993, the Company is unable to declare dividends. Loans under the Credit Agreement, the mortgage, and the German Term Loan are collectively collateralized by substantially all assets of the Company.

     The scheduled maturities of long-term debt for the five succeeding fiscal years are as follows (in thousands):

        1994................................................................   $ 1,261
        1995................................................................     2,661
        1996................................................................    37,611
        1997................................................................     4,061
        1998................................................................     4,061

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

(9) NATIONAL INCOME TAXES

     A summary of income (loss) before provision for national income taxes and components of the provision for national income taxes for the years ended June 30 are as follows (in thousands):

                                                             1993        1992        1991
                                                            -------    --------    --------
        Income (loss) before provision for national
          income taxes, minority interests in net income
          of subsidiaries, equity income of affiliates
          and extraordinary item:
             Domestic....................................   $ 6,759    $(19,964)   $(47,302)
             Foreign.....................................    21,661      13,480      27,005
                                                            -------    --------    --------
                                                            $28,420    $ (6,484)   $(20,297)
                                                            -------    --------    --------
                                                            -------    --------    --------
        Domestic provision for national income taxes:
             Current provision...........................   $ 6,873    $  2,146    $     --
                                                            -------    --------    --------
             Deferred-
               Deferred provision........................     1,307       2,603         958
               Tax benefit of operating losses...........        --          --      (6,119)
               Change in beginning of the year valuation
                  allowance..............................    (2,272)         --          --
                                                            -------    --------    --------
                                                               (965)      2,603      (5,161)
                                                            -------    --------    --------
        Foreign provision for national income taxes:
          Current provision..............................   $17,449    $ 12,494    $ 21,006
                                                            -------    --------    --------
          Deferred --
             Deferred provision..........................    (1,725)     (2,123)        242
             Adjustment due to changes in enacted tax
               rates.....................................      (993)         --          --
             Tax benefit of operating losses.............    (2,792)     (2,152)     (2,068)
                                                            -------    --------    --------
                                                             (5,510)     (4,275)     (1,826)
                                                            -------    --------    --------
        Provision for national income taxes..............   $17,847    $ 12,968    $ 14,019
                                                            -------    --------    --------
                                                            -------    --------    --------

     The differences between the United States Federal statutory income tax rate and the consolidated effective national income tax rate for the years ended June 30 are summarized as follows (in thousands):

                                                               1993       1992       1991
                                                              -------    -------    -------
        Income (loss) before provision for national income
          taxes, minority interests in net income of
          subsidiaries, equity income of affiliates and
          extraordinary item multiplied by the United
          States Federal statutory rate....................   $ 9,663    $(2,205)   $(6,901)
        Change in beginning of year valuation allowance....    (2,272)        --         --
        Differences between domestic and effective foreign
          tax rates........................................       901      3,636      9,999
        Operating losses not tax benefitted................     3,674      8,562      6,663
        Domestic income taxes provided on foreign
          earnings.........................................     2,827         --         --
        Amortization of goodwill...........................     3,246      2,974      4,259
        Other, net.........................................      (192)         1         (1)
                                                              -------    -------    -------
                                                              $17,847    $12,968    $14,019
                                                              -------    -------    -------
                                                              -------    -------    -------

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

     Deferred national income taxes represent temporary differences in the recognition of certain items for income tax and financial reporting purposes. The components of the net deferred national income tax liability at June 30 are summarized as follows (in thousands):

                                                                      1993        1992
                                                                    --------    --------
        Deferred national income tax liabilities:
          Depreciation and basis difference......................   $ 18,837    $ 28,165
          Financing and intercompany transactions................      9,855       9,348
          Taxes provided on unremitted foreign earnings..........      1,930       2,346
          Benefit plans..........................................      1,234          --
          Other..................................................      1,740       1,440
                                                                    --------    --------
                                                                      33,596      41,299
                                                                    --------    --------
        Deferred national income tax assets:
          Estimated foreign tax credit carryforwards.............    (18,105)    (18,105)
          Tax loss carryforwards.................................    (13,203)     (7,187)
          Benefit plans..........................................     (4,645)     (3,676)
          Accruals...............................................     (3,654)     (3,306)
          Deferred financing fees................................     (1,640)     (2,922)
          Minimum pension liability adjustment...................     (1,962)     (1,563)
          Alternative minimum tax carryforward...................     (1,053)     (1,242)
          Stock compensation.....................................     (1,324)     (1,324)
          Other..................................................     (1,398)       (413)
                                                                    --------    --------
                                                                     (46,984)    (39,738)
        Valuation allowance......................................     30,108      24,209
                                                                    --------    --------
                                                                     (16,876)    (15,529)
                                                                    --------    --------
        Net deferred national income tax liability...............   $ 16,720    $ 25,770
                                                                    --------    --------
                                                                    --------    --------

     The net deferred national income tax liability includes deferred tax assets of $81,000 and $2,173,000 as of June 30, 1993 and 1992, respectively, and a deferred tax liability of $1,265,000 and $1,551,000 as of June 30, 1993 and 1992, respectively, which have been classified as current in the consolidated balance sheets.

     Deferred national income taxes and withholding taxes have been provided on earnings of the Company's Canadian subsidiary to the extent it is anticipated that the earnings will be remitted in the form of future dividends. Deferred national income taxes and withholding taxes have not been provided on the undistributed earnings of the Company's European and Mexican subsidiaries as such amounts are deemed to be permanently reinvested. The cumulative undistributed earnings at June 30, 1993 on which the Company has not provided additional national income taxes and withholding taxes were approximately $14,700,000.

     During fiscal 1993, the Company settled with the Canadian taxing authorities on the open issues relating to its Canadian tax returns through 1989. In addition, a settlement was reached with Revenue Canada regarding treatment of certain items relating to the Company's financing subsidiaries. The expense related to these settlements was provided by the Company prior to fiscal 1993, and did not have a material effect on the Company's results of operations or financial position.

     As of June 30, 1993 the Company had a net operating loss carryforward for United States income tax return purposes of approximately $4,400,000, subject to certain limitations, expiring in the year 2006. In addition, a European subsidiary had net operating loss carryforwards for tax return purposes totalling approximately $17,600,000, which have no expiration date, and FHI had a net operating loss carryforward of approximately $8,500,000, expiring in 2007. The foreign tax credit carryforwards expire in 1994 through 1996.

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

(10) RETIREMENT PLANS

     The Company has noncontributory defined benefit pension plans covering substantially all domestic employees and certain employees in foreign countries. The Company's salaried plans provide benefits based on a career average earnings formula. Hourly pension plans provide benefits under flat benefit formulas. The Company also has a contractual arrangement with a key employee which provides for supplemental retirement benefits. In general, the Company's policy is to fund these plans based on legal requirements, tax considerations, and local practices.

     Components of the Company's pension expense include the following for the years ended June 30, (in thousands):

                                                               1993       1992       1991
                                                              -------    -------    -------
        Service cost.......................................   $ 3,096    $ 2,921    $ 2,229
        Interest cost on projected benefit obligation......     5,908      6,211      5,309
        Actual return on assets............................    (6,618)    (4,894)    (2,942)
        Net amortization and deferral......................     1,785        471     (1,886)
                                                              -------    -------    -------
        Net pension expense................................   $ 4,171    $ 4,709    $ 2,710
                                                              -------    -------    -------
                                                              -------    -------    -------

     The following table sets forth a reconciliation of the funded status of the Company's defined benefit pension plans to the related amounts recorded in the consolidated balance sheets as of June 30, (in thousands):

                                                     1993                               1992
                                        -------------------------------    ------------------------------
                                         PLANS WHOSE      PLANS WHOSE       PLANS WHOSE      PLANS WHOSE
                                        ASSETS EXCEED     ACCUMULATED      ASSETS EXCEED     ACCUMULATED
                                         ACCUMULATED        BENEFITS        ACCUMULATED       BENEFITS
                                          BENEFITS       EXCEED ASSETS       BENEFITS       EXCEED ASSETS
                                        -------------    --------------    -------------    -------------
      Actuarial present value of:
        Vested benefit obligation....      $13,946          $ 48,001          $11,393          $47,570
        Non-vested benefit
           obligation................          809             1,908               42            2,171
                                           -------          --------          -------          -------
      Accumulated benefit
        obligation...................       14,755            49,909           11,435           49,741
      Effects of anticipated future
        compensation increases.......        9,135               883              983            8,366
                                           -------          --------          -------          -------
      Projected benefit obligation...       23,890            50,792           12,418           58,107
      Plan assets at fair value......       21,942            36,034           16,952           36,674
                                           -------          --------          -------          -------
      Projected benefit obligation in
        excess of (less than) plan
        assets.......................        1,948            14,758           (4,534)          21,433
      Unamortized net loss...........       (2,946)           (4,943)          (3,027)          (6,838)
      Unrecognized prior service
        cost.........................          641            (2,041)              --              165
      Unamortized net asset
        (obligation) at transition...        4,039            (1,413)           5,047           (1,922)
      Adjustment required to
        recognize minimum
        liability....................           --             7,601               --            6,545
                                           -------          --------          -------          -------
      Accrued pension (asset)
        liability recorded in the
        consolidated balance
        sheets.......................      $ 3,682          $ 13,962          $(2,514)         $19,383
                                           -------          --------          -------          -------
                                           -------          --------          -------          -------

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

     The actuarial assumptions used in determining pension expense and the funded status information shown above were as follows:

                                                           1993       1992       1991
                                                           ----       ----       -----
        Discount rate...................................   7%-9%      8%-9%      8%-10%
        Rate of salary progression......................   3%-6%      1%-6%      4%- 6%
        Long-term rate of return on assets..............      9%      5%-9%      9%-10%

     Plan assets include cash equivalents, common and preferred stock, and government and corporate debt securities.

     Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," required the Company to record a minimum liability in 1993 and 1992. In 1993, the Company recorded a long-term liability of $7,601,000, an intangible asset of $2,399,000, which is included with other assets, and a reduction in stockholders' equity of $3,240,000, net of income taxes of $1,962,000.

     The Company also sponsors defined contribution plans and participates in Government sponsored programs in certain foreign countries. Contributions are determined as a percentage of each covered employee's salary. The Company also participates in multi-employer pension plans for certain of its hourly employees and contributes to those plans based on collective bargaining agreements. The aggregate cost of the defined contribution and multi-employer pension plans charged to operations was $908,000, $787,000 and $750,000 for the periods ended June 30, 1993, 1992 and 1991, respectively.

(11) POST-RETIREMENT BENEFITS

     Post-retirement health care and life insurance benefits are provided for certain retirees. A liability of $6,277,000 was recorded as of October 1, 1988, representing an actuarially computed amount of post-retirement health care and life insurance benefits for employees who had retired prior to the acquisition of certain predecessor businesses. No additional accruals have been recorded as it is the Company's policy to expense the costs of such claims as incurred. Post-retirement benefits expensed were approximately $826,000, $883,000 and $1,076,000 for the periods ended June 30, 1993, 1992 and 1991, respectively.

     In December 1990, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 106, "Accounting for Post-retirement Benefits Other than Pensions". This standard requires that the expected cost of these benefits be charged to expense during the years that the employees render service. This is a significant change from the Company's current policy of recognizing these costs on the cash basis. The Company is required to adopt the new accounting and disclosure rules for its domestic plans on July 1, 1993 and no later than July 1, 1995 for its foreign plans.

     The Company will prospectively adopt the new standard for its domestic plans effective July 1, 1993 and no later than required for its foreign plans. The Company's actuaries estimate the domestic transition obligation at July 1, 1993 to be approximately $24,000,000 (net of the accruals recorded at the acquisition), before income taxes. The Company estimates that the change to the new accounting standard will result in additional annual post-retirement benefit expense of approximately $6,200,000 before income taxes, including the amortization of the transition obligation.

(12) COMMITMENTS AND CONTINGENCIES

     The Company is the subject of various lawsuits, claims and environmental contingencies involving a material aggregate amount. In addition, the Company has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("Superfund"), for the cleanup of contamination from hazardous substances at three Superfund sites. In the opinion of management, the expected liability resulting from these matters is adequately covered by amounts

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES accrued, and will not have a material adverse effect on the Company's consolidated financial position or future results of operations.

     Two of the Company's European subsidiaries factor their accounts receivable with a bank subject to limited recourse provisions and is charged a discount fee equal to the current LIBOR rate plus 1 1/4%. The amount of such factored receivables, which was not included in accounts receivable in the consolidated balance sheet at June 30, 1993, was approximately $26,000,000.

     Lease commitments at June 30, 1993 under noncancelable operating leases with terms exceeding one year are as follows (in thousands):

  FISCAL YEAR
ENDING JUNE 30,
- ---------------
    1994.................................................................   $ 8,782
    1995.................................................................     7,108
    1996.................................................................     5,681
    1997.................................................................     4,076
    1998.................................................................     3,208
    1999 and thereafter..................................................    20,081
                                                                            -------
       Total.............................................................   $48,936
                                                                            -------
                                                                            -------

     The Company's operating leases cover principally buildings and transportation equipment. Rent expense incurred under all operating leases and charged to operations was $11,573,000, $8,598,000 and $4,760,000 for the years ended June 30, 1993, 1992 and 1991, respectively.

     In January 1992, the Company entered into an agreement with Volvo Personvagnar AB ("Volvo") to either purchase or cause a third party to purchase certain real property from Volvo. From January 1, 1992 until September 1992, the Company accounted for the transaction as a financing lease. In September 1992, the City of Bengtsfors, Sweden purchased this property from Volvo and subsequently leased it to LS-Sweden for a term of 15 years. The lease with the City of Bengtsfors requires lease payments of approximately $500,000 per quarter, and is accounted for as an operating lease. These payments are included in the table above.

(13) WARRANTS, STOCK OPTIONS AND COMMON STOCK SUBJECT TO REDEMPTION

     The Company has outstanding warrants to purchase 100,000 shares of common stock. Upon the occurrence of certain triggering events (an initial public offering of the Company's common stock, a merger, or a sale of substantially all of the Company's assets), the Company must elect either to offer to repurchase the warrants or to allow the warrants to become exercisable. In the event of a change in ownership of more than 75% of Holdings' common stock, the warrants shall become exercisable. Each warrant, when exercised, will entitle the holder to receive, for no additional consideration, one share of common stock. If no triggering event has occurred on or prior to December 1, 1993, Holdings will be required, subject to certain restrictions, to make an offer to repurchase the warrants at their independently appraised value. Restrictions contained in the Credit Agreement and the Subordinated Debt Indentures currently prohibit Holdings from repurchasing the warrants. In the event that repurchase is prohibited, the warrants will become exercisable.

     Under a stock option plan dated September 29, 1988, Holdings may grant options on 70,588 additional shares of common stock to the management investors. At June 30, 1993, 64,584 of these options were issued and outstanding. The options vested over a three-year period and are exercisable at $42.50 per share after five years. The difference between the exercise price and the market value at the date of grant was amortized to expense over the vesting period. The expense recognized for the period ended June 30, 1991 was $1,353,000, and is reflected as a selling, general and administrative expense in the consolidated statement of operations.

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

Income of $12,000 was recognized in fiscal 1992 as certain expenses recorded in previous years were reversed when options held by one investor were cancelled.

     Under the 1992 stock option plan which was instituted during fiscal 1993, Holdings may grant up to 58,000 stock options to the management investors and certain other management personnel. At June 30, 1993, 41,700 of the options have been granted. Of the options granted, 5,400 vest over three years, and the remainder vest based on specified performance measures over five years. These options become exercisable at $165 per share as of September 30, 1996. In the case of certain triggering events, assuming the attainment of certain performance measures, all options under the 1992 stock option plan will immediately vest and become exercisable.

     The changes in the number of options outstanding for the years ended June 30 are as follows:

                                                                 1993       1992      1991
                                                                -------    ------    ------
        Options outstanding at beginning of year.............    64,584    69,996    67,642
          Options Granted....................................    41,700        --     2,942
          Options Revoked....................................        --     5,412       588
                                                                -------    ------    ------
        Options outstanding at end of year...................   106,284    64,584    69,996
                                                                -------    ------    ------
                                                                -------    ------    ------

     Under the terms of the Stockholders' and Registration Rights Agreement, shares of common stock held by certain management investors are subject to redemption at the option of the holder in the event of death, disability, termination of employment without cause or resignation with good cause, as defined in the agreement. In such event, the redemption price is the higher of cost or fair market value, as defined, as of the date of the exercise of the option. Shares subject to such a redemption option at June 30, 1993 total 30,001, distributed among 33 investors.

     Because no public market exists for the common stock of the Company and no fair market value appraisal of the common stock had been performed, shares subject to limited rights of redemption were stated at cost of $100 per share as of June 30, 1991. At June 30, 1993 and 1992, these shares are stated at $165 per share, representing the maximum estimated fair market value of the stock based on the price per share in the September 1991 capitalization transaction (Note 4) and the sale of common stock in July 1992. In the accompanying consolidated balance sheets, common stock subject to redemption is stated net of the related notes receivable from sale of common stock.

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

(14) GEOGRAPHIC SEGMENT DATA

     Worldwide operations are divided into four geographic segments -- United States, Canada, Europe and Mexico. The European geographic segment includes operations in Austria, Finland, France, Germany and Sweden. Geographic segment information is as follows for the years ended June 30 (in thousands):

                                                         1993          1992          1991
                                                      ----------    ----------    ----------
        Net sales:
          United States............................   $  847,133    $  684,979    $  490,611
          Canada...................................      389,924       427,457       360,705
          Europe...................................      434,146       268,175       145,540
          Mexico...................................      203,218       173,383       128,880
          Intersegment sales.......................     (117,911)     (131,254)      (40,417)
                                                      ----------    ----------    ----------
                                                      $1,756,510    $1,422,740    $1,085,319
                                                      ----------    ----------    ----------
                                                      ----------    ----------    ----------
        Operating Income:
          United States............................   $   51,752    $   32,002    $    6,181
          Canada...................................       15,308        14,695        35,303
          Europe...................................       (3,907)        2,952        (3,667)
          Mexico...................................       17,900         7,172         8,206
          Unallocated(a)...........................           --            12        (1,353)
                                                      ----------    ----------    ----------
                                                      $   81,053    $   56,833    $   44,670
                                                      ----------    ----------    ----------
                                                      ----------    ----------    ----------
        Identifiable Assets:
          United States............................   $  369,982    $  350,694    $  341,676
          Canada...................................      200,195       197,371       209,813
          Europe...................................      181,077       179,482       112,982
          Mexico...................................       59,130        64,572        53,525
          Unallocated(b)...........................        9,825         7,765        11,674
                                                      ----------    ----------    ----------
                                                      $  820,209    $  799,884    $  729,670
                                                      ----------    ----------    ----------
                                                      ----------    ----------    ----------

- -------------------------
(a) Unallocated Operating Income consists of stock option compensation.

(b) Unallocated Identifiable Assets consist of deferred financing fees.

     The net assets of foreign subsidiaries were $215,255,000, $236,019,000 and $169,461,000 at June 30, 1993, 1992 and 1991, respectively. The Company's share of foreign net income was $8,508,000, $7,544,000 and $8,438,000, for the years ended June 30, 1993, 1992 and 1991, respectively.

     A majority of the Company's sales are to automobile manufacturing companies. The following is a summary of the percentage of net sales to major customers for each of the years ended June 30:

                                                                       1993    1992    1991
                                                                       ----    ----    ----
        General Motors Corporation..................................    48%     52%     51%
        Ford Motor Company..........................................    22      22      26

     In addition, a significant portion of remaining sales are to the above automobile manufacturing companies through various other automotive suppliers or to affiliates of these automobile manufacturing companies. The majority of the Company's accounts receivable are due from the customers listed above.

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

(15) QUARTERLY FINANCIAL DATA (UNAUDITED)(A)

                                         FIRST QUARTER     SECOND QUARTER    THIRD QUARTER     FOURTH QUARTER
                                         --------------    --------------    --------------    --------------
                                         FOURTEEN WEEKS    THIRTEEN WEEKS    THIRTEEN WEEKS    THIRTEEN WEEKS
                                             ENDED             ENDED             ENDED             ENDED
                                           OCTOBER 3,        JANUARY 2,         APRIL 3,          JUNE 30,
             FISCAL 1993                      1992              1993              1993              1993
- --------------------------------------   --------------    --------------    --------------    --------------
Net sales.............................      $359,136          $452,304          $458,022          $487,048
Gross profit..........................        22,581            34,150            39,306            56,462
Net income (loss).....................       (10,986)            2,566             5,202            13,332
Net income (loss) per common share....       $(10.60)            $2.10             $4.25            $10.89

                                         FIRST QUARTER     SECOND QUARTER    THIRD QUARTER     FOURTH QUARTER
                                         --------------    --------------    --------------    --------------
                                         THIRTEEN WEEKS    THIRTEEN WEEKS    THIRTEEN WEEKS    THIRTEEN WEEKS
                                             ENDED             ENDED             ENDED             ENDED
                                         SEPTEMBER 28,      DECEMBER 28,       MARCH 28,          JUNE 30,
            FISCAL 1992(B)                    1991              1991              1992              1992
- --------------------------------------   --------------    --------------    --------------    --------------
Net sales.............................      $284,431          $359,725          $339,233          $439,351
Gross profit..........................        17,761            27,164            25,244            45,472
Income (loss) before extraordinary
  item................................       (14,689)              926            (4,667)            1,300
Net income (loss).....................       (15,103)              926            (4,667)           (3,386)
Income (loss) before extraordinary
  item per common share...............       $(28.94)            $0.84            $(4.90)            $1.37
Net income (loss) per common share....       $(29.76)            $0.84            $(4.90)           $(3.56)

- -------------------------
(a) Dollar amounts are in thousands, except per share data.

(b) Certain amounts have been reclassified to conform with the presentation used in 1993.

(16) FINANCIAL INSTRUMENTS

     The Company hedges certain foreign currency risks through the use of forward foreign exchange contracts. Such contracts are deemed as and are effective as hedges of the related transactions. As such, gains and losses from these contracts are deferred and are recognized on the settlement date, consistent with the related transactions. As of June 30, 1993, the Company and its subsidiaries have contracted to exchange $43,433,000 U.S. for fixed amounts of Canadian dollars. In addition, the Company and its subsidiaries have contracted to purchase 1,400,000 British Pounds for fixed amounts of German Marks. The contracts come due between July and December 1993. The total unrecognized gain at June 30, 1993 is not material.

     The historical cost of certain of the Company's financial instruments varies from the fair values of these instruments. The instruments listed below have fair values which differ significantly from their carrying values. The carrying values of all other financial instruments approximate the fair values of such instruments.

                               ITEM                          CARRYING VALUE     FAIR VALUE
        --------------------------------------------------   --------------    ------------
        Senior Subordinated Notes.........................    $ 125,000,000    $135,938,000
        Subordinated Debentures...........................    $ 135,000,000    $147,488,000

     Fair values of financial instruments were determined as follows:

          Cash, Accounts Receivable, Accounts Payable and Notes Payable -- Fair values were estimated to be equal to carrying values because of the short-term, highly liquid nature of these instruments.

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

          Senior Indebtedness -- Fair values were determined based on rates currently available to the Company for similar borrowings of the same maturities.

          Subordinated Debt -- Fair values were determined by reference to market prices of the securities in recent public transactions.

(17) SUBSEQUENT EVENT

     In August 1993, the Company agreed in principal to purchase the North American seating operations of Ford Motor Company. The Company anticipates that the terms of the purchase will be finalized and the transaction consummated prior to December 31, 1993. In connection with the acquisition, the Company is in negotiations to refinance its Domestic Revolving Credit Facility on a long-term basis.

                           LEAR HOLDINGS CORPORATION

        INTRODUCTION TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
  AS OF OCTOBER 2, 1993, AND FOR THE THIRTEEN WEEKS ENDED OCTOBER 2, 1993 AND
                                OCTOBER 3, 1992

     The condensed consolidated financial statements of Lear Holdings Corporation and subsidiaries have been prepared by Lear Holdings Corporation (the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The Company believes that the disclosures are adequate to make the information presented not misleading when read in conjunction with the financial statements and the notes thereto for the year ended June 30, 1993 included elsewhere in this Prospectus.

     The financial information presented reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the results of operations and statements of financial position for the interim periods presented. These results are not necessarily indicative of a full year's results of operations.

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                    OCTOBER 2,     JUNE 30,
                                                                                       1993          1993
                                                                                    -----------    --------
                                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................................................    $  42,531     $ 53,787
  Accounts receivable, net.......................................................      176,099      215,745
  Inventories....................................................................       43,177       40,877
  Unbilled customer tooling......................................................        7,572        8,565
  Other..........................................................................        8,365        6,225
                                                                                    -----------    --------
                                                                                       277,744      325,199
                                                                                    -----------    --------
PROPERTY, PLANT AND EQUIPMENT:
  Land...........................................................................       12,979       13,405
  Buildings and improvements.....................................................       73,331       73,015
  Machinery and equipment........................................................      186,086      182,302
                                                                                    -----------    --------
                                                                                       272,396      268,722
  Less: Accumulated depreciation.................................................     (109,582)    (103,527)
                                                                                    -----------    --------
                                                                                       162,814      165,195
                                                                                    -----------    --------
OTHER ASSETS:
  Goodwill, net..................................................................      306,978      309,165
  Deferred financing fees and other..............................................       19,013       20,650
                                                                                    -----------    --------
                                                                                       325,991      329,815
                                                                                    -----------    --------
                                                                                     $ 766,549     $820,209
                                                                                    -----------    --------
                                                                                    -----------    --------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings..........................................................    $   3,202     $  1,211
  Cash overdrafts................................................................       26,153       17,317
  Accounts payable...............................................................      193,593      248,454
  Accrued liabilities............................................................       93,414      106,707
  Current portion of long-term debt..............................................        1,202        1,261
                                                                                    -----------    --------
                                                                                       317,564      374,950
                                                                                    -----------    --------
LONG-TERM LIABILITIES:
  Long-term debt.................................................................      340,209      321,116
  Deferred national income taxes.................................................       11,962       15,536
  Other..........................................................................       31,260       29,621
                                                                                    -----------    --------
                                                                                       383,431      366,273
                                                                                    -----------    --------
COMMITMENTS AND CONTINGENCIES
COMMON STOCK SUBJECT TO REDEMPTION:
  Common stock subject to limited rights of redemption, $.01 par value, 30,001
    shares at estimated maximum redemption price.................................        4,950        4,950
  Notes receivable from sale of common stock.....................................       (1,065)      (1,065)
                                                                                    -----------    --------
                                                                                         3,885        3,885
                                                                                    -----------    --------
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 1,500,000 shares authorized, 1,145,757 shares
    issued, respectively.........................................................           12           12
  Additional paid in capital.....................................................      150,993      150,993
  Common stock warrants..........................................................       10,000       10,000
  Less -- Common stock held in treasury, 100,000 shares, at cost.................      (10,000)     (10,000)
  Retained deficit...............................................................      (85,896)     (74,532)
  Minimum pension liability adjustment...........................................       (3,240)      (3,240)
  Cumulative translation adjustments.............................................         (200)       1,868
                                                                                    -----------    --------
                                                                                        61,669       75,101
                                                                                    -----------    --------
                                                                                     $ 766,549     $820,209
                                                                                    -----------    --------
                                                                                    -----------    --------

   The accompanying notes are an integral part of these consolidated balance sheets.

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                     THREE MONTHS        THREE MONTHS
                                                                        ENDED               ENDED
                                                                   OCTOBER 2, 1993     OCTOBER 3, 1992
                                                                   ----------------    ----------------
Net sales.......................................................       $399,066            $359,136
Cost of sales...................................................        377,239             339,215
Selling, general and administrative expenses....................         12,695              12,890
Amortization of goodwill........................................          2,187               2,187
                                                                   ----------------    ----------------
Operating income................................................          6,945               4,844
Interest expense................................................         11,418              14,173
Other expense (income)..........................................          1,070                 (30)
                                                                   ----------------    ----------------
Income (loss) before provision for national income taxes and
  extraordinary item............................................         (5,543)             (9,299)
Provision for national income taxes.............................          5,286               1,687
                                                                   ----------------    ----------------
Net income (loss) before extraordinary item.....................        (10,829)            (10,986)
Extraordinary loss on early extinguishment of debt..............           (535)            --
                                                                   ----------------    ----------------
Net income (loss)...............................................       $(11,364)           $(10,986)
                                                                   ----------------    ----------------
                                                                   ----------------    ----------------
Earnings per common share:
  Net income (loss) before extraordinary item...................       $ (10.07)           $ (10.60)
  Extraordinary loss............................................           (.49)                 --
                                                                   ----------------    ----------------
  Net income (loss).............................................       $ (10.56)           $ (10.60)
                                                                   ----------------    ----------------
                                                                   ----------------    ----------------
  Weighted average number of common shares outstanding..........          1,076               1,037
                                                                   ----------------    ----------------
                                                                   ----------------    ----------------

 The accompanying notes are an integral part of these consolidated statements.

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (UNAUDITED, IN THOUSANDS)

                                                                     THREE MONTHS       THREE MONTHS
                                                                         ENDED              ENDED
                                                                    OCTOBER 2, 1993    OCTOBER 3, 1992
                                                                    ---------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................................      $ (11,364)         $ (10,986)
  Adjustments to reconcile net income to net cash flows from operating activities:
     Depreciation and amortization of goodwill...................         10,298              9,944
     Amortization of deferred finance fees.......................            570                679
     Deferred income taxes.......................................         (3,574)               350
     Extraordinary loss..........................................            535                 --
     Other.......................................................             22               (483)
     Net change in non-cash working capital items................        (30,496)           (20,250)
                                                                    ---------------    ---------------
       NET CASH FLOWS FROM OPERATING ACTIVITIES..................        (34,009)           (20,746)
                                                                    ---------------    ---------------
CASH FLOW FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment.....................        (10,158)           (11,149)
  Other, net.....................................................            140                 --
                                                                    ---------------    ---------------
       NET CASH FLOWS FROM INVESTING ACTIVITIES..................        (10,018)           (11,149)
                                                                    ---------------    ---------------
CASH FLOW FROM FINANCING ACTIVITIES:
  Additions to long-term debt....................................        157,038            312,165
  Reductions in long-term debt...................................       (137,581)          (309,327)
  Proceeds from sale of stock, net...............................             --             20,020
  Short-term borrowings, net.....................................          1,991                (93)
  Increase (decrease) in cash overdrafts.........................          8,836             13,096
  Other, net.....................................................          1,639             (5,032)
                                                                    ---------------    ---------------
       NET CASH FLOWS FROM FINANCING ACTIVITIES..................         31,923             30,829
                                                                    ---------------    ---------------
  Effect of foreign currency translation.........................            848                739
                                                                    ---------------    ---------------
NET CHANGE IN CASH AND CASH EQUIVALENTS..........................        (11,256)              (327)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.................         53,787             33,217
                                                                    ---------------    ---------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.......................      $  42,531          $  32,890
                                                                    ---------------    ---------------
                                                                    ---------------    ---------------
CHANGES IN WORKING CAPITAL:
  Receivables....................................................      $  35,708          $   9,416
  Inventories....................................................         (3,241)            (7,485)
  Accounts payable...............................................        (50,430)           (13,532)
  Accrued liabilities and other..................................        (12,533)            (8,649)
                                                                    ---------------    ---------------
                                                                       $ (30,496)         $ (20,250)
                                                                    ---------------    ---------------
                                                                    ---------------    ---------------

 The accompanying notes are an integral part of these consolidated statements.

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

     The consolidated financial statements as of October 2, 1993 and for the three month period then ended include the accounts of Lear Holdings Corporation (the "Company") and its wholly-owned subsidiaries, Lear Seating Corporation, Lear Seating Sweden, AB, LS Acquisition Corporation No. 14, and Lear Seating Holdings Corp. No. 50. Investments in less than majority owned businesses are accounted for under the equity method, except the Company's 31% interest in Probel, S.A., which is accounted for under the cost method due to currency restrictions and other factors impacting the potential recoverability of the investment.

     Significant transactions and balances among the Company and its subsidiaries have been eliminated in the consolidated financial statements.

     These consolidated financial statements should be read in conjunction with the consolidated financial statements included elsewhere in this Prospectus for the year ended June 30, 1993.

NOTE 2 -- INVENTORIES

     Inventories at October 2, 1993 and June 30, 1993 were comprised of the following (in thousands):

                                                                     OCTOBER 2,     JUNE 30,
                                                                        1993          1993
                                                                     -----------    --------
        Raw Materials.............................................     $30,996      $ 29,005
        Work-in-process...........................................       7,679         8,331
        Finished goods............................................       4,502         3,541
                                                                     -----------    --------
                                                                       $43,177      $ 40,877
                                                                     -----------    --------
                                                                     -----------    --------

NOTE 3 -- GOODWILL

     Goodwill at October 2, 1993 and June 30, 1993 was comprised of the following (in thousands):

                                                                    OCTOBER 2,     JUNE 30,
                                                                       1993          1993
                                                                    -----------    --------
        Goodwill.................................................    $ 355,281     $355,281
        Less-Accumulated amortization............................      (48,303)     (46,116)
                                                                    -----------    --------
                                                                     $ 306,978     $309,165
                                                                    -----------    --------
                                                                    -----------    --------

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 4 -- LONG TERM DEBT

     Long term debt as of October 2, 1993 and June 30, 1993 was comprised of the following (in thousands):

                                                                           OCTOBER 2,    JUNE 30,
                                                                              1993         1993
                                                                           ----------    --------
Senior Debt:
  Term Loans............................................................    $  30,411    $ 42,377
  Revolving Credit Loans................................................       31,000          --
  Mortgage Payable......................................................       20,000      20,000
                                                                           ----------    --------
                                                                               81,411      62,377
Less: Current portion...................................................        1,202       1,261
                                                                           ----------    --------
                                                                               80,209      61,116
                                                                           ----------    --------
Subordinated Debt:
  Senior Subordinated Notes.............................................      125,000     125,000
  Subordinated Debentures...............................................      135,000     135,000
                                                                           ----------    --------
                                                                              260,000     260,000
                                                                           ----------    --------
                                                                            $ 340,209    $321,116
                                                                           ----------    --------
                                                                           ----------    --------

NOTE 5 -- EARNINGS PER SHARE

     The weighted average number of common shares outstanding for the three months ended October 2, 1993 was 1,075,758. Shares exercisable under the stock option plan and Holdings' warrants are not included in the calculation of weighted average common shares outstanding in the periods presented as their impact would be anti-dilutive.

NOTE 6 -- POST-RETIREMENT BENEFITS

     In December 1990, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," (FAS 106) which sets forth new standards on accounting for post retirement benefits other than pensions. This standard requires that the expected cost of these benefits must be charged to expense during the years in which the employees render service. The Company has prospectively adopted the new standard for its domestic plans effective July 1, 1993 and will adopt the standard no later than required for its foreign plans. The Company's actuaries estimate the domestic transition obligation at July 1, 1993 to be approximately $24,000,000, before income taxes which will be amortized over 20 years. The Company's results for the three months ended October 2, 1993 reflect approximately $1.6 million more expense for postretirement benefits as computed under this new standard than would have been recorded under the Company's previous method which recognized these costs on a cash basis. The additional expense of $1.6 million includes approximately $300,000 of amortization of the Company's transition obligation.

NOTE 7 -- SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     The Company paid cash for interest of approximately $9,635,000 and $5,811,000 and for taxes of approximately $11,093,000 and $6,536,000 for the three months ended October 2, 1993 and the three months ended October 3, 1993, respectively.

                   LEAR HOLDINGS CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 8 -- SUBSEQUENT EVENTS

     On October 25, 1993, the Company amended and restated its existing credit agreement with a syndicate of 22 banks. The new $425 million revolving credit facility (the "1993 Credit Agreement") enabled the Company to replace the existing domestic revolving credit and domestic term loan facilities (October 25, 1993), to retire an existing $20 million mortgage (November 3, 1993) and finance the cash portion of the purchase price of the November 1, 1993 acquisition of the North American Business from the Ford Motor Company. At the Company's option, revolving credit loans are available under this credit agreement at the Eurodollar rate or Adjusted Base Rate ("ABR", which is essentially the prime rate) or a combination thereof. ABR loans bear interest at ABR plus between 0% and .50% depending on the satisfaction of certain financial ratios. Eurodollar loans bear interest at the Eurodollar Rate plus between .75% and 1.50% depending on the satisfaction of certain financial ratios.

     The Credit Agreement contains covenants relating to the maintenance of consolidated net worth, consolidated interest coverage and consolidated operating profit. The Credit Agreement includes covenants which place limitations on indebtedness, dividends, guarantees, capital expenditures, investments, loans, advances, and liens, among other covenants.

     Loans under the Credit Agreement are secured by substantially all the assets of the Company. Amounts available under this facility will be reduced by $40.0 million on each of October 31, 1996, April 29, 1997, October 31, 1997 and April 29, 1998. The facility expires on October 31, 1998.

     On November 1, 1993, the Company completed the purchase of part of the North American automotive seating and seat trim operations of the Ford Motor Company. These operations constitute an integrated U.S. and Mexican operation that produces and supplies trimmed seat assemblies and seat trim for Ford Motor Company's North American vehicle production. In connection with this transaction, the Company and Ford Motor Company entered into a long-term supply agreement for products produced by these operations at agreed upon prices. The purchase was financed primarily with borrowings under the 1993 Credit Agreement.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Ford Motor Company:

     We have audited the balance sheet of The North American Business (an operating component of Ford Motor Company, as described in Note 1 to the financial statements) at September 30, 1993 and December 31, 1992, and the related statements of income and cash flows for the nine months ended September 30, 1993 and the years ended December 31, 1992 and 1991. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The North American Business (an operating component of Ford Motor Company, as described in Note 1 to the financial statements) at September 30, 1993 and December 31, 1992, and the results of its operations and its cash flows for the nine months ended September 30, 1993 and the years ended December 31, 1992 and 1991, in conformity with generally accepted accounting principles.

     As discussed in Note 5 to the financial statements, the company changed its method of accounting for postretirement benefits other than pensions in 1992. As discussed in Notes 1 and 11 to the financial statements, Ford Motor Company has entered into an agreement for the sale of The North American Business.

                                                             COOPERS & LYBRAND
Detroit, Michigan
  November 18, 1993

                          THE NORTH AMERICAN BUSINESS
                 (AN OPERATING COMPONENT OF FORD MOTOR COMPANY)

                                 BALANCE SHEET

                                                                     SEPT. 30,        DEC. 31,
                                                                        1993            1992
                                                                    ------------    ------------
ASSETS
Cash and cash equivalents........................................   $  2,743,000    $  2,074,000
Accounts receivable, net of allowance of $4,500,000 and
  $7,770,000, respectively.......................................     30,037,000      52,865,000
Inventories (Note 3).............................................     36,864,000      42,574,000
Deferred income taxes (Note 6)...................................      1,995,000       3,138,000
Other current assets.............................................        691,000       1,067,000
                                                                    ------------    ------------
       Total current assets......................................     72,330,000     101,718,000
                                                                    ------------    ------------
Property, plant and equipment, net (Note 4)......................     79,334,000      83,854,000
Deferred income taxes (Note 6)...................................      1,597,000         779,000
                                                                    ------------    ------------
       Total assets..............................................   $153,261,000    $186,351,000
                                                                    ------------    ------------
                                                                    ------------    ------------
LIABILITIES AND EQUITY
Accounts payable, principally trade..............................   $ 32,401,000    $ 28,874,000
Accrued liabilities:
  Salaries and wages.............................................        519,000         808,000
  Vacations and holidays.........................................        653,000         928,000
  Employee benefit programs......................................      3,021,000       2,118,000
  Other..........................................................        779,000         704,000
Note payable to Ford Motor Company S.A. de C.V. (Note 7).........     44,529,000      44,529,000
Income taxes payable.............................................     42,266,000      79,973,000
                                                                    ------------    ------------
       Total current liabilities.................................    124,168,000     157,934,000
                                                                    ------------    ------------
Postretirement benefits other than pensions and other (Note 5)...      3,562,000       3,347,000
                                                                    ------------    ------------
       Total liabilities.........................................    127,730,000     161,281,000
Equity and advances account (Note 8).............................     25,531,000      25,070,000
                                                                    ------------    ------------
       Total liabilities and equity..............................   $153,261,000    $186,351,000
                                                                    ------------    ------------
                                                                    ------------    ------------

    The accompanying notes are an integral part of the financial statements.

                          THE NORTH AMERICAN BUSINESS
                 (AN OPERATING COMPONENT OF FORD MOTOR COMPANY)

                              STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993
               AND FOR THE YEARS ENDED DECEMBER 31, 1992 AND 1991

                                                       NINE MONTH
                                                      PERIOD ENDED        YEAR ENDED DEC. 31,
                                                       SEPT. 30,      ----------------------------
                                                          1993            1992            1991
                                                      ------------    ------------    ------------
Net sales..........................................   $515,102,000    $677,260,000    $547,040,000
Costs of sales.....................................    384,138,000     442,243,000     381,616,000
Selling, administrative and other expenses.........      9,426,000       9,529,000       8,932,000
                                                      ------------    ------------    ------------
     Total costs and expenses......................    393,564,000     451,772,000     390,548,000
                                                      ------------    ------------    ------------
Operating income...................................    121,538,000     225,488,000     156,492,000
Interest expense...................................     (2,026,000)     (3,227,000)     (3,556,000)
Other expenses.....................................     (1,910,000)     (1,144,000)       (685,000)
                                                      ------------    ------------    ------------
     Income before income taxes and cumulative
       effect
       of a change in accounting principle.........    117,602,000     221,117,000     152,251,000
Provision for income taxes (Note 6)................     42,591,000      76,842,000      54,184,000
                                                      ------------    ------------    ------------
     Income before cumulative effect of a change in
       accounting principle........................     75,011,000     144,275,000      98,067,000
Cumulative effect of a change in accounting
  principle (Note 5)...............................             --      (1,490,000)             --
                                                      ------------    ------------    ------------
     Net income....................................   $ 75,011,000    $142,785,000    $ 98,067,000
                                                      ------------    ------------    ------------
                                                      ------------    ------------    ------------

    The accompanying notes are an integral part of the financial statements.

                          THE NORTH AMERICAN BUSINESS
                 (AN OPERATING COMPONENT OF FORD MOTOR COMPANY)

                            STATEMENT OF CASH FLOWS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993
               AND FOR THE YEARS ENDED DECEMBER 31, 1992 AND 1991

                                                       NINE MONTH           YEAR ENDED DEC. 31,
                                                      PERIOD ENDED     -----------------------------
                                                     SEPT. 30, 1993        1992             1991
                                                     --------------    -------------    ------------
Net Income........................................    $  75,011,000    $ 142,785,000    $ 98,067,000
Adjustments to reconcile net income to cash flows
  from operating activities:
  Cumulative effect of a change in accounting
     principle....................................               --        1,490,000              --
  Depreciation....................................        7,370,000       10,225,000       8,847,000
  Foreign currency translation adjustment.........        1,659,000        1,030,000         825,000
  Provision for deferred income taxes.............          325,000       (3,131,000)     (1,274,000)
  Changes in assets and liabilities:
     Decrease (increase) in accounts receivable...       22,828,000       (1,313,000)    (27,754,000)
     Decrease (increase) in inventory.............        5,710,000       (3,560,000)     (4,252,000)
     Increase (decrease) in accounts payable......        3,527,000       (6,847,000)      6,759,000
     Increase (decrease) in accrued liabilities...          414,000          780,000       1,143,000
     Increase (decrease) in income taxes
       payable....................................      (37,707,000)      24,515,000      (4,698,000)
  Other...........................................          231,000           60,000         211,000
                                                     --------------    -------------    ------------
       Net cash provided by operating
          activities..............................       79,368,000      166,034,000      77,874,000
                                                     --------------    -------------    ------------
Cash flows from investing activities:
  Capital expenditures, net.......................       (2,850,000)     (13,246,000)    (22,696,000)
  Capital contributions...........................               --       10,000,000              --
                                                     --------------    -------------    ------------
       Net cash (used in) investing activities....       (2,850,000)      (3,246,000)    (22,696,000)
Cash flows from financing activities:
  Net funds transferred to Ford...................      (76,230,000)    (151,342,000)    (59,929,000)
  Changes in short-term debt......................               --      (12,600,000)      6,350,000
                                                     --------------    -------------    ------------
       Net cash (used in) financing activities....      (76,230,000)    (163,942,000)    (53,579,000)
Effect of exchange rate changes on cash...........          381,000         (529,000)       (152,000)
                                                     --------------    -------------    ------------
Net increase (decrease) in cash and cash
  equivalents.....................................          669,000       (1,683,000)      1,447,000
Cash and cash equivalents, beginning of period....        2,074,000        3,757,000       2,310,000
                                                     --------------    -------------    ------------
Cash and cash equivalents, end of period..........    $   2,743,000    $   2,074,000    $  3,757,000
                                                     --------------    -------------    ------------
                                                     --------------    -------------    ------------

    The accompanying notes are an integral part of the financial statements.

                          THE NORTH AMERICAN BUSINESS
                 (AN OPERATING COMPONENT OF FORD MOTOR COMPANY)

                       NOTES TO THE FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION:

     The North American Business ("NAB") is an operating component of Ford Motor Company ("Ford") and is not a separate legal entity. NAB consists of a portion of the operations of Ford's Plastic and Trim Products Division, which constitutes an integrated U.S. and Mexican maquiladora operation that provides and supplies built-up seats and seat covers for Ford's North American vehicle production. These financial statements include the results of identifiable operating activities, transactions and assets and liabilities associated with the business of NAB in the United States and Mexico.

     The entity as described above is referred to as "NAB" or "the Company" in the notes to the financial statements.

     The financial statements have been prepared on a historical accounting basis and do not reflect adjustments which may arise related to the transaction described in Note 11.

     The financial statements reflect an allocation of certain expenses from Ford based upon the services provided by Ford. However, the financial position and results of operations of the Company, as presented herein, may not be the same as would have occurred had the Company been an entity independent of Ford.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Inventory Valuation

     Inventories are stated at the lower of cost or market. The cost of inventories is determined by the first-in, first-out ("FIFO") method.

  Foreign Currency Translation

     The majority of the assets and liabilities of NAB's Mexican operations are translated at current exchange rates with the exception of property, plant and equipment which is translated at historical exchange rates. Translation gains and losses are included in income.

  Depreciation

     Assets placed in service after January 1, 1993 are depreciated using the straight-line method of depreciation. Assets placed in service prior to January 1, 1993 are depreciated using an accelerated method that results in accumulated depreciation of approximately two-thirds of asset cost during the first half of the asset's estimated useful life. On average, buildings and land improvements are depreciable based on a 30-year life, and machinery, equipment and office furniture are depreciated based on a 14-year life.

     When plant and equipment are retired, the general policy is to charge the cost of such assets, reduced by net salvage proceeds, to accumulated depreciation. All maintenance, repairs and rearrangement costs are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized.

  Revenue Recognition

     Sales to outside customers are recognized when the product is shipped. Prior to May 1993, sales to Ford and its affiliates were recognized when the product was received by the customer. Subsequent to that date,

                          THE NORTH AMERICAN BUSINESS
                 (AN OPERATING COMPONENT OF FORD MOTOR COMPANY)

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

sales to Ford and its affiliates are recognized when the product is shipped, with the exception of sales to Ford's Canadian subsidiary, which are recognized when the product is received by the customer in Canada.

(3) INVENTORIES:

     The major classes of inventories were as follows:

                                                                   SEPT. 30,      DEC. 31,
                                                                     1993           1992
                                                                  -----------    -----------
    Raw materials and work in progress.........................   $24,918,000    $25,758,000
    Finished goods.............................................    10,133,000     15,848,000
    Nonproduction materials and supplies.......................     1,813,000        968,000
                                                                  -----------    -----------
         Total.................................................   $36,864,000    $42,574,000
                                                                  -----------    -----------
                                                                  -----------    -----------

(4) PROPERTY, PLANT AND EQUIPMENT, NET:

     Property, plant and equipment is stated at cost, net of accumulated depreciation, and consisted of the following:

                                                                 SEPT. 30,        DEC. 30,
                                                                    1993            1992
                                                                ------------    ------------
    Land.....................................................   $  7,119,000    $  7,119,000
    Buildings and land improvements..........................     49,616,000      49,712,000
    Machinery, equipment and other...........................     75,360,000      72,705,000
    Construction in progress.................................        620,000       1,805,000
                                                                ------------    ------------
         Total property, plant and equipment.................    132,715,000     131,341,000
    Accumulated depreciation.................................    (53,381,000)    (47,487,000)
                                                                ------------    ------------
         Property, plant and equipment, net..................   $ 79,334,000    $ 83,854,000
                                                                ------------    ------------
                                                                ------------    ------------

     NAB's Mexican maquiladora has beneficial ownership of the land and buildings through trust agreements with Banca Serfin, Institucion de Banca Multiple, Grupos Financiero Serfin, Division Fiduciara. Substantially all other assets are owned by the U.S. operations.

(5) EMPLOYEE RETIREMENT BENEFITS:

  Employee Retirement Plans

     Retirement benefits are provided to certain salaried employees of NAB under the Ford General Retirement Plan (the "Plan"). Ford allocated to the Company the costs associated with employees who participated in this Plan. The amount of expense allocated to NAB from Ford was $178,000 during the nine months ended September 30, 1993 and $177,000 and $165,000 during the years ended December 31, 1992 and 1991, respectively.

  Post-Employment Health Care and Life Insurance Benefits

     The same employees who receive the aforementioned retirement benefits are also eligible to receive health care and insurance benefits upon retirement through various Ford programs if they reach retirement age while still working for Ford.

                          THE NORTH AMERICAN BUSINESS
                 (AN OPERATING COMPONENT OF FORD MOTOR COMPANY)

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     Prior to 1992, Ford recognized the expense for these post-retirement health care benefits based on actual expenditures for the year. Beginning in 1992, the estimated cost for post-retirement health care benefits was accrued on an actuarially determined basis, in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." Ford elected to recognize the prior year unaccrued accumulated post-retirement benefit obligation of this accounting change as a cumulative adjustment to income in the first quarter of 1992. Ford has allocated $2,258,000 of the cumulative adjustment, on a pre-tax basis, to NAB as of January 1, 1992. Ford has allocated $245,100 and $388,900 for current period expense to NAB for the periods ended September 30, 1993 and December 31, 1992, respectively. The effect of the post-retirement benefits on 1991 income was not material.

     The components of the September 30, 1993 and December 30, 1992 obligation consist of the following:

                                                                 SEPT. 30,      DEC. 31,
                                                                    1993          1992
                                                                 ----------    ----------
        Health................................................   $2,739,000    $2,795,000
        Life..................................................      678,000       549,000
        Other.................................................      145,000         3,000
                                                                 ----------    ----------
                                                                 $3,562,000    $3,347,000
                                                                 ----------    ----------
                                                                 ----------    ----------

(6) INCOME TAXES:

     NAB adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), as of January 1, 1991. The effect of this change in accounting principle was not material. Prior to the adoption of SFAS No. 109, NAB's method of accounting for income taxes was the deferred method under Accounting Principles Board Opinion No. 11.

     NAB's provision for income taxes was as follows:

                                                                                   YEAR ENDED
                                                      NINE MONTH PERIOD    --------------------------
                                                            ENDED           DEC. 31,       DEC. 31,
                                                       SEPT. 30, 1993         1992           1991
                                                      -----------------    -----------    -----------
Currently payable
  U.S..............................................      $41,779,000       $79,400,000    $54,723,000
  Mexican..........................................          487,000           573,000        735,000
                                                      -----------------    -----------    -----------
     Total currently payable.......................      $42,266,000       $79,973,000    $55,458,000
Deferred
  U.S..............................................          355,000        (2,762,000)      (980,000)
  Mexican..........................................          (30,000)         (369,000)      (294,000)
                                                      -----------------    -----------    -----------
     Total deferred................................          325,000        (3,131,000)    (1,274,000)
                                                      -----------------    -----------    -----------
     Total provision...............................      $42,591,000       $76,842,000    $54,184,000
                                                      -----------------    -----------    -----------
                                                      -----------------    -----------    -----------

                          THE NORTH AMERICAN BUSINESS
                 (AN OPERATING COMPONENT OF FORD MOTOR COMPANY)

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred income taxes reflect the estimated future tax effect of a temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The components of deferred income tax assets and liabilities as of September 30, 1993 and December 31, 1992 are as follows:

                                                  SEPT. 30, 1993              DEC. 31, 1992
                                             ------------------------    ------------------------
                                              DEFERRED      DEFERRED      DEFERRED      DEFERRED
                                                TAX           TAX           TAX           TAX
                                               ASSET       LIABILITY       ASSET       LIABILITY
                                             ----------    ----------    ----------    ----------
    Depreciation..........................   $1,520,000            --    $  836,000            --
    Receivable allowance..................    1,575,000            --     2,642,000            --
    Employee benefit plans................    1,622,000            --     1,580,000            --
    Inventory valuation...................           --    $1,125,000            --    $1,141,000
                                             ----------    ----------    ----------    ----------
         Total deferred taxes.............   $4,717,000    $1,125,000    $5,058,000    $1,141,000
                                             ----------    ----------    ----------    ----------
                                             ----------    ----------    ----------    ----------

     The effective tax rate differs from the U.S. statutory rates for all years because of the effect of Mexican taxes.

     The Company's income before taxes and cumulative effect of a change in accounting principle for its U.S. and Mexican operations were as follows:

                                                   NINE MONTH              YEAR ENDED
                                                  PERIOD ENDED    ----------------------------
                                                   SEPT. 30,        DEC. 31,        DEC. 31,
                                                      1993            1992            1991
                                                  ------------    ------------    ------------
    United States..............................   $120,638,000    $225,403,000    $158,068,000
    Mexico.....................................     (3,036,000)     (4,286,000)     (5,817,000)
                                                  ------------    ------------    ------------
                                                  $117,602,000    $221,117,000    $152,251,000
                                                  ------------    ------------    ------------
                                                  ------------    ------------    ------------

(7) NOTE PAYABLE TO FORD MOTOR COMPANY S.A. DE C.V.:

     Interest rates on the note payable to Ford Motor Company S.A. de C.V. ("Ford of Mexico") ranged from 5.5 percent to 6.5 percent and 5.5 percent to 7.0 percent at September 30, 1993 and December 31, 1992, respectively.

     Interest paid on the Ford of Mexico note was $2,025,000 for the nine months ended September 30, 1993 and $3,207,000 and $4,227,000 during the years ended December 31, 1992 and 1991, respectively.

(8) EQUITY AND ADVANCES ACCOUNT:

     Equity and advances reflect the accumulation of transactions between NAB, other operating components of Ford and various Ford affiliates. These transactions include operating results, corporate assessments, advances and other intercompany transactions. Additionally, the equity and advances account reflects the common stock investment in the Mexican maquiladora held by Ford and its affiliates.

     Transactions of NAB in the U.S. are settled through Ford cash accounts. These cash accounts are not separately allocated to the NAB operations. Accordingly, these transactions also have been recorded through the equity and advances account.

                          THE NORTH AMERICAN BUSINESS
                 (AN OPERATING COMPONENT OF FORD MOTOR COMPANY)

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

(9) TRANSACTIONS WITH RELATED PARTIES:

     Sales and purchases of products and technical and administrative services are transacted between NAB and Ford and its affiliates. A summary of the amounts included in the NAB statements of income follows:

                                                                                 YEAR ENDED
                                                        NINE MONTH                DEC. 31,
                                                       PERIOD ENDED     ----------------------------
                                                      SEPT. 30, 1993        1992            1991
                                                      --------------    ------------    ------------
Sales..............................................    $ 401,357,000    $568,605,000    $487,111,000
Purchases
  Product..........................................       18,388,000      23,302,000      27,351,000
  Technical and administrative services............        8,900,000       9,100,000       7,100,000

     Sales to nonrelated parties consist primarily of seat trim and assemblies for further processing and subsequent resale to Ford and its affiliates.

     Effective January 1, 1993, NAB agreed to reduce the selling prices of its products to Ford. The effect of this agreement reduced revenues for the nine months ended September 30, 1993 by approximately $66 million.

     See previous notes for additional related party information.

(10) LITIGATION, CLAIMS AND CONTINGENCIES:

     Various legal actions and claims are pending or may be instituted or asserted in the future against the Company. Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance and it is reasonably possible that some of the foregoing matters could be decided unfavorably to NAB.

     NAB operates in Mexico under a maquilla program. Under the maquilla program, NAB can import into Mexico any fixed assets or materials necessary for production, without paying import taxes, as long as the assets are returned to the United States. If materials or fixed assets are not discharged properly or if the Company cannot prove that items are maintained in Mexico, the Mexican Custom Authority can levy an import tax (average tax rate - 35 percent) and a value-added tax (average rate - 10 percent).

     Although the amount of liability at September 30, 1993 with respect to these matters cannot be ascertained, the Company believes that any resulting liability should not materially affect the financial position of the Company at September 30, 1993.

(11) AGREEMENT WITH LEAR SEATING CORPORATION:

     Pursuant to an agreement with Lear Seating Corporation ("Lear"), Ford sold NAB to Lear on November 1, 1993. Certain assets and liabilities (identified in the purchase agreement) presented in the September 30, 1993 and December 31, 1992 balance sheets are excluded from the purchase and will be retained by Ford.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth all fees and expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All of such expenses, are estimated.



        Legal fees and expenses............................................   $  6,000
        Printing and engraving.............................................      5,000
        Miscellaneous......................................................      2,000
                                                                              --------
             Total.........................................................   $ 13,000
                                                                              --------
                                                                              --------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As authorized by Section 145 of the General Corporation Law of Delaware (the "Delaware Corporation Law"), each director and officer of the Registrant may be indemnified by the Registrant against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Registrant if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, the director or officer may not be indemnified in respect to any claim, issue or matters as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless a court determines otherwise.

     Article Sixth of the Certificate of Incorporation of the Registrant, a copy of which is filed as Exhibit 3.1 to this Registration Statement, provides that no director of the Registrant shall be personally liable to that Registrant or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of his duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. In addition, Article VIII of the By-Laws of the Registrant, a copy of which is filed as Exhibit 3.3 hereto, provide for the indemnification of the Registrant's directors.

     The Registrant has directors and officers liability insurance that insures the directors and officers of the Registrant against certain liabilities. In addition, Lehman Brothers Inc. has agreed to indemnify Jeffrey P. Hughes, David
P. Spalding, James A. Stern and Eliot Fried, each being a director of the Registrant and an officer of Lehman Brothers Inc., in connection with their service as directors of the Registrant.

     Section 7 of the Underwriting Agreement provides for indemnification by Lehman Brothers Inc., BT Securities Corporation and Chemical Securities Inc. of directors and officers of Lear against certain liabilities, including liabilities under the Securities Act of 1933, under certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On September 27, 1991, pursuant to the Stock Purchase Agreement dated as of September 27, 1991 by and among Lear Holdings Corporation ("Holdings") and Lehman Brothers Merchant Banking Portfolio Partnership L.P., a Delaware limited partnership, Lehman Brothers Offshore Investment Partnership -- Japan L.P., a Bermuda limited partnership, Lehman Brothers Offshore Investment Partnership L.P., a Bermuda limited partnership, and Shearson Lehman Brothers Capital Partners II, L.P., a Delaware limited partnership (collectively, the "Lehman Funds") and FIMA Finance Management Inc., a British Virgin Islands corporation ("FIMA"), Holdings sold (i) 424,241 shares of its voting common stock, par value $.01 per share (the "Holdings Common Stock") to the Lehman Funds for approximately $70 million in cash and (ii) 30,304 shares of Holdings Common Stock to FIMA for approximately $5 million in cash.

     On July 30, 1992, pursuant to a Stock Purchase Agreement dated as of July 21, 1992 by and among Holdings, the Lehman Funds and FIMA, Holdings sold (i) 90,909 shares of Holdings Common Stock to the Lehman Funds for approximately $15.0 million in cash and (ii) 30,304 shares of Holdings Common Stock to FIMA for approximately $5 million in cash.

     On September 16, 1992, Holdings sold 2,551 shares of Holdings Common Stock to eighteen employees of the Company for approximately $421,000 in cash.

     The issuance of securities in the above transactions were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof as a transaction not involving any public offering. The Lehman Funds, FIMA and the employees who purchased Holdings Common Stock each represented their intention to acquire the securities for their own account and not with a view to the distribution thereof and appropriate legends were affixed to the stock certificates issued in such transactions. The Lehman Funds, FIMA and such employees each had adequate access to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

        * 1.1 -- Form of Underwriting Agreement.
        * 3.1 -- Certificate of Incorporation of Lear Seating Corporation ("Lear" or the
                 "Company"), as currently in effect on September 30, 1988 (incorporated by reference to Exhibit 3.1 to Holdings' and Lear's Registration
                 Statement on Form S-1 (No. 33-25256)).
        * 3.2 -- Certificate of Amendment as filed on May 15, 1990 to the Certificate of
                 Incorporation of Lear (incorporated by reference to Exhibit 3.2 to
                 Holdings' and Lear's Registration Statement on Form S-1 (No. 33-47867)).
        * 3.3 -- By-laws of Lear, as amended.
        * 3.4 -- Merger Agreement dated December 31, 1993, by and between Lear and Holdings.
        * 4.1 -- Form of Indenture by and between Lear and The First National Bank of Boston,
                 as Trustee, relating to the    % Subordinated Notes (the "Subordinated Note
                 Indenture").
        * 4.2 -- Form of 11 1/4% Senior Subordinated Note Indenture dated as of July 15, 1992 between Lear and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to Holdings' and Lear's Registration Statement on Form S-1
                 (No. 47867)).
        * 4.3 -- Form of 14% Subordinated Debenture Indenture dated as of December 15, 1988 between Lear and Norwest Bank Minnesota, NA., as Trustee (incorporated by reference to Exhibit 4.2 to Holdings' and Lear's Registration Statement on
                 Form S-1 (No. 33-25256)).
        * 5.1 -- Opinion of Winston & Strawn, special counsel to the Company.
        *10.1 -- Amended and Restated Credit Agreement dated as of October 25, 1993 (the
                 "Credit Agreement") among Holdings, Lear, Chemical Bank, as agent for the bank parties thereto, and Bankers Trust Company, The Bank of Nova Scotia,
                 Citicorp USA, Inc. and Lehman Commercial Paper Inc., as managing agents
                 (incorporated by reference to Exhibit 4 to the Company's Quarterly Report on
                 Form 10-Q for the quarter ended October 2, 1993).

        *10.2 -- Credit Agreement dated as of March 8, 1989, as amended June 21, 1989 (the
                 "Canadian Credit Agreement"), between Lear Seating Canada, Ltd. and the Bank of Nova Scotia with respect to the establishment of credit facilities
                 (incorporated by reference to Exhibit 10.28 to Lear's Annual Report on Form
                 10-K for the year ended June 30, 1989).
        *10.3 -- Amendment dated September 13, 1989 to the Canadian Credit Agreement
                 (incorporated by reference to Exhibit 10.30 to Lear's Quarterly Report on
                 Form 10-Q for the quarter ended September 30, 1989).
        *10.4 -- Amendment dated March 28, 1990 to the Canadian Credit Agreement
                 (incorporated by reference to Exhibit 10.11 to Holdings' and Lear's
                 Registration Statement on Form S-1 (No. 33-47867)).
        *10.5 -- Amendment dated October 11, 1990 to the Canadian Credit Agreement
                 (incorporated by reference to Exhibit 10.12 to Holdings' and Lear's
                 Registration Statement on Form S-1 (No. 47867)).
        *10.6 -- Amendment dated January 23, 1992 to the Canadian Credit Agreement
                 (incorporated by reference to Exhibit 10.13 to Holdings' and Lear's
                 Registration Statement on Form S-1 (No. 47867)).
        *10.7 -- Senior Executive Incentive Compensation Plan of Lear (incorporated by reference to Exhibit 10.14 to Holdings' and Lear's Registration Statement
                 on Form S-1 (No. 47867)).
        *10.8 -- Management Incentive Compensation Plan of Lear (incorporated by reference to
                 Exhibit 10.15 to Holdings' and Lear's Registration Statement on Form S-1
                 (No. 47867)).
        *10.9 -- Form of Warrant Agreement dated as of December 15, 1988 between Holdings and
                 Norwest Bank, N.A., as Warrant Agent (incorporated by reference to Exhibit
                 4.3 to Holdings' and Lear's Registration Statement on Form S-1
                 (No. 33-25256)).
       *10.10 -- Stock Option Agreement dated as of September 29, 1988 between Holdings and certain management investors (the "Management Investors") (incorporated by reference to Exhibit 10.6 to Holdings' and Lear's Registration Statement on
                 Form S-1 (No. 33-25256)).
       *10.11 -- Employment Agreement dated September 29, 1998 between Lear and Kenneth L.
                 Way (incorporated by reference to Exhibit 10.7 to Holdings' and Lear's
                 Registration Statement on Form S-1 (No. 33-25256)).
       *10.12 -- Employment Agreement dated September 29, 1988 between Lear and Robert E.
                 Rossiter (incorporated by reference to Exhibit 10.8 to Holdings' and Lear's
                 Registration Statement on Form S-1 (No. 33-25256)).
       *10.13 -- Employment Agreement dated September 29, 1988 between Lear and James H.
                 Vandenberghe (incorporated by reference to Exhibit 10.9 to Holdings' and
                 Lear's Registration Statement on Form S-1 (No. 33-25256)).
       *10.14 -- Employment Agreement dated September 29, 1988 between Lear and James A.
                 Hollars (incorporated by reference to Exhibit 10.10 to Holdings' and Lear's
                 Registration Statement on Form S-1 (No. 33-25256)).
       *10.15 -- Employment Agreement dated September 29, 1988 between Lear and Randal T.
                 Murphy (incorporated by reference to Exhibit 10.12 to Holdings' and Lear's
                 Registration Statement on Form S-1 (No. 33-25256)).
       *10.16 -- Employment Agreement dated as of September 29, 1988 between Lear and Ted E.
                 Melson (incorporated by reference to Exhibit 10.13 to Holdings' and Lear's
                 Registration Statement on Form S-1 (No. 33-25256)).
       *10.17 -- Employment Agreement dated June 1, 1992 between Lear and Donald J. Stebbins.
       *10.18 -- Amendments to Employment Agreements dated as of September 21, 1991 by and between Lear and each of Messrs. Way, Vandenberghe, Rossiter, Hollars,
                 Melson and Murphy (incorporated by reference to Exhibit 28.7 to Holdings'
                 Current Report on Form 8-K dated September 24, 1991).
       *10.19 -- Stock Purchase Agreement dated July 25, 1990 by and between Fair Haven
                 Industries, Inc., Bradley D. Osgood, Robert Michelin and LS Acquisition
                 Corporation No. 24. (incorporated by reference to Exhibit 10.34 to Holdings'
                 Annual Report on Form 10-K for the year ended June 30, 1991).

       *10.20 -- Purchase Agreement dated July, 1990 by and between Fairfax
                 Industries, Inc. and LS Acquisition Corporation No. 24
                 (incorporated by reference to Exhibit 10.37 to the Company's
                 Annual Report on Form 10-K for the year ended June 30, 1991).

       *10.21 -- Amended and Restated Stockholders and Registration Rights
                 Agreement dated as of September 27, 1991 by and among Holdings, the Lehman Funds,
                 Lehman Hutton Merchant Banking Partners Inc., as
                 representative of the Lehman Partnerships, FIMA Finance Management Inc., a British
                 Virgin Islands corporation, and the Management Investors (incorporated by reference to
                 Exhibit 2.2 to Holdings' Current Report on Form 8-K dated September 24,
                 1991).

       *10.22 -- Waiver and Agreement dated September 27, 1991, by and among Holdings, Kidder
                 Peabody Group Inc., KP/Hanover Partners 1988, L.P., General Electric Capital
                 Corporation, FIMA Finance Management Inc., a Panamanian corporation, FIMA
                 Finance Management Inc., a British Virgin Islands corporation, MH Capital
                 Partners Inc., successor by merger and name change to MH Equity Corp.,
                 SO.PA.F. Societa Partecipazioni Finanziarie S.p.A., INVEST Societa Italiana
                 Investimenti S.p.A., the Lehman Partnerships and the Management Investors
                 (incorporated by reference to Exhibit 2.3 to Holdings' Current Report on
                 Form 8-K dated September 24, 1991).

       *10.23 -- Stock Purchase Agreement dated as of July 21, 1992 among the Company, the
                 Lehman Funds and FIMA Finance Management Inc., a British Virgin Islands
                 corporation (incorporated by reference to Exhibit 10.33 to Holdings' and
                 Lear's Registration Statement on Form S-1 (No. 33-47867)).

       *10.24 -- Asset Purchase & Supply Agreement dated as of November 18, 1991 between Lear
                 Seating Sweden, AB and Volvo Car Corporation (incorporated by reference to
                 Exhibit 10.34 to Holdings' and Lear's Registration Statement on Form S-1
                 (No. 33-47867)).

       *10.25 -- Purchase Agreement dated as of November 1, 1993 between the Company and Ford
                 Motor Company (incorporated by reference to Exhibit 10 to the Company's
                 Quarterly Report on Form 10-Q for the quarter ended October 3, 1993).

        *11.1 -- Statement regarding computation of per share earnings of the Company.

        *12.1 -- Computation of ratio of earnings to fixed charges for the Company.

        *22.1 -- List of subsidiaries of the Company.

         23.1 -- Consent of Arthur Andersen & Co. dated February 14, 1994.

         23.2 -- Consent of Coopers & Lybrand dated February 15, 1994.

        *23.3 -- Consent of Winston & Strawn (included in Exhibit 5.1).

        *24.1 -- Powers of Attorney.

        *25.1 -- Form T-1 with respect to the eligibility of The First National Bank of
                 Boston as trustee under the Subordinated Note Indenture.

        *99.1 -- Consents of Messrs. Stern, Fried, Botta, Davidson and Shower.


- -------------------------
* Previously filed.

     (b) Financial Statement Schedules:

        (i) Lear Holdings Corporation and Subsidiaries

Report of Independent Public Accountants

Schedule II   -- Amounts Receivable from Employees
Schedule V    -- Property, Plant and Equipment
Schedule VI   -- Accumulated Depreciation of Property, Plant and Equipment
Schedule VII  -- Guarantees of Securities of Other Issuers
Schedule VIII -- Valuation and Qualifying Accounts
Schedule X    -- Supplementary Income Statement Information

ITEM 17. UNDERTAKINGS

     1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     2. The undersigned Registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (b) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan on February 15, 1994.


                                          LEAR SEATING CORPORATION

                                               By:       /s/ KENNETH L. WAY

                                               ---------------------------------
                                                        Kenneth L. Way
                                                   Chairman of the Board and
                                                    Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

              SIGNATURE                                TITLE                         DATE
- -------------------------------------    ---------------------------------    ------------------

                                         Chairman of the Board and            February 15, 1994
        /s/ KENNETH L. WAY                 Chief Executive Officer
- -------------------------------------      (Principal Executive Officer)
           Kenneth L. Way

                     *                   President and Director               February 15, 1994
- -------------------------------------
         Robert E. Rossiter

        /s/ JAMES H. VANDENBERGHE        Executive Vice President             February 15, 1994
- -------------------------------------      and Secretary (Principal
        James H. Vandenberghe              Financial and Principal
                                           Accounting Officer)

                     *                   Director                             February 15, 1994
- -------------------------------------
          Larry W. McCurdy


- -------------------------------------    Director
            N. Peter Ruys


                                         Director
- -------------------------------------
          Gian Andrea Botta

                     *                   Director                             February 15, 1994
- -------------------------------------
             Eliot Fried

                     *                   Director                             February 15, 1994
- -------------------------------------
          Robert W. Shower

                     *                   Director                             February 15, 1994
- -------------------------------------
         Jeffrey P. Hughes

                     *                   Director                             February 15, 1994
- -------------------------------------
          David P. Spalding

                     *                   Director                             February 15, 1994
- -------------------------------------
           James A. Stern


- -------------------------------------    Director
         Gordon C. Davidson


  *By:   /s/ JAMES H. VANDENBERGHE
- -------------------------------------
          James H. Vandenberghe
             Attorney-in-Fact

                               INDEX TO EXHIBITS



                                                                                 SEQUENTIALLY
 EXHIBIT                                                                           NUMBERED
  NUMBER                                  EXHIBIT                                    PAGE
- ---------- --------------------------------------------------------------------- -------------
     * 1.1 -- Form of Underwriting Agreement.
     * 3.1 -- Certificate of Incorporation of Lear Seating Corporation ("Lear"
              or the "Company"), as currently in effect on September 30, 1988
              (incorporated by reference to Exhibit 3.1 to Holdings' and Lear's
              Registration Statement on Form S-1 (No. 33-25256)).
     * 3.2 -- Certificate of Amendment as filed on May 15, 1990 to the
              Certificate of Incorporation of Lear (incorporated by reference to
              Exhibit 3.2 to Holdings' and Lear's Registration Statement on Form
              S-1 (No. 33-47867)).
     * 3.3 -- By-laws of Lear, as amended.
     * 3.4 -- Merger Agreement dated December 31, 1993, by and between Lear and
              Holdings.
     * 4.1 -- Form of Indenture by and between Lear and The First National Bank
              of Boston, as Trustee, relating to the    % Subordinated Notes
              (the "Subordinated Note Indenture").
     * 4.2 -- Form of 11 1/4% Senior Subordinated Note Indenture dated as of
              July 15, 1992 between Lear and The Bank of New York, as Trustee
              (incorporated by reference to Exhibit 4.1 to Holdings' and Lear's
              Registration Statement on Form S-1 (No. 47867)).
     * 4.3 -- Form of 14% Subordinated Debenture Indenture dated as of December
              15, 1988 between Lear and Norwest Bank Minnesota, NA., as Trustee
              (incorporated by reference to Exhibit 4.2 to Holdings' and Lear's
              Registration Statement on Form S-1 (No. 33-25256)).
     * 5.1 -- Opinion of Winston & Strawn, special counsel to the Company.
     *10.1 -- Amended and Restated Credit Agreement dated as of October 25, 1993
              (the "Credit Agreement") among Holdings, Lear, Chemical Bank, as agent for the bank parties thereto, and Bankers Trust Company, The
              Bank of Nova Scotia, Citicorp USA, Inc. and Lehman Commercial
              Paper Inc., as managing agents (incorporated by reference to
              Exhibit 4 to the Company's Quarterly Report on Form 10-Q for the
              quarter ended October 2, 1993).
     *10.2 -- Credit Agreement dated as of March 8, 1989, as amended June 21,
              1989 (the "Canadian Credit Agreement"), between Lear Seating
              Canada, Ltd. and the Bank of Nova Scotia with respect to the establishment of credit facilities (incorporated by reference to Exhibit 10.28
              to Lear's Annual Report on Form 10-K for the year ended June 30,
              1989).
     *10.3 -- Amendment dated September 13, 1989 to the Canadian Credit
              Agreement (incorporated by reference to Exhibit 10.30 to Lear's
              Quarterly Report on Form 10-Q for the quarter ended September 30,
              1989).
     *10.4 -- Amendment dated March 28, 1990 to the Canadian Credit Agreement
              (incorporated by reference to Exhibit 10.11 to Holdings' and
              Lear's Registration Statement on Form S-1 (No. 33-47867)).
     *10.5 -- Amendment dated October 11, 1990 to the Canadian Credit Agreement
              (incorporated by reference to Exhibit 10.12 to Holdings' and
              Lear's Registration Statement on Form S-1 (No. 47867)).
     *10.6 -- Amendment dated January 23, 1992 to the Canadian Credit Agreement
              (incorporated by reference to Exhibit 10.13 to Holdings' and
              Lear's Registration Statement on Form S-1 (No. 47867)).
     *10.7 -- Senior Executive Incentive Compensation Plan of Lear (incorporated by reference to Exhibit 10.14 to Holdings' and Lear's Registration
              Statement on Form S-1 (No. 47867)).

                                                                                 SEQUENTIALLY
 EXHIBIT                                                                           NUMBERED
  NUMBER                                  EXHIBIT                                    PAGE
- ---------- --------------------------------------------------------------------- -------------
     *10.8 -- Management Incentive Compensation Plan of Lear (incorporated by reference to Exhibit 10.15 to Holdings' and Lear's Registration
              Statement on Form S-1 (No. 47867)).
     *10.9 -- Form of Warrant Agreement dated as of December 15, 1988 between
              Holdings and Norwest Bank, N.A., as Warrant Agent (incorporated by reference to Exhibit 4.3 to Holdings' and Lear's Registration
              Statement on Form S-1 (No. 33-25256)).
    *10.10 -- Stock Option Agreement dated as of September 29, 1988 between
              Holdings and certain management investors (the "Management
              Investors") (incorporated by reference to Exhibit 10.6 to
              Holdings' and Lear's Registration Statement on Form S-1 (No.
              33-25256)).
    *10.11 -- Employment Agreement dated September 29, 1998 between Lear and
              Kenneth L. Way (incorporated by reference to Exhibit 10.7 to
              Holdings' and Lear's Registration Statement on Form S-1 (No.
              33-25256)).
    *10.12 -- Employment Agreement dated September 29, 1988 between Lear and
              Robert E. Rossiter (incorporated by reference to Exhibit 10.8 to
              Holdings' and Lear's Registration Statement on Form S-1 (No.
              33-25256)).
    *10.13 -- Employment Agreement dated September 29, 1988 between Lear and
              James H. Vandenberghe (incorporated by reference to Exhibit 10.9 to Holdings' and Lear's Registration Statement on Form S-1 (No.
              33-25256)).
    *10.14 -- Employment Agreement dated September 29, 1988 between Lear and
              James A. Hollars (incorporated by reference to Exhibit 10.10 to
              Holdings' and Lear's Registration Statement on Form S-1 (No.
              33-25256)).
    *10.15 -- Employment Agreement dated September 29, 1988 between Lear and
              Randal T. Murphy (incorporated by reference to Exhibit 10.12 to
              Holdings' and Lear's Registration Statement on Form S-1 (No.
              33-25256)).
    *10.16 -- Employment Agreement dated as of September 29, 1988 between Lear and Ted E. Melson (incorporated by reference to Exhibit 10.13 to
              Holdings' and Lear's Registration Statement on Form S-1 (No.
              33-25256)).
    *10.17 -- Employment Agreement dated June 1, 1992 between Lear and Donald J.
              Stebbins.
    *10.18 -- Amendments to Employment Agreements dated as of September 21, 1991 by and between Lear and each of Messrs. Way, Vandenberghe, Rossiter,
              Hollars, Melson and Murphy (incorporated by reference to Exhibit
              28.7 to Holdings' Current Report on Form 8-K dated September 24,
              1991).
    *10.19 -- Stock Purchase Agreement dated July 25, 1990 by and between Fair
              Haven Industries, Inc., Bradley D. Osgood, Robert Michelin and LS
              Acquisition Corporation No. 24. (incorporated by reference to
              Exhibit 10.34 to Holdings' Annual Report on Form 10-K for the year ended June 30, 1991).
    *10.20 -- Purchase Agreement dated July, 1990 by and between Fairfax
              Industries, Inc. and LS Acquisition Corporation No. 24 (incorporated by reference to Exhibit 10.37 to the Company's Annual Report on
              Form 10-K for the year ended June 30, 1991).
    *10.21 -- Amended and Restated Stockholders and Registration Rights
              Agreement dated as of September 27, 1991 by and among Holdings, the
              Lehman Funds, Lehman Hutton Merchant Banking Partners Inc., as
              representative of the Lehman Partnerships, FIMA Finance Management
              Inc., a British Virgin Islands corporation, and the Management
              Investors (incorporated by reference to Exhibit 2.2 to Holdings'
              Current Report on Form 8-K dated September 24, 1991).

                                                                                 SEQUENTIALLY
 EXHIBIT                                                                           NUMBERED
  NUMBER                                  EXHIBIT                                    PAGE
- ---------- --------------------------------------------------------------------- -------------




    *10.22 -- Waiver and Agreement dated September 27, 1991, by and among
              Holdings, Kidder Peabody Group Inc., KP/Hanover Partners 1988, L.P.,
              General Electric Capital Corporation, FIMA Finance Management
              Inc., a Panamanian corporation, FIMA Finance Management Inc., a
              British Virgin Islands corporation, MH Capital Partners Inc., successor by merger and name change to MH Equity Corp., SO.PA.F.
              Societa Partecipazioni Finanziarie S.p.A., INVEST Societa Italiana
              Investimenti S.p.A., the Lehman Partnerships and the Management
              Investors (incorporated by reference to Exhibit 2.3 to Holdings'
              Current Report on Form 8-K dated September 24, 1991).

    *10.23 -- Stock Purchase Agreement dated as of July 21, 1992 among the
              Company, the Lehman Funds and FIMA Finance Management Inc., a British
              Virgin Islands corporation (incorporated by reference to Exhibit
              10.33 to Holdings' and Lear's Registration Statement on Form S-1
              (No. 33-47867)).

    *10.24 -- Asset Purchase & Supply Agreement dated as of November 18, 1991 between Lear Seating Sweden, AB and Volvo Car Corporation
              (incorporated by reference to Exhibit 10.34 to Holdings' and Lear's Registration Statement on Form S-1 (No. 33-47867)).

    *10.25 -- Purchase Agreement dated as of November 1, 1993 between the
              Company and Ford Motor Company (incorporated by reference to Exhibit
              10 to the Company's Quarterly Report on Form 10-Q for the quarter ended October 3, 1993).

     *11.1 -- Statement regarding computation of per share earnings of the Company.

     *12.1 -- Computation of ratio of earnings to fixed charges for the Company.

     *22.1 -- List of subsidiaries of the Company.

      23.1 -- Consent of Arthur Andersen & Co. dated February 14, 1994.

      23.2 -- Consent of Coopers & Lybrand dated February 15, 1994.

     *23.3 -- Consent of Winston & Strawn (included in Exhibit 5.1).

     *24.1 -- Powers of Attorney.

     *25.1 -- Form T-1 with respect to the eligibility of The First National
              Bank of Boston as trustee under the Subordinated Note Indenture.

     *99.1 -- Consents of Messrs. Stern, Fried, Botta, Davidson and Shower.


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* Previously filed.